UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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the Securities Exchange Act of 1934 (Amendment No. )

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U.S. GEOTHERMAL INC.
(Name of Registrant as Specified In Its Charter)

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The Corporation’s common stock has been trading on the TSX Venture Exchange in Canada from May 2004 to September 2007 under the trading symbol "GTH". In October 2007, the common shares were de-listed from the TSX Venture and listed on the Toronto Stock Exchange. In the United States, the Corporation’s shares were available for trading on the Over-the-Counter Bulletin Board from June 2005 to mid April 2008 under the trading symbol "UGTH". Effective mid April 2008, the shares began trading on the American Stock Exchange (now the NYSE Amex) under the trading symbol "HTM". The following graph was prepared to provide a comparative analysis of the Corporation’s common stock price (GTH) as compared to the Standard and Poor’s 500 index in the United States and the Standard and Poor’s TSX Composite index in Canada. For comparison purposes, the prices (indices) were adjusted assuming a $100 investment in each effective September 30, 2005.

U.S. Geothermal Stock Price Performance Graph

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

[X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934
For the fiscal year ended March 31, 2009

Or

[   ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934
For the transition period from ______ to ______

Commission File Number 333-117287

U.S. GEOTHERMAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	84-1472231
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1505 Tyrell Lane
Boise, Idaho	83706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code 208-424-1027

Securities registered under Section 12(b) of the Exchange Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	NYSE Amex

Securities registered pursuant to Section 12(g) of the Act: NONE

Indicate by check mark if the registrant is well-known seasoned issuer, as defined in Rule 405 of the Securities Act  ☐ Yes   ☒ No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  ☐ Yes   ☒ No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or  for such shorter period that the registrant was required to file such reports), and (2) has been  subject to such filing requirements for at least the past 90 days.  ☒ Yes  ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulations S-T (§229.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   ☐ Yes  ☐ No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

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Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).   ☐ Yes   ☒ No

The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of June 8, 2009: $110,420,310

Number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date.

Class of Equity	Shares Outstanding as of June 8, 2009
Common stock, par value	62,033,882
$ 0.001 per share

U.S. Geothermal Inc. and Subsidiaries
Form 10-K
INDEX
For the Year Ended March 31, 2009

		Page
PART I
Item 1	Description of Business	5
	General	5
	Development of Business	5
	History	5
	Plan of Operations	6
	Cash Requirements	8
	Material Acquisitions/Development	9
	Employees	12
	Principal Products	12
	Sources and Availability of Raw Materials	13
	Significant Patents, Licenses, Permits, Etc.	13
	Seasonality of Business	14
	Industry Practices/Needs for Working Capital	14
	Dependence on a Single Customer	14
	Competitive Conditions	15
	Environmental Compliance	15
	Financial Information about Geographic Areas	16
	Available Information	17
	Governmental Approvals and Regulations	17
	Environmental Credits	18
Item 1A	Risk Factors
	General Business Risks	20
	Risks Relating to the Market for Our Securities	27
Item 2	Description of Property	29
	Raft River – Idaho	29
	Raft River Unit I	32
	Neal Hot Springs – Oregon	36
	San Emidio – Nevada	37
	Gerlach – Nevada	39
	Granite Creek – Nevada	40
	Boise Administration Office - Idaho	40
Item 3	Legal Proceedings	40
Item 4	Submission of Matters to a Vote of Security Holders	40

PART II
Item 5	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	41
Item 6	Selected Financial Data	42

U.S. Geothermal Inc. and Subsidiaries
Form 10-K
INDEX
For the Year Ended March 31, 2009

			Page
Item	7	Management’s Discussion and Analysis of Financial Condition
		and Results of Operations	43
		Factors Affecting Our Results of Operations	45
		Results of Operations	47
		Liquidity and Capital Resources	51
		Potential Acquisitions	52
		Critical Accounting Policies	52
		Contractual Obligations	54
		Off Balance Sheet Arrangements	54
Item	7A	Quantitative and Qualitative Disclosures about Market Risk	54
Item	8	Financial Statements and Supplementary Data	55
Item	9	Changes in and Disagreements with Accountants on Accounting And Financial Disclosure	55
Item	9A	Controls & Procedures	56
Item	9B	Other Information	57

PART III
Item	10	Directors, Executive Officers, and Corporate Governance	58
Item	11	Executive Compensation	62
Item	12	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	69
Item	13	Certain Relationships and Related Transactions, and Director Independence	70
Item	14	Principal Accountant Fees and Services	72

PART IV
Item	15	Exhibits, Financial Statement Schedules	73

PART I

ITEM 1. DESCRIPTION OF BUSINESS

This report contains forward-looking statements, including, but not limited to, our statements on strategy, operating forecasts, and our working capital requirements and availability. In addition, from time to time, the company or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission (the “SEC”), press releases or oral statements made by or with the approval of an authorized executive officer of the company. Forward-looking statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “estimate”, or “continue” or the negative thereof or other variations thereon or comparable terminology. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the factors and conditions described in the discussions of “Risk Factors” and “Management’s Plan of Operations” in this report and in other documents the company files from time to time with the Securities and Exchange Commission. The reader is cautioned that the Company does not have a policy of updating or revising forward-looking statements and thus the reader should not assume that silence by management of the Company over time means that actual events are bearing out as estimated in such forward-looking statements.

All references to “dollars” or “$” are to United States dollars and all references to CDN$ are to Canadian dollars.

U.S. Geothermal Inc. (the “Company,” “GTH” or “we” or “us” or words of similar import) is in the renewable “green” energy business. Through its subsidiary, U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho,” although our references to the Company include and refer to our operations through Geo-Idaho), we are engaged in the acquisition, development and utilization of geothermal resources in the Western Region of the United States of America. Geothermal energy is the natural heat energy stored within the earth’s crust. In some areas of the earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

Development of Business

History

Geo-Idaho was formed as an Idaho corporation in February 2002 to conduct geothermal resource development. On March 5, 2002 Geo-Idaho entered into a letter agreement with the previous owner, pursuant to which Geo-Idaho agreed to acquire all of the real property, personal property and permits that comprised the owner’s interest in the Raft River project located in southeastern Idaho.

The Company and Geo-Idaho entered into a merger agreement on February 28, 2002, which was amended and restated on November 30, 2003, and closed on December 19, 2003. In accordance with the merger agreement, GTH acquired Geo-Idaho through the merger of Geo-Idaho with a subsidiary, EverGreen Power Inc., an Idaho corporation formed for that purpose. Geo-Idaho is the surviving corporation and the subsidiary through which GTH conducts operations. As part of this acquisition, we changed our name to U.S. Geothermal Inc. Because the former Geo-Idaho shareholders became the majority holders of GTH, the transaction is treated as a “reverse takeover” for accounting purposes.

We currently operate two power plants that include, Raft River Unit I in Idaho (through our joint venture with Raft River I Holdings, LLC, a subsidiary of Goldman Sachs) and a plant located in the San Emidio Desert in Nevada. We also have several other properties under development or exploration. Raft River Unit I commenced commercial operations on January 3, 2008. Raft River Unit I is currently selling between 9.6 and 11.7 megawatts of power to Idaho Power Company under a net 13 megawatt power purchase agreement (“PPA”) which expires in 2032. Management is currently evaluating alternatives to bring the Raft River Unit I plant operations to its nameplate capacity of 13 megawatts.

In May 2008, we acquired the geothermal assets, including a 3.6 net megawatt nameplate generating capacity power plant, from Empire Geothermal Power LLC and Michael B. Stewart, located in Washoe County, Nevada for approximately $16.6 million. The plant currently generates an approximate average net output of 2.5 megawatts, which is sold to Sierra Pacific Power Corporation. With the recent downturn in the economy we have been focusing our efforts on maximizing the available leverage to our existing equity investments and pursuing a development plan with lower risks by avoidance of exploration drilling of production wells. As a result we are planning a “repower” facility at San Emidio which will use the existing geothermal fluid feeding the existing plant to feed a new plant. The plant size is estimated to be 9.4 megawatt and currently is expected to be on line in mid 2011. This plan replaces our original intention to begin development drilling and planning related to the construction of a 27 megawatt facility utilizing twin 13.5 megawatt plants, similar to the 13 megawatt plant at Raft River Unit I, near the existing San Emidio geothermal plant in the third calendar quarter of 2008. When construction of the repower facility is complete, the existing 3.6 megawatt plant may be decommissioned.

Plan of Operations

Our management examines different factors when assessing potential acquisitions or projects at different stages of development, such as the internal rate of return of the investment, technical and geological matters and other relevant business considerations. We evaluate our operating projects based on revenues and expenses, and our projects under development, based on costs attributable to each project.

We have additional exploration and development properties, Raft River Units II and III in Idaho, Neal Hot Springs in Oregon, potential additional development at San Emidio and energy rights within the Gerlach Known Geothermal Resource Area in Nevada, which we recently entered.

Our business strategy is to identify, evaluate, acquire, develop and operate geothermal assets and resources economically, safely and efficiently. We intend to execute this strategy in several steps outlined below:

  Leverage Management Team Capabilities and Experience – Our strategy is focused on the identification and acquisition of resources that can be developed in a cost-effective manner to produce attractive returns. In particular, we seek to acquire projects that have already undergone geothermal resource discovery. In addition, we intend to operate and manage construction of the projects, while using internal personnel and third-party contractors to efficiently and cost-effectively develop those resources. We believe that we have the strategic personnel in place to determine which resources provide the greatest opportunity for efficient development and operation. We have developed relationships and employed personnel that will allow us to develop and utilize geothermal resources as efficiently as possible.

  Develop Our Pipeline of Quality Projects – Our project pipeline currently consists of several projects that we believe are aligned with our growth strategy. These projects have consulting reports from various industry experts supporting our belief in those projects’ potential, and we have started PPA negotiations for power off-take with counterparties for some of these growth opportunities. If realized, our identified project pipeline will greatly expand our renewable power generation capacity.

  Utilize Production Tax Credits, Investment Tax Credits and Other Incentives – Although geothermal power production can be cost competitive with fossil fuel power generating facilities without government subsidies in some cases, production tax credits (“PTC”) available to geothermal power producers enhance the project economics and attract capital investment. For the Raft River Unit I project, we partnered with Goldman Sachs in order to fully utilize production tax credits available to the joint venture. Our strategy going forward is to structure project ownership to be the primary beneficiary of project economics. Recent legislation enacted as part of the stimulus funding has provided an election to take 30% investment tax credit (“ITC”) in lieu of the PTC for certain qualified investments being initiated before the end of 2010 and being placed in service before the end of 2014. This ITC election may be available to us at our San Emidio repower and Neal Hot Springs projects.

  Pursue Acquisition Strategy – The geothermal market, particularly in the United States, is fragmented and characterized by a few large players and a number of smaller ones. Geothermal exploration and development is costly, technically challenging and requires long lead times before a project will produce revenue. We believe that geothermal technical and managerial talent is limited in the industry and that access to capital to develop projects will not be equally available to all participants. As a result, we believe that there will be opportunities in the future to pursue acquisitions of geothermal projects and/or geothermal development companies with attractive project pipelines.

  Evaluate Other Potential Revenue Streams from Geothermal Resources – In addition to electricity generation, we will evaluate additional applications for our geothermal resources including industrial, agriculture, and aquaculture purposes. These uses generally constitute lower temperature applications where, after driving a turbine generator, residual hot water can be cycled for secondary processes before being returned to the geothermal reservoir by injection wells, which can provide incremental revenue streams. We will evaluate the optimal use for each geothermal resource and determine whether selling heat for industrial purposes or generating and subsequently selling power to a grid will generate the highest return on the asset.

Cash Requirements

We believe our cash and liquid investments at March 31, 2009 are adequate to fund our general operating activities through March 31, 2010. Additional funding will be needed to finance the expansion of production volumes at Raft River, Idaho and the development of the San Emidio, Nevada and Neal Hot Springs, Oregon projects. We anticipate that the additional funding may be raised through the issuance of shares and/or through the sale of ownership interest in tax credits and equity benefits.

The current financial credit crisis is not anticipated to impact the ability of our customers, Idaho Power Company and Sierra Pacific Power, to pay for their power. This power is sold under long-term contracts at fixed prices to large utilities. Projections for 2009 indicate that both projects, Raft River and San Emidio, will generate positive cash flows to the Company. However, the current status of the credit and equity markets could delay our project development activities while the Company seeks to obtain economic credit terms or a favorable equity market price to further the drilling and construction activities. The Company continues discussions with potential investors to evaluate alternatives for funding at the corporate and project levels. We are also pursuing available DOE loan guarantees in order to reduce interest costs for any debt instruments the Company may require. At the current market price for the Company’s stock, we do not anticipate that additional funding will result from the exercise of current stock options or warrants.

In these difficult times, the Company has also implemented procedures to conserve cash, reduce costs and maximize revenue. At the corporate level, we have suspended drilling activities, cancelled non-essential consulting contracts and are reducing all non-critical expenditures. At the project level, Raft River and San Emidio are increasing efforts to reduce operating costs and will continue to find additional cost savings. The Company has instituted a wage and salary freeze for all employees effective January 1, 2009. The wage and salary freeze means that we will not be granting merit pay increases until economic conditions improve and we are able to finance the Company in the equity markets. In addition, the Company has required that employees contribute a share of the medical insurance premiums for dependent coverage. The Company will continue to pay 100% of the insurance premiums for the employees.

Material Acquisitions/Development

San Emidio and Granite Creek – (Nevada)

We have acquired the geothermal assets of Empire Geothermal Power, LLC and Michael B. Stewart (“Empire Acquisition”) for approximately $16.6 million. This purchase was completed on May 1, 2008. The transaction included an operational geothermal power plant with production and injection wells and a transmission line, ground water rights, and geothermal energy rights to properties in two locations: the San Emidio and the Granite Creek assets. The San Emidio assets are located in the San Emidio Desert, Washoe County, Nevada and include the geothermal power plant project, approximately 22,944 acres (35.9 square miles) of geothermal leases, and associated ground water rights used for cooling water. The Granite Creek assets are comprised of approximately 5,414 acres (8.5 square miles) of BLM geothermal leases located approximately 6 miles north of Gerlach, Nevada along a geologic structure known to host geothermal features including the Great Boiling Spring and the Fly Ranch Geyser. This plant is our second operating geothermal power plant and is owned by a subsidiary of U.S. Geothermal Inc. The power plant sells an annual average of approximately 2.5 megawatts. The plant is approximately 21 years old and employs four binary cycle units. We have conducted a review of the information regarding the project, and we believe that the existing production wells can provide 4,500 to 5,000 gallons per minute of 290 to 300°F fluid to the current power plant. We believe this flow rate and temperature has the potential to generate approximately 10 megawatts using a modern binary cycle power plant.

An independent resource assessment report prepared by Black Mountain Technology in 2008 shows a potential for 44 megawatts of power generation per year for over 30 years. Based on the known 21 year historical production data from this reservoir we believe that the resource can be significantly expanded with the addition of a number of new production and injection wells. The resource is shallow relative to other properties under development by us, which we believe will allow us to utilize this property economically.

The San Emidio plant sells its output to Sierra Pacific Power Corporation pursuant to a power purchase agreement (“PPA”). We have suspended pursuit of a development plan for the San Emidio geothermal resource area for the production of 27 megawatts of power generation due to the current economic slowdown and potential lack of access of capital on terms favorable to the Company. The current plan calls for the construction of a single 9 megawatt plant, similar to the 13 megawatt plant at Raft River Unit I. We expect the existing well field will be able to provide 100% of the plants fuel requirements. We expect to revive the original 27 megawatt plan in the future based on acceptable funding arrangements and will plan to begin drilling a new well field at that time.

Management is currently reviewing alternatives and believes project financing will be available for the 9 megawatt repower development and construction. The method of financing the construction of the new power plant has not yet been determined. We believe the construction cost of the project will be approximately $26 to $28 million.

Neal Hot Springs – (Oregon)

Neal Hot Springs is a promising geothermal resource located in Eastern Oregon. We acquired the Neal Hot Springs geothermal energy and surface rights in September 2006. The Neal Hot Springs resource is currently under development and no construction decision has been made at this time. Drilling of the first well has been completed. We are currently seeking permits to drill two additional production wells and one injection well. Drilling on the first production well began in April 2008 and was completed in June 2008. The productivity status of the well has been determined by Richard Holt, an independent reservoir engineer, who has calculated the well to be a highly productive single well with a potential to deliver 7.3 MW of power net. As part of our current development plan we expect to drill the two additional production wells and one injection well before being able to confirm the reservoir capacity.

To date, a total of approximately $2.3 million has been expended on the Neal Hot Springs project. We expect additional expenditures of approximately $5 to $6 million to complete drilling of the planned three additional wells and associated flow testing.

While a geothermal resource discovery has been verified, a commercial geothermal reservoir has not yet been proven to exist at Neal Hot Springs. Teplow Geologic performed a preliminary assessment of Neal Hot Springs based on data prepared by Chevron Minerals from drill records from the late 1970s. Teplow concluded that a potential commercially viable geothermal resource exists and recommended a geophysical and geological mapping program. The mapping and geophysical program was completed by Teplow and MWH Geo-Surveys Inc. in February 2007. The geophysical program included use of gravimetric and magnetic mapping to produce a subsurface map of the area’s faults and irregularities. Additionally, water samples from the surface hot springs were analyzed by Thermochem, Inc., and a geothermometer (a chemical based estimate of resource temperature) was calculated which estimated the potential production temperature at 311ºF to 347ºF.

We have prepared a development plan for the Neal Hot Springs geothermal resource area for the target production of 22 megawatts of net power generation. The plan calls for the construction of three modular units each with a 7.33 megawatt capacity. The technology employed in the plant will be different from our Raft River Energy Unit I plant in that the binary cycle will be a supercritical cycle using R134 a refrigerant as the working a fluid. The technology is similar to a refrigeration cycle operating in reverse.

Drilling of the first well was completed in June 2008. This well is located adjacent to the discovery well drilled by Chevron Resources in l979. We have applied for the necessary permits for three more drilling locations that include two more production wells and one injection well. Based on our current understanding of the energy potential at the Neal Hot Springs discovery, we expect that 3 to 4 production and 4 to 5 injection wells with an average depth of about 2,500 to 4,000 feet will be required for the 22 megawatt development. The total drill program for all 7 to 9 wells is expected to take 17 months. Our current plan, assuming successful drilling, finalizing a PPA, signing an EPC contract, and closing of project finance activities, it is possible to start construction by the fourth quarter of 2009 and be online in late 2011. We believe the construction cost of the project, including full financing and other related costs, will be approximately $106 million.

The Company has been selected by the U.S. Department of Energy (“DOE”) to enter into due diligence review on an $85 million project loan for the Neal Hot Springs project located in eastern Oregon. If awarded, the loan is expected to provide 80% of the $106 million estimated total capital cost. The new plant, designed to deliver 22 megawatts of power net to the grid, is scheduled to begin commercial operations in late 2011.

We plan to seek additional PPAs for future phases, which would involve drilling new wells and determining the production capacity of those wells for additional plant construction. At this time it is not possible to estimate if or when future wells will be drilled. Future phases may involve additional PPAs with Idaho Power Company or other utilities in the service area and may or may not include terms similar to other PPAs.

Gerlach – (Nevada)

The Company purchased the right to a 1,252 acre Bureau of Land Management (“BLM”) geothermal lease for $300,000 in October of 2007. In May of 2008, the Company entered into a joint venture agreement with Gerlach Green Energy LLC of Nevada (“GGE”). The target of the joint venture is the exploration of the Gerlach geothermal system, which is located in northwestern Nevada, near the town of Gerlach. The joint venture is located near the Company’s Granite Creek leases that were recently acquired as part of the San Emidio geothermal power plant arrangement.

The joint venture agreement establishes a limited liability company named Gerlach Geothermal LLC. The agreement provides the Company with a 60 percent ownership interest in the joint venture through a subsidiary of the Company and provides GGE a 40 percent ownership interest in the joint venture. The Company is required to expend $2,000,000 toward the joint venture, of which $300,000 has already been made by a property contribution of the 1,252 acre BLM geothermal lease. GGE has contributed to the joint venture one BLM geothermal lease and one private geothermal lease. These leases have all had previous geologic work performed including geophysical studies and drilling. The joint venture agreement provides GGE an option to maintain its 40 percent ownership interest by making additional capital contributions as required. If GGE elects to dilute to below a 10 percent interest, their ownership position in the joint venture will be converted to a 10 percent net profits interest. The Company serves as the joint venture manager and will receive a reasonable fee for the services.

The combined joint venture property totals 3,615 acres (5.6 square miles) with 3,415 acres of BLM leases and 200 acres in a private property lease that contains the Great Boiling Springs thermal feature. The geothermal system near Gerlach is well known, with an extensive database from previous studies and exploration drilling and the Company believes the area has significant exploration potential. Gerlach was ranked as the No. 3 top resource in Nevada by the United States Geological Survey in Circular 726, “Assessment of Geothermal Resources of the United States; 1975”, and has estimated potential resource temperatures from geochemical analysis of 338º F to 352º F (USGS Circulars 726 and 790).

Projects Under Development
			Target	Projected
			Development	Commercial	Anticipated
Project	Location	Ownership	(MW)	Operation Date(2)	Power Purchaser
San Emidio (Replacement)	Nevada	100	9	1st Quarter 2011	To be determined
Neal Hot Springs	Oregon	100	22	3rd Quarter 2011	Idaho Power
Raft River (Unit II)	Idaho	JV	13	2012/2013	Eugene Water and Electric Board
Raft River (Unit III)	Idaho	100	13	2013/2014	N/A

Additional Properties
Project	Location	Ownership	Target Development (MW)
Gerlach	Nevada	60%	To be determined
Granite Creek	Nevada	100%	To be determined

Resource Details
			Resource
	Property Size	Temperature	Potential
Property	(square miles)	(°F)	(MW)	Depth (Ft)	Technology
Raft River	10.8 (1)	275-302(2)	94.0	4,500-6,000	Binary
San Emidio	35.8	289-305(2)	40.0	1,500-2,000	Binary
Neal Hot Springs	9.6	311-347(3)	N/A	2,500-3,000	Binary

(1)	The resource assessment is based on 6.0 square miles. The remaining acreage was acquired subsequent to the GeothermEx report.
(2)	Actual production temperatures for existing wells.
(3)	Probable reservoir temperature as measured by Teplow and MWH Geo-Surveys Inc with a geothermometer.

Employees

At March 31, 2009, the Company had 28 full-time and one part time employee (11 administrative and project development, and 17 field and plant operations). The Company continuously considers acquisition opportunities, and if the Company is successful in making acquisitions, additional management and administrative staff may be added.

The Company did not experience any labor disputes or labor stoppages during the current fiscal year.

Principal Products

The principal product is based upon activities related to the production of electrical power from the utilization of the Company’s geothermal resources. The primary product will be the direct sale of power generated by our interests in our geothermal power plants. Currently our principal revenues consist of energy sales, consulting and management fees, and lease income. All power plants currently being considered and currently under construction are for sites located in the Western Region of the United States of America.

Sources and Availability of Raw Materials

Geothermal energy is natural heat energy stored within the Earth’s crust at economically accessible depth. In some areas of the Earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

There are four major components (or factors) to a geothermal resource:

1.	Heat source and temperature – The economic viability of a geothermal resource is related to the amount of heat generated. The higher the temperature, the more valuable the geothermal resource.

2.	Fluid – A geothermal resource is commercially viable only when the system contains water and/or steam as a medium to transfer the heat energy to the surface.

3.	Permeability – The fluid present underground must be able to move. In general, significant porosity and permeability within the rock formation are needed to create a viable reservoir.

4.

Depth – The cost of development increases with depth, as do resource temperatures. The proximity of the reservoir to the surface is therefore a key factor in the economic valuation of a geothermal resource.

Electrical power is directly produced through the utilization of geothermal resources; however, these resources are not a direct component of the final product.

Raft River Energy Unit I, located in Idaho is a proven geothermal resource, and has a 13 megawatt geothermal power plant in operation. San Emidio, Nevada is a proven geothermal resource, and has a 3.6 megawatt geothermal plant in operation. Unless major geological changes occur that impact the geothermal reservoirs, the condition of the existing resources is expected to remain consistent over time. Each power plant constructed will have an impact on the temperature and pressure of the tapped reservoir. The extent of this impact and the results of future drilling exploration to determine the actual extent of the reservoir will be a limiting factor on the number of plants that can be constructed at a particular reservoir.

Significant Patents, Licenses, Permits, Etc.

Raft River. Five significant permits are in place for the Raft River project and are necessary for continued operations:

1.	Geothermal well permits for production and injection wells issued by the Idaho Department of Water Resources.

2.	A Conditional Use Permit for the first two power plants was issued by the Cassia County Planning and Zoning Commission on April 21, 2005.

3.	The Idaho Department of Environmental Quality issued the Air Quality Permit to Construct on May 26, 2006.

4.	A Wastewater Reuse Permit issued by the Idaho Department of Environmental Quality on February 23, 2007.

San Emidio. The San Emidio project has five significant permits in place necessary for continued operations:

1.	Geothermal well permits for production and injection wells issued by the Nevada Division of Minerals.

2.	A Special Use Permit issued by the Washoe County Board of Commissioners on July 1, 1987.

3.	An Air Quality Permit to Operate from Washoe County renewed on January 1, 2008.

4.	A Surface Discharge Permit from Nevada Division of Environmental Protection issued on June 11, 2001.

5.	An Underground Injection Permit from Nevada Division of Environmental Protection issued on August 18, 2000.

Seasonality of Business

Generally, the Company’s operations are not significantly impacted by seasonality factors. The Company’s binary geothermal plants can operate more efficiently in cooler temperatures. Cooler temperatures facilitate the cooling process of the secondary fluid that is used to power the turbines. Plant drilling and construction activities could be negatively impacted by inclement weather that can occur, primarily, during the winter months.

Industry Practices/Needs for Working Capital

The Company is heavily involved in development operations; therefore high levels of working capital are committed, either directly or indirectly to the construction efforts. After a plant becomes commercially operational, the needs of working capital are expected to be low. This assumption is primarily based upon the projected revenues and operational expenses, as well as the actual operating results of the Raft River Unit I for the calendar year ended December 31, 2008. The Company is expecting to be significantly involved in development activities for the next 5 to 10 years.

Dependence on Few Customers

Ultimately, the market for electrical power is vast; however, the number of entities that can physically, logistically and economically purchase the commodity in large quantities in our area of operations are limited. The Company currently collects revenues from two major sources that include the Idaho Power Company (through the Company’s major subsidiary Raft River Energy Unit I) and Sierra Pacific Power Company. Even at planned levels of operation, it is expected that the Company and its interests will have a small number of direct customers that may amount to less than 4 or 5.

Competitive Conditions

Although the market for different forms of energy is large and dominated by very powerful players, we perceive our industrial competition to be independent power producers and in particular those producers who provide “green” renewable power. Our definition of green power is electricity derived from a source that does not pollute the air, water or earth. Sources of green power, in addition to geothermal, include wind, solar, biomass and run-of-the river hydroelectric. A number of states have instituted renewable portfolio standards (“RPS”) that require utilities to purchase a minimum percentage of their power from renewable sources. For example, RPS statutes in California and Nevada require 20% renewable. On November 17, 2008, the Governor of California signed executive order which mandated a RPS of 33% by 2020 which sits in addition to the 20% order. Acording to the Department of Energy’s Energy Efficiency and Renewable Energy department, utilities in 34 states nationwide are providing their customers with the opportunity to purchase green, renewable power through premium pricing programs. As a result, we believe green power is a niche sub-market, in which many power purchasers are increasing or committing to increase their investments. Accordingly, the conventional energy producers do not provide direct competition.

In the Pacific Northwest there is currently only one geothermal facility (Raft River Energy Unit I). There are a number of wind farms, as well as biomass and run-of-the river hydroelectric facilities. However, the Company believes that the combination of greater reliability and baseload generation from geothermal, access to infrastructure for deliverability, and a low "full life" cost will allow it to successfully compete for long term power purchase agreements.

Factors that can influence the overall market for our product include some of the following:

  number of market participants buying and selling electricity;

  availability and cost of transmission;

  amount of electricity normally available in the market;

  fluctuations in electricity supply due to planned and unplanned outages of competitors’ generators;

  fluctuations in electricity demand due to weather and other factors;

  cost of fuel used by generators, which could be impacted by efficiency of generation technology and fluctuations in fuel supply;

  environmental regulations that impact us and our competitors;

  availability of production tax credits and other benefits allowed by tax law;

  relative ease or difficulty of developing and constructing new facilities; and

  credit worthiness and risk associated with buyers.

Environmental Compliance

As the Company’s design and permitting activities have progressed, it has further refined and clarified the environmental issues for which it will have to demonstrate compliance in the construction and operation of a geothermal facility at Raft River. The relevant legislation includes: Clean Air Act, Endangered Species Act, Clean Water Act, Rivers and Harbors Act, National Historic Preservation Act, National Pollutant Discharge Elimination System, Resource Conservation and Recovery Act, Idaho Solid Waste Facilities Act and the IDAPA Drilling for Geothermal Resource Rules.

In preparation for project financing, Raft River Unit I Environmental Site Assessment was completed by Kleinfelder on October 21, 2005. The Unit I assessment identified two underground storage tanks, which have since been removed.

The Raft River project is currently in compliance with all environmental permits and water quality monitoring requirements. The most significant investment in environmental compliance in terms of time and cost was associated with water quality monitoring which had been required on a weekly basis. The Company’s second petition to the Idaho Department of Water Resources (IDWR) to reduce the monitoring obligations was accepted. We anticipate a favorable response from the IDWR. IDWR has concurred that there is no impact from the Company’s operations on adjacent aquifers.

Since operations have been initiated, key environmental reports include:

1)	Monthly production and injection reports which are filed with the IDWR;

2)	Quarterly ground water monitoring reports which are filed with IDWR;

3)	Annual land application and blowdown water quality reports filed with the Idaho Department of Environmental Quality.

4)	Annual Tier II reporting filed with the Idaho Bureau of Homeland Security, Local Emergency Planning Committee, and the local fire department.

The Raft River project is ideally suited in a rural agricultural area. The nearest full time resident is located over one mile south of the plant. The nearest part time resident is located approximately one half mile north of the plant. Additionally, there are no unique plant or animal communities in the area and no unique cultural or environmental constraints.

Financial Information about Geographic Areas

As described in detail in the Property section, the Company’s interest in the Raft River Unit I power plant, located in the southeastern part of the State of Idaho, became operational on January 3, 2008. Similar plants are in the planning stages at the same location as well as locations in Nevada and Oregon. The Company acquired a 3.6 megawatt geothermal plant and geothermal rights in San Emidio, Nevada. Land acquisitions and rights have been obtained to explore the development and construction of power plants in the southeastern part of the State of Oregon.

The Company’s revenues for the three most recent fiscal years ended March 31, 2009, 2008 and 2007 were $1,796,387, $184,242, and $90,206; respectively. All of these revenues were attributable to customers in the United States.

Available Information

We make available, free of charge through our Internet website at http://www.usgeothermal.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information on our website is not incorporated into this report and is not a part of this report.

Governmental Approvals and Regulation

U.S. Geothermal Inc. is subject to federal and state regulation in respect of the production, sale and distribution of electricity. Federal legislation includes the Energy Policy Act of 2005, the Federal Power Act, and the Energy Policy Act of 1992. GTH is defined as an independent power producer under the rules and regulations of the Federal Energy Regulatory Commission (“FERC”). As an independent power producer, GTH’s operations are supported by the Public Utility Regulatory Policies Act (“PURPA”) which encourages alternative energy sources such as geothermal, wind, biomass, solar and cogeneration. The State of Idaho also regulates electricity through the Idaho Public Utility Commission (“IPUC”). Regulated utilities have the exclusive right to distribute and sell electricity within their service area. They may purchase electricity in the wholesale market from independent producers like GTH. The IPUC, has the authority to establish rules and regulations governing the sale of electricity generated from alternative energy sources. Regulated utilities are required to purchase electricity on an avoided cost basis from renewable energy facilities, or they may acquire purchased power through bids or negotiated procedures.

On May 8, 2006, GTH submitted proposals to Idaho Power in response to their “Request for Proposal for Geothermal Power.” GTH was the preferred respondent and entered power purchase contract negotiations with Idaho Power. The Raft River Unit I Geothermal Power Plant started up under a contract based on avoided costs which limited the output of the plant to 10 average mega watts per month. Through subsequent contract negotiations, GTH reduced the long-term price of power to Idaho Power, and is now allowed to deliver as much power in any month as the plant is capable of producing, up to a maximum hourly output of approximately 16 mega watts. The annual average output is expected to be on the order of 13 mega watts. This 30 percent increase in plant output would be achieved without major additional power plant capital investment and is expected to decrease the operating cost per kilowatt-hour. Some additional production and injection capacity will have to be developed in order to meet the output targets.

Because carbon regulation is anticipated to increase the cost of power sourced from coal and because there are limited opportunities to purchase baseload geothermal power, GTH has found that utilities across the Western United States are eager to discuss PPAs with GTH.

On February 28, 2008, U.S. Geothermal Inc. and Eugene Water and Electric Board (“EWEB”), from Eugene, Oregon signed a power purchase agreement (“PPA”) for the planned Unit II power plant at Raft River. The PPA allows for variable electrical output up to a maximum of 16 megawatts with a term of 25 years. The PPA is subject to successful drilling and resource development at Raft River. The power will be delivered to BPA’s customer load in Idaho.

The combined sales from the Idaho Power Raft River Unit I contract and the EWEB Unit II contract is anticipated to be 26 megawatts from two plants. Before the burgeoning interest in geothermal power, the Company had originally planned 30 megawatts from three plants. The construction of only two larger plants will result in substantial capital and operating cost savings through improved economy of scale.

In addition to the EWEB agreement, the strong regional interest in geothermal power has resulted in numerous utilities inquiring with GTH to purchase the electrical power output of Unit III at Raft River, for the output of the Neal Hot Springs power plants, and for any expanded output at the company’s San Emidio, NV project. All future plants will be developed under PPAs that do not restrict the output of the project.

GTH will be required to obtain various federal, state and county approvals for construction of future geothermal facilities. These approvals are issued by entities such as the U.S. Fish and Wildlife Service, U.S. Environmental Protection Agency, State (NV, OR, ID) Departments of Environmental Quality, Water Resources, State Historic Preservation Offices, the applicable land management agency, and County Commissioners.

For project development in Idaho and Oregon, David Evans & Associates of Boise, Idaho is providing consulting and engineering services for transmission and interconnection issues. Centra Consulting, Inc. of Boise, Idaho has been retained to assist with State of Idaho air quality and cooling water reuse permitting, and we have retained various environmental engineering firms and regulatory consultants to advise and assist GTH with regard to siting, design and regulatory compliance.

For project development in Nevada, U.S. Geothermal is retaining similar consulting firms to supplement in-house staff.

Environmental Credits

In the past several years, there has been increased demand for energy generated from geothermal resources in the United States as production costs for electricity generated from geothermal resources have become competitive relative to fossil fuel generation. This is partly due to newly enacted legislative and regulatory incentives, such as production tax credits and state renewable portfolio standards. State renewable portfolio standards laws require that an increasing percentage of the electricity supplied by electric utility companies operating in states with such standards will be derived from renewable energy resources until certain pre-established goals are met. We expect increasing demand for energy generated from geothermal and other renewable resources in the United States as additional states adopt or extend renewable portfolio standards.

As a “green” power producer, environmental-related credits, such as renewable energy credits or carbon credits, may become available for sale to power companies (to allow them to meet their “green” power requirements) or to businesses which produce carbon based pollution. If available, these credits will belong exclusively to us, and may provide an additional source of revenue.

We expect the following key incentives to influence our results of operation are:

Production Tax Credits and Investment Tax Credits. Production tax credits provide project owners with a federal tax credit for the first ten years of plant operation. At present, unless extended, facilities constructed after December 31, 2012 will not be eligible to use this production tax credit. The federal production tax credit available for geothermal energy in 2009 was 2.1 cents per kilowatt-hour. For projects under construction before the end of 2010 and online before the end of 2014, a project can elect to take a 30% investment tax credit in lieu of the PTC. The ITC may be converted into a cash grant within the first 6 months of operation of the plant.

Renewable Energy Credits. Renewable Energy Certificates, or RECs, are tradable environmental commodities that represent proof that 1 megawatt-hour of electricity was generated from an eligible renewable energy resource. In states that have a REC program, a renewable energy provider is credited with one REC for every 1,000 kilowatt-hours or 1 megawatt-hour of electricity it produces. The renewable energy is then fed into the electrical grid and the accompanying REC can then be sold on the open market providing the renewable energy producer with an additional source of income.

On July 29, 2006, U.S. Geothermal, Inc. signed a $4.6 million renewable energy credits purchase and sales agreement with Holy Cross Energy, a Colorado cooperative electric association. The agreement is capped at 10 megawatts. Holy Cross Energy began purchasing the renewable energy credits associated with the Raft River Unit I power production on October 2007, and is expected to continue purchasing through 2017. We retain the renewable energy credits associated with power production from Raft River Unit I after 2017. We expect to receive a majority of the annual revenue from the ten-year renewable energy credits sales arrangement with Holy Cross Energy.

ITEM 1A. Risk Factors

General Business Risks

Our future performance depends on our ability to establish that the geothermal resource is economically sustainable. Geothermal resource exploration and development involves a high degree of risk. The recovery of the amounts shown for geothermal properties and related deferred costs on our financial statements, as well as the execution of our business plan generally, is dependent upon the existence of economically recoverable and sustainable reserves. Expansion of the production of power from our interests is not certain and depends on successful drilling and discovery of additional geothermal hydrothermal resources in quantities and containing sufficient heat necessary to economically fuel future plants.

We have a need for substantial additional financing and will have to significantly delay, curtail or cease operations if we are unable to secure such financing. The Company requires substantial additional financing to fund the cost of continued development of the Neal Hot Springs (Oregon), San Emidio, Gerlach, and Granite Creek Ranch (Nevada) projects. Also, the Company requires funds for other operating activities, and to finance the growth of our business, including the construction and commissioning of power generation facilities. We may not be able to obtain the needed funds on terms acceptable to us or at all. Further, if additional funds are raised by issuing equity securities, significant dilution to our current shareholders may occur and new investors may get rights that are preferential to current shareholders. Alternatively, we may have to bring in joint venture partners to fund further development work, which would result in reducing our interests in the projects.

We may be unable to obtain the financing we need to pursue our growth strategy in the geothermal power production segment, which may adversely affect our ability to expand our operations. When we identify a geothermal property that we may seek to acquire or to develop, a substantial capital investment will be required. Our continued access to capital, through project financing or through a partnership or other arrangements with acceptable terms is necessary for the success of our growth strategy. Our attempts to secure the necessary capital may not be successful on favorable terms, or at all.

Market conditions and other factors may not permit future project and acquisition financings on terms favorable to us. Our ability to arrange for financing on favorable terms, and the costs of such financing, are dependent on numerous factors, including general economic and capital market conditions, investor confidence, the continued success of current projects, the credit quality of the projects being financed, the political situation in the state in which the project is located and the continued existence of tax laws which are conducive to raising capital. If we are unable to secure capital through partnership or other arrangements, we may have to finance the projects using equity financing which will have a dilutive effect on our common stock. Also, in the absence of favorable financing or other capital options, we may decide not to build new plants or acquire facilities from third parties. Any of these alternatives could have a material adverse effect on our growth prospects and financial condition.

We may not be able to fully develop the geothermal resource within the Raft River Unit I joint venture boundaries which would increase development costs for Raft River Unit II and result in delays. Raft River Unit II is currently anticipated to be located within the Raft River Unit I joint venture boundaries. Without the agreement and consent of our Raft River Unit I joint-venture partner, Raft River Holdings, we cannot fully develop the geothermal resource within the Raft River Unit I joint venture boundaries without incurring increased development costs and delays.

It is very costly to place geothermal resources into commercial production. Before the sale of any power can occur, it will be necessary to construct a gathering and disposal system, a power plant, and a transmission line, and considerable administrative costs would be incurred, together with the drilling of additional wells. For Raft River Energy Unit I, capital contributions of approximately $52 million were needed. Future expansion of power production at Raft River, Idaho and San Emidio, Nevada and development of new power production capability at Neal Hot Springs may result in significantly increased capital costs related to increased production and injection well drilling and higher costs for labor and materials. To fund expenditures of this magnitude, we may have to find a joint venture participant with substantial financial resources. There can be no assurance that a participant can be found and, if found, it would result in us having to substantially reduce our interest in the project.

We may be unable to realize our strategy of utilizing the tax and other incentives available for developing geothermal power projects to attract strategic alliance partners, which may adversely affect our ability to complete these projects. Part of our business strategy is to utilize the tax and other incentives available to developers of geothermal power generating plants to attract strategic alliance partners with the capital sufficient to complete these projects. Many of the incentives available for these projects are new and highly complex. There can be no assurance that we will be successful in structuring agreements that are attractive to potential strategic alliance partners. If we are unable to do so, we may be unable to complete the development of our geothermal power projects and our business could be harmed.

Our participation in the joint venture is subject to risks relating to working with a co-venturer. Raft River Energy I LLC is the Unit I project joint venture company with Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc. Raft River I Holdings, LLC has contributed a total of $34.2 million in cash and we have contributed over $16.4 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC. We are subject to risks in working with a co-venturer that could adversely impact Unit I of the Raft River project as well as anticipated development of Raft River Unit II. We anticipate that the Raft River Unit II power plant may utilize the geothermal resource within the Raft River Unit I joint venture boundaries. Further, our contribution to the joint venture may exceed returns from the joint venture, if any.

We are a holding company and our revenues depend substantially on the performance of our subsidiaries and the projects they operate. We are a holding company whose primary assets are our ownership of the equity interests in our subsidiaries. We conduct no other business and, as a result, we depend entirely upon our subsidiaries’ earnings and cash flow. Our subsidiaries and projects may be restricted in their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the satisfaction of other obligations, including the payment of operating expenses or debt service.

We may not be able to manage our growth due to the commencement of operations of the Raft River and San Emidio power plants and exploration activities in Neal Hot Springs which could negatively impact our operations and financial condition. Significant growth in our operations will place demands on our operational, administrative and financial resources, and the increased scope of our operations will present challenges to us due to increased management time and resources required and our existing limited staff. Our future performance and profitability will depend in part on our ability to successfully integrate the operational, financial and administrative functions of Raft River and San Emidio and other acquired properties into our operations, to hire additional personnel and to implement necessary enhancements to our management systems to respond to changes in our business. There can be no assurance that we will be successful in these efforts. Our inability to manage the increased scope of operations, to integrate acquired properties, to hire additional personnel or to enhance our management systems could have a material adverse effect on our results of operations.

If we incur material debt to fund our business, we could face significant risks associated with such debt levels. We will need to procure significant additional financing to construct, commission and operate our power plants in order to generate and sell electricity. If this financing includes the issuance of material amounts of debt, this would expose the Company to risks including, among others, the following:

  a portion of our cash flow from operations would be used for the payment of principal and interest on such indebtedness and would not be available for financing capital expenditures or other purposes;

  a significant level of indebtedness and the covenants governing such indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because certain activities or financing options may be limited or prohibited under the terms of agreements relating to such indebtedness;

  a significant level of indebtedness may make us more vulnerable to defaults by the purchasers of electricity or in the event of a downturn in our business because of fixed debt service obligations; and

  the terms of agreements may require us to make interest and principal payments and to remain in compliance with stated financial covenants and ratios. If the requirements of such agreements were not satisfied, the lenders could be entitled to accelerate the payment of all outstanding indebtedness and foreclose on the collateral securing payment of that indebtedness, which would likely include our interest in the project.

In such event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations, including the repayment of outstanding principal and interest on such indebtedness.

We may not be able to successfully integrate companies that we may acquire in the future, which could materially and adversely affect our business, financial condition, future results and cash flow. Our strategy is to continue to expand in the future, including through acquisitions. Integrating acquisitions is often costly, and we may not be able to successfully integrate our acquired companies with our existing operations without substantial costs, delays or other adverse operational or financial consequences. Integrating our acquired companies involves a number of risks that could materially and adversely affect our business, including:

  failure of the acquired companies to achieve the results we expect;

  inability to retain key personnel of the acquired companies;

  risks associated with unanticipated events or liabilities; and

  the difficulty of establishing and maintaining uniform standards, controls, procedures and policies, including accounting controls and procedures.

If any of our acquired companies suffers performance problems, the same could adversely affect the reputation of our group of companies and could materially and adversely affect our business, financial condition, future results and cash flow.

The success of our business relies on retaining our key personnel. We are dependent upon the services of our President and Chief Executive Officer, Daniel J. Kunz, our Chief Financial Officer, Kerry D. Hawkley, our Chief Operating Officer, Douglas J. Glaspey, and Kevin R. Kitz, our Vice President – Project Development. The loss of any of their services could have a material adverse effect upon us. As of the date of this report, the Company has executed employment agreements with these persons, except Mr. Kunz, but does not have key-man insurance on any of them.

Our development activities are inherently very risky. The high risks involved in the development of a geothermal resource cannot be over-stated. The development of geothermal resources at our Raft River, Idaho; San Emidio, Nevada and Neal Hot Springs, Oregon projects are such that there cannot be any assurance of success. Exploration costs are high and are not fixed. The geothermal resource cannot be relied upon until substantial development, including drilling, has taken place. The costs of development drilling are subject to numerous variables such as unforeseen geologic conditions underground which could result in substantial cost overruns. Drilling for geothermal resource at Raft River is relatively deep with the average depth of wells some 6,000 feet. Drilling at Neal Hot Springs, Raft River and San Emidio may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.

Our drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If our drilling activities are not successful, we could experience a material adverse effect on our future results of operations and financial condition.

In addition to the substantial risk that wells drilled will not be productive, or may decline in productivity after commencement of production, hazards such as unusual or unexpected geologic formations, pressures, downhole conditions, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of well fluids, pollution and other physical and environmental risks are inherent in geothermal exploration and production. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations.

The impact of governmental regulation could adversely affect our business by increasing costs for financing or development of power plants. Our business is subject to certain federal, state and local laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. On a Federal level, the most important tax rule that affects our business is the Production Tax Credit (“PTC”), which was extended to December 31, 2012. Recent legislation enacted as part of the stimulus funding has also provided an election to take 30% investment tax credit in lieu of the PTC for certain qualified investments being initiated before the end of 2010 and being placed in service before the end of 2014. The loss of the PTC or ITC is a risk that could result in making future expansions at Raft River, San Emidio and at Neal Hot Springs uneconomic. New rules recently adopted by the Bureau of Land Management, as directed by the Energy Policy Act of 2005, require competitive auction of all geothermal leases on Federal lands. Competitive leasing is significantly increasing the cost of obtaining leases on Federal land, is adding to the capital costs needed to develop geothermal projects, is increasing the total electrical power prices needed to make a geothermal project viable and is making it more difficult to acquire additional adjacent lands for reservoir protection and exploration.

If Federal lands or any Federal involvement are included in any geothermal development, requirements of the National Environmental Policy Act ("NEPA") will be triggered. Most of the geothermal resource in the United States is located in the western states, where the Federal Government often is the largest landowner. If a NEPA action is triggered, such as an Environmental Impact Statement or Environmental Assessment, a project delay of one to two years and a cost of $1,000,000 to $2,000,000 or more may be incurred while the environmental permitting process is completed. NEPA not only can impact the property where the geothermal resource is located, but includes the siting and construction of transmission lines. Environmental legislation is evolving in a manner that means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

In the states of Idaho, Nevada and Oregon, drilling for geothermal resources is governed by specific rules. In Nevada drilling operations are governed by the Division of Minerals (Nevada Administrative Code Chapter 534A); in Idaho by the Idaho Department of Water Resources (IDAPA 37 Title 03 Chapter 04); and in Oregon by the Division of Oil, Gas and Mineral Industries (Division 20 Geothermal Regulation). These rules require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters, and, may not allow or may restrict drilling activity, or may require that a geothermal resource be unitized (shared) with adjoining land owners. Such laws and regulations may increase the costs of planning, designing, drilling, installing, operating and abandoning our geothermal wells, the power plant and other facilities. State environmental requirements and permits, such as the Idaho Department of Environmental Quality, Air Quality Permit to Construct, include public disclosure and comment. It is possible that a legal protest could be triggered through one of the permitting processes that would delay construction and increase cost for one of our projects. The state of Oregon has an Energy Facility Siting Council that must issue a site certificate for any geothermal energy facilities of 35 megawatts or higher which could affect the Neal Hot Spring project by adding additional cost and delay construction.

Because of these state and federal regulations, we could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remediation costs. We could potentially discharge such materials into the environment:

  from a well or drilling equipment at a drill site;

  leakage of fluids or airborne pollutants from gathering systems, pipelines, power plant and storage tanks;

  damage to geothermal wells resulting from accidents during normal operations; and

  blowouts, cratering and explosions.

Because the requirements imposed by such laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business by increasing cost and the time required to explore and develop geothermal projects. In addition, because the Vulcan Property at Raft River was previously operated by others, we may be liable for environmental damage caused by such former operators.

Industry competition may impede our growth and ability to enter into power purchase agreements on terms favorable to us, or at all, which would negatively impact our revenue. The electrical power generation industry, of which geothermal power is a sub-component, is highly competitive and we may not be able to compete successfully or grow our business. We compete in areas of pricing, grid access and markets. The industry in the Western United States, in which the Raft River and San Emidio projects are located, is complex as it is composed of public utility districts, cooperatives and investor-owned power companies. Many of the participants produce and distribute electricity. Their willingness to purchase electricity from an independent producer may be based on a number of factors and not solely on pricing and surety of supply. If we cannot enter into power purchase agreements on terms favorable to us, or at all, it would negatively impact our revenue and our decisions regarding development of additional properties.

Some of our leases will terminate if we do not achieve commercial production during the primary term of the lease, thus requiring us to enter into new leases or secure rights to alternate geothermal resources, none of which may be available on terms as favorable to us as any such terminated lease, if at all. Most of our geothermal resource leases are for a fixed primary term, and then continue for so long as we achieve commercial production or pursuant to other terms of extension. The land covered by some of our leases is undeveloped and has not yet achieved commercial production of the geothermal resources. Leases that cover land which remains undeveloped and does not achieve commercial production and leases that we allow to expire, will terminate. In the event that a lease is terminated and we determine that we will need that lease once the applicable project is operating, we would need to enter into one or more new leases with the owner(s) of the premises that are the subject of the terminated lease(s) in order to develop geothermal resources from, or inject geothermal resources into, such premises or secure rights to alternate geothermal resources or lands suitable for injection, all of which may not be possible or could result in increased cost to us, which could materially and adversely affect our business, financial condition, future results and cash flow.

Claims have been made that some geothermal plants cause seismic activity and related property damage. There are approximately two-dozen geothermal plants operating within a fifty-square-mile region in the area of Anderson Springs, in Northern California, and there is general agreement that the operation of these plants causes a generally low level of seismic activity. Some residents in the Anderson Springs area have asserted property damage claims against those plant operators. There are significant issues whether the plant operators are liable, and to date no court has found in favor of such claimants. While we do not believe the areas of the Raft River, Idaho, San Emidio, Nevada and Neal Hot Springs, Oregon will present the same geological or seismic risks, there can be no assurance that we would not be subject to similar claims and litigation, which may adversely impact our operations and financial condition.

Actual costs of construction or operation of a power plant may exceed estimates used in negotiation of power purchase and power financing agreements. The Company’s initial power purchase contract is under rates established by the Idaho Public Utility Commission, using an “avoided-cost” model for cost of construction and operating costs of power plants. If the actual costs of construction or operations exceed the model costs, the Company may not be able to build the contemplated power plants, or if constructed, may not be able to operate profitably. The Company’s financing agreements provide for a priority payback to our partner. If the actual costs of construction or operations exceed the model costs, we may not be able to operate profitably or receive the planned share of cash flow and proceeds from the project. The actual costs of operating the Raft River power project are higher than the original estimate due to several factors including the need to filter the ground water for cooling to remove harmful and unanticipated chloride levels in the water, the need to purchase production pump power from a third party to provide maximum plant output, and increased general costs related to labor and management.

Payments under our initial power purchase agreement may be reduced if we are unable to forecast our production adequately. Under the terms of our initial power purchase agreement, and starting with the third year of operation, if we do not deliver electricity output within 90% to 110% of our forecasted amount, which requires us to submit a forecast every three months, payments for the amount delivered will be reduced, possibly significantly. For example if the plant produces more than 110% of the power as forecasted then we would not receive any revenue for the amount over the forecast figure. If the plant produces less than 90% of the forecast amount for unexcused reasons, such as normal plant breakdowns and maintenance, then we may be subject to a reduced power price, depending on the prevailing power market conditions. The agreement moves the power price to the market price instead of contracted price. We currently expect to forecast 9 megawatts of delivery on a 10-megawatt plant and the damages would then result if the actual delivery was only 8.1 megawatts or less. All 8.1 megawatts would be subject to a reduced price that is not possible to predict at this time. The total average revenue per megawatt hour is approximately $62.40 and the reduction in revenue could be perhaps 30 percent of that amount. As a risk mitigation element, we are not subject to this adjustment until year three of the contract and then we are able to submit a new forecast every three months thereby limiting this exposure.

There are some risks for which we do not or cannot carry insurance. Because our current operations are limited in scope, the Company carries property, public liability insurance and directors’ and officers’ liability coverage, but does not currently insure against any other risks.

As its operations progress, the Company will acquire additional coverage consistent with its operational needs, but the Company may become subject to liability for pollution or other hazards against which it cannot insure or cannot insure at sufficient levels or against which it may elect not to insure because of high premium costs or other reasons. In particular, coverage is not available for environmental liability or earthquake damage.

Our officers and directors may have conflicts of interests arising out of their relationships with other companies. Several of our directors and officers serve (or may agree to serve) as directors or officers of other companies or have significant shareholdings in other companies. To the extent that such other companies may participate in ventures in which the Company may participate, the directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. From time to time several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.

Failure to comply with regulatory requirements may adversely affect our stock price and business. As a public company, we are subject to numerous governmental and stock exchange requirements, with which we believe we are in compliance. The Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (SEC) have requirements that we may fail to meet by the required deadlines or we may fall out of compliance with, such as the internal controls assessment, reporting and auditor attestation required under Section 404 of the Sarbanes-Oxley Act of 2002. The Company has documented and tested its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”). SOX requires an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting and an attestation report by the Company’s independent auditors on internal controls over financial reporting. We may incur additional costs in order to comply with Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly. Our failure to meet regulatory requirements and exchange listing standards may result in actions such as the delisting of our stock impacting our stock’s liquidity; SEC enforcement actions; and securities claims and litigation.

Risks Relating To the Market for Our Securities

A significant number of shares of our common stock are eligible for public resale. If a significant number of shares are resold on the public market, the share price could be reduced and could adversely affect our ability to raise needed capital. The market price for our common stock could decrease significantly and our ability to raise capital through the issuance of additional equity could be adversely affected by the availability and resale of such a large number of shares in a short period of time. If we cannot raise additional capital on terms favorable to us, or at all, it may delay our exploration or development of existing properties or limit our ability to acquire new properties, which would be detrimental to our business.

Because the public market for shares of our common stock is limited, investors may be unable to resell their shares of common stock. There is currently only a limited public market for our common stock on the Toronto Stock Exchange in Canada and on the NYSE Amex in the United States, and investors may be unable to resell their shares of common stock. The development of an active public trading market depends upon the existence of willing buyers and sellers that are able to sell their shares and market makers that are willing to make a market in the shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

The price of our common stock is volatile, which may cause investment losses for our shareholders. The market for our common stock is highly volatile, having ranged in the last fiscal year ended March 31, 2009, from a low of $0.46 CDN to a high of $3.02 CDN on the TSX Exchanges and from a low of $0.39 to a high of $2.95 on the NYSE Amex. The trading price of our common stock on the TSX Exchange and on the NYSE Amex is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to our company could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders.

We do not intend to pay any cash dividends in the foreseeable future. We intend to reinvest any earnings in the development of our projects. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends.

Provisions in our bylaws and under Delaware law could discourage a takeover that stockholders may consider favorable. Our bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions prohibit stockholders from calling special meetings, which may deter a takeover attempt. Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any holder of 15% or more of our capital stock for a period of three years following the date on which the stockholder acquired such ownership percentage, unless, among other things, our Board of Directors has approved the transaction. This statute likewise may discourage, delay or prevent a change of control.

Item 2. Description of Property

The Company has interests in three areas in the Western United States. These interests include the Raft River area located in southeastern Idaho, the Neal Hot Springs area located in eastern Oregon (near the Idaho/Oregon boarder), and our interests located in northwestern Nevada. The properties in northwestern Nevada include San Emidio, Gerlach and Granite Creek. The Company currently has two commercially operational power plants. Unit I at Raft River became commercially operational on January 3, 2008. The San Emidio plant was acquired in the Empire Acquisition.

REGIONAL LOCATION MAP

Raft River - (Idaho)

The Raft River project, where the company’s geothermal operations are located, is in southeastern Idaho, approximately 55 miles southeast of Burley, the county seat of Cassia County. Burley, population 8,300, is the local agricultural and manufacturing center for the area, providing a full range of light to heavy industrial services.

A commercial airport is located 90 miles to the northeast in Pocatello, Idaho. Pocatello, population 53,000, is a regional center for agriculture, heavy industry (mining, phosphate refining), technology and education with Idaho State University. Malta, a town with a population of approximately 180, is 12 miles north of the project site where basic services, fuel, and groceries are available. Year-round access to the project from Burley is via Interstate Highway 84 south to State Highway 81 south, then east on the Narrows Canyon Road, an improved county road.

The Raft River project currently consists of ten parcels (generally referred to as the U.S. Geothermal Property, the Crank Lease, the Newbold Lease, the Jensen Investments Leases, the Stewart Lease, the Bighorn Mortgage Lease, the Doman Lease, the Griffin Lease, and the Glover Lease) comprising 783.93 acres of fee land and 4,736.79 acres of contiguous leased geothermal rights located on private property in Cassia County, Idaho. All parcels are defined by legal subdivision or by metes and bounds survey description. The ten parcels are as follows:

The U.S. Geothermal Property - Idaho. The U.S. Geothermal Property is comprised of three separate properties that total 783.93 acres: the Vulcan Property, the Elena Corporation Property and the Dewsnup property. The Vulcan Property includes both surface and geothermal rights and consists of two parcels. The first parcel has a total area of approximately 240 acres and three geothermal wells (RRGE-1, RRGP-4 and RRGP-5) are located on this parcel. The second parcel has a total area of approximately 320 acres, and three additional geothermal wells (RRGE-3, RRGI-6 and RRGI-7) are located on this parcel. A fourth well, RRGE-2, although located on the property covered by the Crank lease, was acquired by the company as part of its purchase of the Vulcan Property.

The Elena Property is comprised of surface and geothermal rights to approximately 100 acres of property, excluding the oil and gas rights to the property. The property is contiguous to other properties owned or leased by the company.

The Dewsnup Property is comprised of the surface and geothermal rights to approximately 123.93 acres of property, excluding the oil and gas rights to the property, but including all surface water rights. The property is contiguous to other properties owned or leased by the company.

The Crank Lease. The Crank lease covers approximately 160 acres of mineral and geothermal rights, with right of ingress and egress.

The Newbold Lease. The Newbold lease covers approximately 20 acres of both surface and geothermal rights.

The Jensen Investments Leases. The first Jensen Investments lease covers approximately 2,954.75 acres of geothermal rights only. It is contiguous with the Vulcan Property and property covered by the Crank and Stewart leases. The second Jensen Investments lease covers approximately 44.5 acres of surface and geothermal rights, and is contiguous with property covered by the first Jensen lease.

The Stewart Lease. The Stewart Lease covers approximately 317.54 acres on two adjoining parcels. Parcel 1 contains approximately 159.04 acres and includes surface and geothermal rights. Parcel 2 contains approximately 158.50 acres and only covers surface rights. The underlying geothermal rights for Parcel 2 are subject to the first Jensen Investments Lease.

The Bighorn Mortgage Lease. The Bighorn Mortgage lease covers approximately 280 acres of surface and geothermal rights.

The Doman Lease. The Doman lease covers approximately 640 acres of surface and geothermal rights, excluding oil and gas rights.

The Griffin Lease. The Griffin lease contains approximately 160 acres of geothermal rights.

The Glover Lease. The Glover lease contains approximately 160 acres of geothermal rights.

BLM Lease. The geothermal resources lease agreement with the United States Department of Interior Bureau of Land Management (BLM) was entered into on August 1, 2007. The lease is for approximately 1,685 acres of land located contiguous to the Raft River Property in southeastern Idaho.

Raft River Unit I

Unit I at Raft River became commercially operational on January 3, 2008. As a result of the project financing for Unit I of the Raft River project, the Company has contributed over $17.9 million in cash and property to Raft River Energy I LLC, the Unit I project joint venture company. Raft River Holdings, an affiliate of Goldman Sachs Group, has contributed approximately $34 million to the project. Property assigned to Raft River Energy by the Company includes seven production and injection wells, seven monitoring wells, the Stewart lease, the Crank lease, the Newbold lease, the Doman lease, and the Glover lease. All appropriate permits and contracts have also been assigned to Raft River Energy for Unit I.

Although significant detail has been provided about each specific lease area, the economics of the project is based on the total resource. The reservoir supporting the project encompasses the entire Known Geothermal Resource Area (KGRA), which includes all the property owned or leased by the company at Raft River. All discussions of the economics of the project, including future phases, will be based at the project level rather than at the lease level.

Lease/Royalty Terms

The Crank lease, the Newbold lease, the Jensen Investments leases, the Bighorn Mortgage lease, the Doman lease, the Griffin lease and the Glover lease have royalties payable under the following terms:

(a)	Energy produced, saved and used for the generation of electric power, which is then sold by lessee, has a royalty of ten percent (10%) of the net proceeds.

(b)	Energy produced, saved and sold by lessee, then used by the purchaser for generation of electric power, has a royalty of ten percent (10%) of the market value.

(c)	Energy produced, which is used for any purpose other than the generation of electricity has a royalty of five percent (5%) of the gross proceeds.

The Stewart lease has production royalties payable under the following terms:

(a)	Energy produced, saved and sold by the Lessee, then used by the purchaser for generation of electric power, has a royalty of ten percent (10%) of the market value of the electric power.

(b)	Energy produced, saved and used for the generation of electric power, which is then sold by Lessee, has a royalty of three percent (3%) of the market value of the electric power.

(c)	Energy produced, which is used for any purpose other than the generation of electricity has a royalty of five percent (5%) of the gross proceeds.

No production royalties have been paid to date under any of the leases. All of the leases may be extended indefinitely if production is achieved during the primary term, so long as production is maintained. For each lease other than the Crank Lease (see below), once production is achieved the amounts due annually will be the greater of the production royalty and the minimum payment for the last year of the primary term. All payments under the leases are made annually in advance on the anniversary date of the particular lease. In addition, the following lease and other royalty terms apply to the individual leases:

The Crank Lease. The lease agreement with Janice Crank was originally entered into June 28, 2002, and had a primary term of 5 years. After GTH provided evidence to the lessor that the well (RRGE-2) located on lessor’s property was not owned by the lessor (but instead was included in the Vulcan Property), a new lease was entered into on June 28, 2003, which excluded the ownership of RRGE-2, with a four-year initial term. Advance production royalties (on a June to June basis) are payable under the Crank lease as follows:

  Year 1 (Paid June 2002 under original lease): $5,000

  Year 2 (Paid June 2003 under original lease): $10,000

  Year 3 (Paid June 2004 under renegotiated lease): $10,000

  Year 4: (Paid June 2005): $10,000

  Year 5: (Paid June 2006): $10,000

Payments for years 2002 through 2006 have been recorded as lease expense. When commercial production is attained, these lease payments can be deducted from future production royalties. For later years, during commercial production, there is a minimum annual production royalty of $18,000. If the initial commercial production from the well is delayed past the primary lease term, we will seek an amendment to extend the primary term to the initial commercial plant production date. The minimum amount that will be payable over the course of the leases is $45,000. Maximum amounts payable will depend on production from the property.

The Newbold Lease. The company leases this property pursuant to a lease agreement with Jay Newbold dated March 1, 2004. The Newbold lease has a primary term of 10 years (through February 28, 2014) and is extended indefinitely so long as production from the geothermal field is maintained. Minimum lease payments are as follows:

  Years 1-5: $10.00 per acre or $200 per year

  Years 6-10: $15.00 per acre or $300 per year

The minimum amount that will be payable over the course of the lease is $2,500. Maximum amounts payable will depend on royalties on production from the property.

The Jensen Investments Leases. The first Jensen Investments lease was originally with Sergene Jensen, as lessor, is dated July 11, 2002, and has a primary term of 10 years. In September 2005, the property subject to the lease was conveyed and the lease was assumed by Jensen Investments, Inc. Minimum lease payments (on a July to July basis) are as follows:

  Years 1-5: $2.50 per acre or $7,386.88 per year

  Years 6-10: $3.00 per acre or $8,864.25 per year

The minimum amount that will be payable over the course of the lease is $81,256. Maximum amounts payable will depend on production from the property. The second Jensen Investments lease, with Jensen Investments, Inc., is dated July 12, 2002, and has a primary term of 10 years. Minimum lease payments (on a July to July basis) are as follows:

  Years 1-5: $2.50 per acre or $111.25 per year

  Years 6-10: $3.00 per acre or $133.50 per year

The minimum amount that will be payable over the course of the lease is $1,224. Maximum amounts payable will depend on royalties on production from the property.

The Stewart Lease. The Stewart lease, with Reid and Ruth Stewart, is dated December 1, 2004, and has a primary term of 30 years. Minimum lease payments are as follows:

  Year 1: $8,000

  Year 2: $5,000

  Year 3-30: $5,000 plus an annual increase of 5% per year.

The minimum amount that will be payable over the course of the lease is $319,614. Maximum amounts payable will depend upon royalties on production from the property.

The Bighorn Mortgage Lease. The Bighorn Mortgage lease, with Bighorn Mortgage Corporation, is dated July 5, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

  Year 1-5: $1,400

  Year 6-10: $2,100

The minimum amount that will be payable over the course of the lease is $17,500. Maximum amounts payable will depend upon royalties on production from the property.

The Doman Lease. The Doman lease, with Dale and Ronda Doman, is dated June 23, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

  Year 1-5: $1,600

  Year 6-10: $3,200

The minimum amount that will be payable over the course of the lease is $24,000. Maximum amounts payable will depend upon royalties on production from the property.

The Griffin Lease. The Griffin lease, with Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, is dated June 23, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

  Year 1: $1,600

  Year 2-5: $800

  Year 6-10: $1,200

The minimum amount that will be payable over the course of the lease is $10,800. Maximum amounts payable will depend upon royalties on production from the property.

The Glover Lease. The Glover lease, with Philip Glover, is dated January 25, 2006, and has a primary term of 10 years. Minimum lease payments are as follows:

  Year 1: $2,100

  Year 2-5: $1,600

  Year 6-10: $2,400

The minimum amount that will be payable over the course of the lease is $20,500. Maximum amounts payable will depend upon royalties on production from the property.

The total minimum amount payable under all of the leases during their primary terms is $522,393. The above listed lease payments are payable annually in advance, and are current through lease years beginning in 2005. The leases can be renewed for extended periods as long as the power plant continues to produce power.

With the construction of the power plant included in Unit I of the Raft River project, management has increased the general liability and umbrella liability insurance coverage, as deemed necessary. Additional builders risk insurance will be obtained prior to construction of the power plant.

BLM Lease. The lease has a primary term of 10 years. After the primary term, the Company has the right to extend the contract in accordance with regulation 43 CFR subpart 3207. The lease calls for annual payments of $3,502 including processing fees. BLM has the right to terminate the contract upon written notice if the Company does not comply with the terms of the agreement. The royalty rate is based upon 10% of the value of the resource at the well head.

The amounts are calculated according to a formula established by Minerals Management Service (“MMS”).

Neal Hot Springs – (Oregon)

Neal Hot Springs is a promising geothermal resource located in Eastern Oregon. We acquired certain of the Neal Hot Springs geothermal energy and surface rights in September 2006. It is currently under development and no construction decision has been made at this time.

The first production well was completed in June 2008. A step-rate flow test, with pressure buildup, was conducted for 12 hours on July 12, 2008 and resulted in a flowing production temperature of 286.5º F (141º C). The well flowed under artesian pressure at a peak rate of 2,055 gallons per minute (“gpm”) at artesian pressure and then was stepped down to a lower flow rate of 1,210 gpm before it was shut in and the pressure buildup monitored. Richard Holt of Geothermal Science, Inc., an independent geothermal reservoir engineer, calculated a well productivity index of 450 gpm/psi, which is considered to be very high in the geothermal industry. We are currently seeking permits for drilling two additional production wells and one injection well.

To John Day
To Baker City
NEAL HOT SPRINGS PROJECT
BULLY CREEK RESERVOIR
VALE
PAYETTE
ONTARIO
To Boise
OREGON
IDAHO
Snake River
NYSSA
To Burns
OREGON

Lease/Royalty Terms

Cyprus Gold Exploration Corporation. The lease is for mineral rights for 4,960 acres located in Malheur County, Oregon is dated January 24, 2007, and has a primary term of 10 years, and expires January 24, 2017. Minimum lease payments are as follows:

Year	2007	$6,000
Year	2008-2011	$4,000
Year	2012-2016	$8,000

The agreement defines a royalty rate is based upon 2% of the actual revenue for the first 10 years of commercial production and 3% thereafter.

JR Land and Livestock. The lease is for mineral rights for 4,960 acres located in Malheur County, Oregon is dated January 24, 2007, and has a primary term of 10 years, and expires January 24, 2017. Minimum lease payments are as follows:

Year	1	$15,000
Year	2	$25,000
Year	3	$30,000

The agreement defines a royalty rate is based upon 3% of the gross proceeds for the first 5 years of commercial production, 4% of gross proceeds for the next 10 years, and 5% of the gross proceeds thereafter.

San Emidio – (Nevada)

Effective May 1, 2008, the Company acquired a 3.6 megawatt operating geothermal power plant and approximately 28,358 acres (44.3 square miles) of geothermal energy leases and certain ground water rights all located north of Reno, Nevada. The total purchase price was $16.6 million. The assets are comprised of two locations: the San Emidio assets and the Granite Creek assets. The San Emidio assets are located in the San Emidio Desert, Washoe County, Nevada and include the geothermal power project, approximately 22,944 acres (35.9 square miles) of geothermal leases, and ground water rights used for cooling water. The Granite Creek assets are comprised of approximately 5,414 acres (8.5 square miles) of BLM geothermal leases located about 6 miles north of Gerlach, Nevada along a geologic structure known to host geothermal features including the Great Boiling Spring and the Fly Ranch Geyser.

The 3.6 -megawatt geothermal power plant has been producing power since 1987 and sells electricity to Sierra Pacific Power Corporation under an existing power purchase agreement that extends through 2017. A March 2008 resource assessment of the San Emidio geothermal leases by independent experts Susan Petty and Dennis Trexler of Black Mountain Technology shows a total resource potential of 44 megawatts with a 90% probability factor.

The power plant was constructed in 1986 with commercial power generation beginning in 1987. Deeper wells with higher temperatures were drilled in 1994 to supply the plant after output declined due to cooling of the original, shallow production wells. The current configuration of the plant consists of four 1.2 megawatt Ormat Energy Converters, three injection wells and four production wells. A three cell cooling tower was added in 1998 to improve summer power generation. The plant is connected to the transmission grid via a 60 kilovolt intertie.

San Emidio is our second operating geothermal power plant and is owned by a wholly owned subsidiary of the Company (USG Nevada LLC). The project is a small-scale geothermal power plant selling approximately three megawatts. The plant is approximately 22 years old and employs four binary cycle units. We have conducted a review of the information regarding the project, and we believe that the existing production wells can provide 4,000 to 5,000 gallons per minute of 280 to 300 °F fluid to the current power plant.

Lease/Royalty Terms

BLM Leases. At the closing of the Empire Acquisition, the geothermal leases with the BLM were assigned to the Company. The lease contracts are for approximately 21,905 acres of land and geothermal rights located in the San Emidio Desert, Nevada. The lease contracts have primary terms of 10 years. Per federal regulations applicable for the contracts, the lessee has the option to extend the primary lease term another 40 years if the BLM does not need the land for any other purpose and the lessee is maintaining production at commercial quantities. The leases require the lessee to conduct operations in a manner that minimizes adverse impacts to the environment.

The terms of the BLM contracts are detailed as follows:

	Current Contract
Contract No.	Expiration Date	Acres	Annual Rate
N63004	9/30/2013	1,280	$ 1,280
N63005	9/30/2013	1,279	1,279
N63006	9/30/2013	1,920	1,920
N63007	9/30/2013	1,920	1,920
N75233	11/1/2011	1,868	3,738
N75552	11/1/2012	2,560	2,560
N75553	11/1/2012	1,480	1,480
N75554	11/1/2012	2,118	2,119
N75555	11/1/2012	960	960
N75556	11/1/2012	1,480	1,480
N75557	11/1/2012	1,280	1,280
N75558	11/1/2012	680	680
N42707	Indefinite	1,797	0
N47169	12/1/2017	3	0
N74196	4/30/2012	640	640
N57437	9/30/2013	640	2,560

The BLM lease contracts require royalty payments for the use of geothermal resources. The rate is based upon 10% of the value of the resource at the well head. The amounts are calculated according to a formula established by MMS.

Kosmos Lease. This is a geothermal resource lease agreement for 1,040 acres with The Kosmos Company (“Kosmos”). The lease has been in effect since October l987 and continues so long as the lessee is drilling for, producing geothermal power, or conducting remedial operations. Under the terms of the first amendment to the lease which became effective upon our acquisition of the San Emidio Geothermal assets, Kosmos will be paid the greater of $8,000 per month or 3.5% of the gross sales price of electric power from fluids produced and injected until the proposed new power plant achieves commercial operation. When a new power plant is installed and producing commercial power, the royalty will change to 1.75% of the gross sales price of electric power sold by the lessee for 120 months and 3.5% thereafter.

Gerlach – (Nevada)

In May 2008, the Company entered into a joint venture agreement with Gerlach Green Energy LLC of Nevada to form a limited liability company named Gerlach Geothermal LLC. The joint venture owns geothermal rights for 3,615 acres (5.6 square miles) located in northwestern Nevada near the town of Gerlach. The target of the joint venture is the exploration of the regional Gerlach geothermal system. The joint venture is located near the Company’s Granite Creek leases that were recently acquired as part of the San Emidio geothermal power plant acquisition.

Lease/Royalty Terms

BLM Leases. The Gerlach Geothermal LLC assets are comprised two BLM geothermal leases and one private lease totaling 3,615 acres. Both BLM leases have a royalty rate is based upon 10% of the value of the resource at the wellhead. The amounts are calculated according to a formula established by MMS. One of the two BLM leases has a second royalty commitment to a third party of 4% of gross revenue for power generation and 5% for direct use based on BTUs consumed at a set comparable price of $7.00 per million BTU of natural gas. The private lease has a 10 year primary term and would receive a royalty of 3% gross revenue for the first 10 years and 4% thereafter.

Granite Creek – (Nevada)

The Granite Creek assets are comprised of approximately 5,414 acres (8.5 square miles) of BLM geothermal leases located about 6 miles north of Gerlach, Nevada along a geologic structure known to host geothermal features including the Great Boiling Spring and the Fly Ranch Geyser.

Lease/Royalty Terms

BLM Leases. The Company has three geothermal lease contracts with the BLM. The lease contracts are for approximately 5,414 acres of land and geothermal water rights located in the northwestern Nevada. The lease contracts have primary terms of 10 years. Per federal regulations applicable for the contracts, the lessee has the option to extend the primary lease term another 40 years if the BLM does not need the land for any other purpose and the lessee is maintaining production at commercial quantities. The leases state annual lease payments of $5,414, not including processing fees, and expire October 31, 2012.

Boise Administration Office – (Idaho)

The Company entered into a 3 year lease contract effective January 1, 2008 through January 31, 2011, for general office space for an executive office located in Boise, Idaho. The lease payments are due in monthly installments that start at $5,637 per month and increase annually to $5,981 per month.

Item 3. Legal Proceedings

As of May 31, 2009, management is not aware of any material current or pending legal proceedings in which the Company is a party, as plaintiff or defendant, or which involve any of its properties.

Item 4. Submission of Matters to a Vote of Security Holders

None.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

NYSE Amex/Over-The-Counter Bulletin Board

From June 3, 2005 to April 15, 2008, the common stock of U.S. Geothermal Inc. was quoted on the Over-The-Counter Bulletin Board (the “Bulletin Board”) under the trading symbol “UGTH”. Effective April 14, 2008, the common stock of U.S. Geothermal Inc. began trading on the American Stock Exchange, now the NYSE Amex Equities, under the trade symbol “HTM.” Future trading prices of our common shares will depend on many factors, including, among others, our operating results and the market for similar securities.

The following sets forth information relating to the trading of our common stock from April 1, 2007.

Bid Prices on the Over-The-Counter Bulletin and NYSE Amex
Fiscal Year Ended March 31, 2008
First Quarter	2.70	1.37
Second Quarter	3.10	1.85
Third Quarter	4.78	2.56
Fourth Quarter	4.09	2.07

Fiscal Year Ended March 31, 2009
First Quarter *	2.95	2.18
Second Quarter	2.52	1.51
Third Quarter	1.73	0.39
Fourth Quarter	1.16	0.60

* - The Company’s common shares began trading on the NYSE Amex on April 14, 2008.

TSX and TSX Venture Exchange

The Company’s common shares began trading on the Toronto Stock Exchange (“TSX”) on October 1, 2007, under the symbol “GTH.” Prior to trading on the TSX, the Company’s common shares were traded on the TSX Venture Exchange through September 28, 2007 under the same symbol. TSX is the senior equity market in Canada. TSX Venture Exchange is a segment of the Toronto Stock Exchange Group that provides the global financial community with access to Canada's equity capital and energy markets. The TSX Venture Exchange provides access to capital for companies at the early stages of their growth while offering investors a well-regulated market for making venture investments. The following sets forth information relating to the trading on the TSX and TSX Venture Exchange:

Sales Prices on the TSX and TSX Venture Exchanges (CDN$)
Fiscal Year Ended March 31, 2008
First Quarter	2.80	1.59
Second Quarter	3.19	1.99
Third Quarter *	4.75	2.56
Fourth Quarter	4.05	2.00

Fiscal Year Ended March 31, 2009
First Quarter	3.02	2.28
Second Quarter	2.47	1.57
Third Quarter	1.84	0.46
Fourth Quarter	1.40	0.76

* - The Company’s common shares began trading on the TSX on October 1, 2007, and the Company’s common shares ceased trading on the TSX Venture Exchange on September 28, 2007.

As of May 31, 2009, we had approximately 14,800 stockholders of record.

The Company has never paid and does not intend to pay dividends on our common stock in the foreseeable future. Although the Company’s articles of incorporation and by-laws do not preclude payment of dividends, we currently intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors. All of the common shares are entitled to an equal share in any dividend declared and paid.

Recent Sales of Unregistered Securities

None.

Item 6. Selected Financial Data

		For the Fiscal Years Ended March 31,
	2009	2008	2007	2006	2005
Operating Revenues	$1,796,387	$184,242	$90,206	$0	$0
Operating Expenses	7,669,046	4,797,105	3,138,169	1,663,069	1,751,530
Loss from Continuing Operations	(5,872,659)	(3,549,186)	(1,942,884)	(1,490,593)	(1,830,421)
Loss per share from Continuing Operations	(0.09)	(0.06)	(0.04)	(0.08)	(0.12)
Cash dividends declared and paid per common share	0	0	0	0	0
	As of March 31,
	2009	2008	2007	2006	2005

Total Assets	$51,631,870	$40,366,933	$22,673,340	$21,895,933	$2,584,970
Total Long-term Obligations (1)	1,972,200	1,975,672	2,533,858	1,707,548	0

(1)

Long-term obligations represent the fair value of stock options to be exercised by officers, directors, employees and consultants of the Company. These obligations were recorded as a liability since the option exercise price was stated in Canadian dollars, subjecting the Company and the employee to foreign currency exchange risk in addition to the normal market price fluctuation risk.

	Loss per share from Continuing Operations	Operating Revenues	Gross Profit	Loss from Operations	Net Loss from Continued Operations
Fiscal Year Ended March 31, 2007
1st Quarter	$(0.01)	$0	$0	$(961,777)	$(372,486)
2nd Quarter	(0.02)	206	206	(746,292)	(680,021)
3rd Quarter	(0.01)	90,000	90,000	(610,310)	(338,278)
4th Quarter	(0.01)	0	0	(729,584)	(552,099)
Fiscal Year Ended March 31, 2008
1st Quarter	(0.01)	0	0	(694,622)	(410,536)
2nd Quarter	(0.02)	0	0	(1,374,285)	(1,042,678)
3rd Quarter	(0.01)	0	0	(1,103,192)	(806,494)
4th Quarter	(0.02)	184,242	184,242	(1,440,764)	(1,289,478)
Fiscal Year Ended March 31, 2009
1st Quarter	(0.03)	358,635	358,635	(1,936,923)	(1,879,466)
2nd Quarter	(0.03)	614,383	614,383	(1,645,823)	(1,595,476)
3rd Quarter	(0.01)	424,799	424,799	(903,830)	(878,373)
4th Quarter	(0.02)	398,570	398,570	(1,386,083)	(1,382,432)

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

U.S. Geothermal Inc. is a Delaware corporation. The Company’s shares of common stock trade on the TSX under the symbol “GTH” and on the NYSE Amex under the trade symbol “HTM”. On December 19, 2003, the Company acquired all of the outstanding securities of U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho”) incorporated in February 2002, through a transaction merging Geo-Idaho into Evergreen Power Inc., a wholly-owned Idaho subsidiary formed for purposes of the merger transaction. Following the merger, the Company changed its name from U.S. Cobalt Inc. to U.S. Geothermal Inc. Pursuant to the merger, Geo-Idaho became the surviving subsidiary of the Company, and Evergreen Power, Inc. ceased to exist. GTH is still, primarily, a development stage company and has just started receiving revenues from operating activities.

For the fiscal year ended November 31, 2009, the Company is focused on:

1)	optimizing the operation of the Unit I power plant at the Raft River, Idaho geothermal project (“Raft River Unit I”);

2)	evaluating flow test results from exploration well NHS-1, planning and permitting drilling and field development activities at Neal Hot Springs in Oregon;

3)	identifying potential buyers and negotiating a PPA for the Neal Hot Springs Project;

4)	optimizing the operation of the San Emidio (formerly Empire) power plant in Nevada, and planning for repowering the existing plant;

5)	drilling one exploration drill hole and permitting for additional exploration drill holes at the San Emidio Project; and

6)	the evaluation of potential new geothermal project acquisitions.

Raft River Unit I achieved commercial operation on January 3, 2008. During 2008, Raft River operated at 95 percent availability and averaged 9.8 megawatts for the year. A reverse osmosis filter system was added to the cooling water system for the removal of higher than anticipated levels of chloride, which would damage plant equipment.

The Company has assembled a team of seven qualified technicians for the ongoing operation and maintenance of the Unit I power plant and planned future power plant units at Raft River. The team underwent operator training from Ormat and is currently operating the plant unassisted.

With carbon regulation widely anticipated to increase the cost of power sourced from coal, and limited opportunities to purchase baseload geothermal power, the Company has found that utilities across the Western United States have been eager to discuss power purchases from the Raft River geothermal resource. As a result of the increased interest, U.S. Geothermal elected to withdraw its Raft River Unit II and Unit III Idaho Power PPAs without submitting them to the Idaho Public Utility Commission (“IPUC”) for approval in order to pursue larger capacity PPAs with other utilities. With the concurrence of Idaho Power, the Unit II and Unit III 10 megawatt contracts were voided without further obligation on either party.

On September 26 2007, Idaho Power Company and the Company announced the signing of a new, 13-megawatt, full output power purchase agreement. Idaho Power submitted the new PPA to the IPUC for their final approval, which was granted on January 16, 2008. The new PPA replaces the existing 10 megawatt, 20 year PPA and is part of Idaho Power’s 2006 formal request for geothermal electricity under which the Company was named the sole successful bidder in March 2007.

The new PPA is for electricity sales of an annual average of 13-megawatts and has a 25-year term. It is the first contract signed as part of ongoing negotiations with Idaho Power for a total of 45.5 megawatts. Idaho Power and the Company expect to be able to use this first contract as a template for advancing negotiations for the output from the planned Unit Three at Raft River and 26 megawatts of planned production from the Company’s Neal Hot Springs project located in southeast Oregon.

Eugene Water and Electric Board (“EWEB”), from Eugene, Oregon and U.S. Geothermal have signed a PPA with EWEB to purchase the full 13 megawatt annual electrical output of Raft River Unit II. With the execution of the EWEB PPA, and the increase of Unit I under the new Idaho Power PPA, the total planned output from the Unit I and Unit II Raft River power plants is expected to be 26 megawatts from two plants, instead of the originally planned 30 megawatts from three plants, resulting in substantial capital and operating cost savings through improved economy of scale. The ongoing negotiations with Idaho Power relating to Raft River Unit III and Neal Hot Springs and the signed EWEB PPA recognize that the PPAs are contingent upon extension of the federal Production Tax Credit, successful resource drilling and an economically feasible resource discovery at Raft River and Neal Hot Springs.

In addition, the strong regional interest in geothermal power has resulted in several utilities from California to Washington entering into discussions with U.S. Geothermal Inc. to purchase the electrical power output of Unit III. Subject to drilling confirmation of sufficient geothermal resource, the power plant output from three units at Raft River would be 39 megawatts, instead of the maximum 30 megawatts under the previous Idaho Power PPA provisions.

In May 2008, we acquired the geothermal assets, including a 3.6 net megawatt nameplate generating capacity power plant, from Empire Geothermal Power LLC and Michael B. Stewart, located in Washoe County, Nevada for approximately $16.6 million. The plant currently generates an approximate average net output of 3.1 megawatts, which is sold to Sierra Pacific Power Corporation. Subject to the receipt of all required permits, we intend to repower the project using the existing flow rate and build a new plant with 8 to 10 megawatts of capacity. When construction is complete, the existing 3.6 megawatt plant may be decommissioned. We believe the construction cost of the repower project will be approximately $25 to $26 million. Management is currently reviewing alternatives and believes project finance will be available for the development and construction. A new PPA for the amount of power above that is covered by the existing NV Energy PPA ( approximately 3 megawatts) will be required before financing can be completed. The method of financing the construction of the new power plant has not yet been determined.

Factors Affecting Our Results of Operations

Although other factors may impact our operations and financial condition, including many that we do not or cannot foresee, we believe that our results of operations and financial condition for the foreseeable future will be affected by the following factors.

Raft River LLC

We hold a 50% interest in Raft River LLC, which owns Raft River Energy Unit I. Construction of Raft River Energy Unit I required substantial capital, and partnering with a co-venturer allowed us to share the risks and rewards of ownership. The joint venture has also allowed us to take advantage of production tax credits which would not otherwise have been available to us. We estimate we will receive cash payments totaling approximately $1.6 million per year from the Raft River Unit I project for the first four years of its operations from a water lease ($90,000), management fees ($250,000), sales proceeds from renewable energy credits ($160,000) and projected cash distributions available from operations ($100,000).

We managed the construction of the Raft River Energy Unit I plant pursuant to our operating agreement with Raft River LLC. Raft Holdings has contributed to Raft River LLC a total of approximately $34.2 million in cash and we have contributed $16.4 million in cash and approximately $1.5 million in production and injection wells and geothermal leases through March 31, 2009.

Under the terms of the Operating Agreement, Raft River LLC is required to distribute the cash it holds that is not otherwise allocated to its liabilities or reserves to Raft Holding and us at the end of each fiscal quarter. Raft Holdings is entitled to specific quarterly cash distributions in amounts outlined in the Operating Agreement. For the first four years after Raft River Unit I was placed into service, and once Raft Holdings has received cash distributions specified in the Operating Agreement, we are entitled to receive available cash distributions up to a certain specified limit. Following this period and continuing until Raft Holdings has achieved a specified rate of return, we will receive a de minimis percentage of the available cash distributions. At such time, we will receive less than half of all available cash distributions until the later of 20 years or the date we have achieve more than 30 megawatts of total net electrical generation capacity from geothermal resources in the United States under our ownership or control or the economic equivalent thereof. However, at this time, we will be receiving a majority of the cash flow due to payments made to us as fees and royalties under separate energy and water rights agreements. Thereafter, we will receive a significant majority of the available cash distributions for the remaining life of the project.

Raft River Unit I is currently selling between 8.5 and 9.5 megawatts of power to Idaho Power Company. Raft River LLC has also entered into an agreement with Holy Cross Energy of Colorado for the sale of the RECs associated with the Raft River Unit I power plant. Holy Cross Energy has agreed to pay a price of $7.50 per megawatt hour for the first 10 megawatts of generation on an annual basis. The price for these RECs will decrease annually by $0.50 per megawatt until the contract terminates in 2017. We also receive revenue from Raft River LLC from water and energy leases.

We use the equity method of accounting to account for the operating results of Raft River LLC over which we have significant influence due to our management of the operations and our participation on the management committee. Under the equity method, we recognize our proportionate share of the net income (loss) of Raft River LLC in the line item “Loss from investment in subsidiary.” Once we begin to receive the significant majority of the available cash distributions from Raft River LLC, we expect that Raft River Unit I will be accounted for as a consolidated entity.

Pursuant to a Management Services Agreement which continues until 2028, we provide operating and management services to Raft River LLC. We will receive approximately $250,000 per year for the next four year pursuant to this agreement. Thereafter, modest adjustments to this amount will occur according to an escalator clause in the agreement.

Power Purchase Agreements

Prior to the construction of a geothermal project, we typically enter into a power purchase agreement with a utility, which fixes the price of energy produced at a project for a 20 to 25 year period. Such PPAs are typically negotiated with the utility company and approved by a state utility commission or similar regulating body.

Power purchase agreements generally provide for the payment of energy payments, capacity payments, or both. Energy payments are calculated based on the amount of electrical energy delivered to the relevant power purchaser at a designated delivery point. The rates applicable to such payments are either fixed, subject to adjustments in certain cases, or are based on the relevant power purchaser’s short-run avoided costs calculated as the incremental costs that the power purchaser avoids by not having to generate such electrical energy itself or purchase it from others. Capacity payments, on the other hand, are generally calculated based on the amount of time that our power plants are available to generate electricity. Some power purchase agreements provide for bonus payments in the event that the producer is able to exceed certain target levels and forfeiture of payments if minimum target levels are not met.

Raft River Energy I LLC currently earns revenue from a full-output PPA with Idaho Power, which is expected to be 13-megawatts annual average. The PPA expires in 2032. This PPA was signed as part of ongoing negotiations with Idaho Power for PPAs covering an expected total output of 45.5 megawatts and may be used as the template for additional PPAs. The price of energy sold under the Idaho Power PPA is split into three seasons: power produced during the peak periods of July, August, November and December will be purchased at 120% of the set price; power produced in the three month low demand season will be purchased at 73.50% of the set price; and power produced in the remaining five months of the year will be purchased at 100% of the set price. The PPA sets a first year average purchase price of $53.60 per megawatt hour. The $53.60 purchase price is escalated each year at a compound annual rate of 2.1% until year 15. From years 16 to 25 of the contract the escalation rate will drop to 0.6% per year.

Power generated by San Emidio is sold to Sierra Pacific Power Corp. (NV Energy) pursuant to a 30 year PURPA PPA that terminates in December 2017. The PPA includes energy and capacity payment components, as well as peak and off-peak rates. The average power price received in 2008 is approximately $77.00 per megawatt hour. Contract prices are adjusted annually on March 1 based upon the Handy-Whitman price index, total steam production plant category, as specified by Nevada Public Utility Commission standards for PURPA contracts.

Results of Operations

Fiscal Year Ended March 31, 2009 to March 31, 2008

For the years ended March 31, 2009 and 2008, we incurred net losses of $5,735,747 and $3,549,186 which represented ($0.06) and ($0.04) per share; respectively. The increase from 2008 to 2009 was $1,606,302 (61.6%) . These figures are indicative of several factors that are both financially favorable and unfavorable. As discussed in more detail in the following paragraphs, the figures are primarily attributable to management fee income, corporate administrative and development, professional and management fees, salaries and related costs, lease and repair costs, as well as the operations of the subsidiary and the newly acquired power plant.

Management Fee Income

For the year ended March 31, 2008, management fee income increased $187,500 compared to the same period in 2008. Management fees are earned by the Company from its subsidiary RREI at a rate of $20,833 per month ($250,000 annual). These fees began when the plant became operational in January 2008. In the fiscal year ended March 31, 2008, the Company earned 3 months of management fees. For the fiscal year ended March 31, 2009, the Company earned fees for an entire year.

Corporate Administration and Development

Administrative and development costs increased by $173,010 (28.9%) from the prior year. The primary components of the increase were the increases in exchange filing fees ($25,400), insurance ($58,000) and administration office rent ($50,500). The Company moved into a new building in January 2008. Therefore, the prior fiscal year only included three months of the higher rental costs for the new building.

Professional and Management Fees

For the year ended March 31, 2009, professional and management costs increased $151,545 (17.9%) compared to the same period in 2008. The increase was primarily due to additional audit fees, compliance with Sarbanes-Oxley Act and contractors involved in plant support. The financial statement audit fees increased approximately $25,000 due to the larger scope of the audit engagement related to the Company’s new entities. To comply with the Sarbanes-Oxley Act, additional audit fees of approximately $35,000 were incurred and additional consulting fees of $61,300 were incurred for a total of $136,000 for the fiscal year. An incremental amount of approximately $83,000 was paid to outside contractors that supported the operations of our primary subsidiary. These contractors were performing water testing and general plant operational support.

Salary and Related Costs

For the year ended March 31, 2009, our salary costs increased $563,324 (91.2%) as compared to 2007. There have not been notable changes in the number of management and development employees, pay scales or other benefits. Prior to January 3, 2008, the Company’s primary subsidiary was in a development stage, and directly involved efforts from management and development employees. Accordingly, their salaries and related costs (approximately $455,000 and $437,000 for the fiscal years ended 2008 and 2007; respectively) were allocated to the subsidiary. After the subsidiary became operational in 2008, the amount of salary costs from management and development employees were significantly reduced at the subsidiary level and now are carried at the corporate level.

Land Lease and Reservation Fees

For the year ended March 31, 2009, the lease and equipment maintenance costs increased $146,986 (211.5%) as compared to 2008. During the year, the Company began lease payments for utility line reservation fees of $101,928. Additional lease payments for geothermal water rights were incurred that amounted to over $81,000. Of that amount, $41,000 was for geothermal lease rights for the exploration activities conducted by the new joint venture company Gerlach Geothermal, LLC.

Gain/Loss on Investment in Subsidiary (Raft River Energy I, LLC)

For the fiscal year ended March 31, 2009, the Company’s portion of net loss reported by RREI was $8,178. This was a decrease of $220,056 in the loss reported in the same period ended in 2008. The plant became commercially operational on January 3, 2008. The quarterly financial information is presented in the table below. The operating loss experienced in the first 3 quarters of commercial operations reflects the effect of reduced power generation due to plant startup in winter conditions, completion of construction punch list activities and the resulting higher labor costs, and increased chemical treatment costs for the reduction of elevated chloride in the cooling water circuit that were higher than anticipated. In addition, the mechanical failure of the pump in production well RRG-2 caused several weeks of reduced power generation and the associated lost revenues. The quarter ended December 26, 2008, was the first quarter that RREI reported a profit. The drop in revenues and the related net loss reported in the quarter ended March 27, 2009 was related to the decline in temperature for one of the four production wells (RRG-7) and the lower contracted power rate for the month of March. The temperature reduction for well RRG-7 is an on-going condition that is still being addressed. Under the terms of the PPA, the Company was paid 100% of the contracted power rate for the months of January and February. In March, the Company is paid the lower seasonal rate of 73.5% of the contracted power rate.

Select quarterly financial information for RREI is illustrated as follows:

		Net Income (Loss)
	Total Operating		U.S. Geothermal
Quarter Ended:	Revenues	Total	Inc.’s Portion

March 28, 2008	$1,025,459	$(406,606)	$(136,440)
June 27, 2008	1,126,051	(119,141)	(40,125)
September 26, 2008	1,408,357	(319,558)	(110,070)
December 26, 2008	1,625,010	426,339	146,900
March 27, 2009	1,355,582	(14,170)	(4,883)

San Emido, Nevada Plant Energy Sales and Plant Operating Expenses

During the fiscal year ended March 31, 2009, the Company reported operating revenues of $1,449,696 (energy sales $1,416,853 and production energy credit and other $32,843) and plant expenses of $2,265,277. Effective May 1, 2008, the Company purchased and began operating a geothermal power plant located in North Western Nevada. Therefore, this was the first year the Company reported revenues and expenses from this plant.

Energy sales revenues were higher in the quarter ended September 30, 2008 due to regular plant production and premium contracted rates. Based upon the terms of the PPA, premium rates are paid during the months June through September. The plant was not as productive in the quarters ended December 31, 2008 and March 31, 2009 due to the down time experienced while extensive repairs and maintenance was conducted.

Significant repair and maintenance costs were incurred during the quarters ended December 31, 2008 and March 31, 2009. Repairs and other improvements have been made that are expected to reduce operating costs, as well as increase power generation. During the last fiscal year, the Company has spent over $164,000 making various repairs to allow the facility to continue to generate power until the repower or replacement of the power plant facility is completed. Items included in the repairs and maintenance total includes repair of electrical breakers and system controls, repair pentane storage and transfer system, gear box and drive shaft alignments on all OECs and cooling tower fans, repair leaking condenser tubes, replace turbine inlet gaskets, modification of OEC oil cooler water supply pipelines, replacement of leaking brine valves on the OECs and replacement of check valve on production pump 76-16. With these repairs, the power plant facility should continue to provide operating revenues and generate positive cash flow to the Company.

Select quarterly financial information for the plant is illustrated as follows:

		Total
	MWH	Operating
Quarter Ended:	Produced	Revenues	Net Loss	Cash Flow

June 30, 2008 *	3,211	$273,635	$(215,769)	$(85,970)
September 30, 2008 **	5,649	529,383	(63,779)	131,267
December 31, 2008 **	4,097	337,272	(268,918)	(71,977)
March 31, 2009	3,808	309,406	(267,114)	(65,402)
	16,765	$1,449,696	$(815,580)	$(92,082)

*	- two months of operations.
**	- Net Loss reflects a reclassification adjustment of $122,059 in expenses.

Fiscal Year Ended March 31, 2008 to March 31, 2007

For the years ended March 31, 2008 and 2007, we incurred net losses of $3,549,186 and $1,942,884 which represented ($0.06) and ($0.04) per share; respectively. The increase from 2007 to 2008 was $1,606,302 (82.7%) . These figures are indicative of high levels of activities related to our efforts to develop, study and establish financing for our geothermal interests, as detailed below.

Operating Revenues

On January 3, 2008, the Company’s first plant became commercially operational. As a result, the Company began receiving operating revenues for management fees and lease and royalty payments.

Loss on Operations of Subsidiary

The Company’s share of the operating loss from the Company’s major subsidiary increased $125,898 (123.0% increase) from the prior year. The subsidiary began commercial operations in January 2008 and costs are being incurred to optimize production levels. The Raft River Unit I plant is currently operating at between 9.6 to 11.7 megawatts output which is still below the design capacity. The plant has not yet been able to drop the purchases of third party power to run the production pumps as originally planned. The pump power purchases have increased the plant operating costs. Management continues to study the production issues related to this plant and believes that the plant will be profitable after initial start up costs have been incurred.

Corporate Administration and Development Activities

Administrative and development costs increased by $364,121 (168.6%) from the prior year. The primary component of the increase was the filing fee and other related costs for listing on the Toronto Stock Exchange ($269,273). Also, there were modest increases in insurance and depreciation costs.

Professional and Management Fees

Professional costs remained at a high level to support the legal and other consulting efforts to needed to comply with the Sarbanes-Oxley Act ($74,200), issue private placement offerings ($49,900), filing of a resale registration statement ($48,900), negotiate the terms of the Raft River Energy operating agreement ($45,200) and amend prior year tax returns ($21,100). Professional and management costs of $845,908 represent 17.6% of total operating expenses for the fiscal year ended March 31, 2008. These costs increased $137,384 (19.4%) and $423,218 (100.1%) from 2007.

Stock-Based Compensation Costs

Stock-based compensation represents 39.7% of the Company’s operating expenses for the fiscal year ended March 31, 2008. These costs increased $774,563 (68.6%) from the prior year. The main reason for the increase is number of options granted to directors, officers and employees in fiscal years ending March 31, 2007 and 2008. The stock options are a part of our annual executive compensation plan, and are issued to obtain, retain and motivate our directors, executives and employees. During the fiscal year ended March 31, 2008, we attained several significant milestones (moving to Toronto Stock Exchange, moving to American Stock Exchange (now NYSE Amex), completion of Raft River Unit I, etc.) which necessitated recognition of the significant work effort of our directors, executives and employees for current and prior years.

Liquidity and Capital Resources

We believe our cash and liquid investments at March 31, 2009 are adequate to fund our general operating activities through March 31, 2010. Additional funding will be needed to finance the expansion of production volumes at Raft River and the development of the San Emidio, Nevada and Neal Hot Springs, Oregon projects. We anticipate that the additional funding may be raised through the issuance of shares and/or through the sale of ownership interest in tax credits and benefits.

The current financial credit crisis is not anticipated to impact the ability of our customers, Idaho Power Company and Sierra Pacific Power, to pay for their power. This power is sold under long-term contracts at fixed prices to large utilities. Projections for 2009 indicate that both projects, Raft River and San Emidio, will generate positive cash flows to the Company. However, the current status of the credit and equity markets could delay our project development activities while the Company seeks to obtain economic credit terms or a favorable equity market price to further the drilling and construction activities. The Company continues discussions with potential investors to evaluate alternatives for funding at the corporate and project levels. We are also pursuing available DOE loan guarantees in order to reduce interest costs for any debt instruments the Company may require. At the current market price for the Company’s stock, we do not anticipate that additional funding will result from the exercise of current stock options or warrants.

In these difficult times, the Company has also implemented procedures to conserve cash, reduce costs and maximize revenue. At the corporate level, we have suspended drilling activities, cancelled non-essential consulting contracts and are reducing all non-critical expenditures. At the project level, Raft River and San Emidio are increasing efforts to reduce operating costs and will continue to find additional cost savings. The Company has instituted a wage and salary freeze for all employees effective January 1, 2009. The wage and salary freeze means that we will not be granting merit pay increases until economic conditions improve and we are able to finance the Company in the equity markets. In addition, the Company has required that employees contribute a share of the medical insurance premiums for dependent coverage. The Company will continue to pay 100% of the insurance premiums for the employees.

Potential Acquisitions

The Company intends to continue its growth through the acquisition of ownership or leasehold interests in properties and/or property rights that it believes will add to the value of the Company’s geothermal resources, and through possible mergers with or acquisitions of operating power plants and geothermal or other renewable energy properties.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been made. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for the financial statements.

Cash and Cash Equivalents

The Company considers cash deposits and highly liquid investments to be cash and cash equivalents for financial reporting presentation on the consolidated balance sheet and statement of cash flows. The Company subscribes to the accounting standards that define cash equivalents as highly liquid, short-term instruments that are readily convertible to known amounts of cash, which are generally defined investments that have original maturity dates of less than three months. With the large value of funds invested in short-term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC.

Property, Plant and Equipment

During the development stage of operations, the Company has purchased and otherwise acquired geothermal properties for the production of power. The geothermal properties include: drilled wells, power plant components, power plant support components, land, land rights, surface water rights, and geothermal water rights. The Company’s first power plant became operational in January 2008. When the plant became operational, plant property and equipment costs were charged to operations in a systematic manner based upon the estimated useful lives of the individual assets. The factors and assumptions that comprise this allocation process will be based upon the best information available to us, and will be evaluated, at least, annually for viability. If it is determined that our cost allocations have produced results that vary significantly from the conditions surrounding the value of the Company’s geothermal properties, a gain or loss adjustment will be made in the period in which this determination is made. The cost allocation or amortization process is not intended to present the fair market value of our geothermal properties; rather to allocate the actual historical costs of those properties over their service lives.

Income Taxes

According to generally accepted accounting practices, entities must recognize assets and/or liabilities that originate with the differences in revenues and expenses presented for financial reporting purposes and those revenues and expenses that are utilized to comply with federal and state income tax law. Often deductions can be accelerated for income tax purposes, thus creating temporary timing differences. Other items (generally non-allowable expenses) do not reverse over time, and are considered to be permanent differences. These types of costs are, typically, not factored into the deferred income tax asset or liability calculation. The Company’s primary element that impacts the liability or asset calculation relates to the operating losses generated in its early stages of operation that will be allowed to offset future earnings. Stock-based compensation is another significant area that impacts that recognition of deferred income taxes. Compensation that has been provided to employees and contractors based upon the value of the issuance of stock options is reported as an operating cost. However, this compensation is not an allowable deduction for income tax purposes. At the end of the fiscal year, the Company’s significant tax differences would ultimately result in the recognition of an asset; however, due to the uncertainly surrounding future earnings, an allowance has been calculated that effectively removes the asset. The Company continues to track the financial elements that comprise the deferred income tax calculation and will remove or reduce the asset allowance if the Company is determined to be in position where it is likely to produce earnings.

Stock-Based Compensation

Effective April 1, 2007, the Company adopted a standard that states that if certain conditions are present surrounding the issuance of equity instruments as share based compensation, then circumstances may warrant the recognition of a liability for financial reporting purposes. One such condition was present when the Company originally issued stock options in a foreign currency (Canadian dollars) to employees before the beginning of the fiscal year. Authors of the standard have reasoned that when a condition is present that creates a financial risk to the recipient in addition to normal market risks (i.e., foreign currency translation risk), then the instrument takes on the characteristics of a liability, rather than an equity item. As the underlying stock options are exercised or are forfeited, then the stock based compensation liability will be reduced. The Company’s financial statements reflect these changes in the consolidated balance sheet. As the value of the options change over the vesting periods, these changes will ultimately be reflected in the amount of expense charged to operations.

The Company awards stock options for compensation to non-employees for services performed and/or services performed above and beyond expectations. After the services have been completed, the awards are made at the discretion of the Board of Directors. The fair value of the options are determined on the date the options are awarded according to several factors that include the exercise price of the option, the current price of the underlying share, the expected life of the options and the expected volatility of the stock. Generally speaking, a longer life and higher expected volatility yields a higher value of the option. In accordance with appropriate accounting guidance, the Company amortizes the value of these options as operating expense during the period in which they vest. Stock options awarded to Company employees are also valued on the date they are awarded. However, the value of these options are capitalized and expensed over the vesting period. The current vesting period for all options is eighteen months. The nature of the services provided determines whether the value will be expensed or added to the value of a Company asset. To date, no services have been provided directly related to the construction of property and equipment, thus, all services have been charged to operations.

Contractual Obligations

As of March 31, 2009, the following table denotes contractual obligation by payments due for each period:

	Total	< 1 year	1-3 years	3-5 years	> 5 years
Operating Leases	$ 538,841	$ 143,377	$ 208,971	$ 87,702	$ 98,791
Capital Leases	49,943	10,998	24,573	14,372	0
Stock Compensation Payable	1,933,255	109,504	1,545,038	278,713	0

For further information regarding lease terms and conditions, please note Item 2, Description of Property, Lease/Royalty Terms beginning on page 28 of this document.

The obligations reflected for Stock Compensation Payable are reflected as due on the option expiration date. The obligation will be relieved upon exercise of the options, which may be at any time between vesting and expiration.

Off Balance Sheet Arrangements

As of March 31, 2009, the Company does not have any off balance sheet arrangements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Interest Risk on Investments

At March 31, 2009, the Company held investments of $3,464,906 in money market accounts. These are highly liquid investments that are subject to risks associated with changes in interest rates. The money market funds are invested in governmental obligations with minimal fluctuations in interest rates and fixed terms.

Foreign Currency Risk

The Company is subject to limited amount of foreign currency risks associated with cash deposits maintained in Canadian currency. The Company has utilized and it is continuing to utilize the Canadian markets for raising capital. By proper timing of the transactions and then maintenance of adequate operating funds in other financial resources, the Company has been able to mitigate some of the risks surrounding foreign currency exchanges. At fiscal year end, the Company did not hold any deposits in Canadian currency. Also, the Canadian currency exchange rate has been reasonably consistent over the past fiscal year. As a matter of standard operating practice, the Company does not maintain large balances of Canadian currency; and, substantially, all operating transactions are conducted in U.S. dollars.

The strike price for the Company’s stock option plan has been stated in Canadian dollars as the plan has been administered through our Vancouver office and Pacific Corporate Trust Company. This subjects the Company to foreign currency risk in addition to the normal market risks associated with the stock price fluctuations. A long-term liability has been established to reflect the fair value of the stock options payable. The strike price on future option grants will be stated in US dollars.

Commodity Price Risk

The Company is exposed to risks surrounding the volatility of energy prices. These risks are impacted by various circumstances surrounding the energy production from natural gas, nuclear, hydro, solar, coal and oil. The Company has been able to mitigate, to a certain extent, this risk by entering into long-term power purchase contracts for both the Raft River and San Emidio power plants. These types of arrangement will be the model for power purchase contracts planned for future power plants.

Item 8. Financial Statements and Supplementary Data

The information required hereunder is set forth under “Report of Independent Registered Public Accounting Firm,” “Consolidated Balance Sheets,” “Consolidated Statements of Operations,” “Consolidated Statements of Comprehensive Income (Loss) and Stockholders’ Equity (Deficit),” “Consolidated Statements of Cash Flows,” and “Notes to Consolidated Financial Statements” included in the consolidated financial statements that are a part of this Report (See Part IV, Item 15, exhibit 10.37) . Other financial information and schedules are included in the consolidated financial statements that are a part of this Report.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

In connection with the preparation of this annual report on Form 10-K, an evaluation was carried out by the Company’s management, with the participation of the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (“Exchange Act”)) as of March 31, 2009. Disclosure controls and procedures are designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC rules and forms and that such information is accumulated and communicated to management, including the Chief Executive Officer and the Chief Financial Officer, to allow timely decisions regarding required disclosures.

Based on their evaluation, our Chief Executive Officer and Chief Financial Officer concluded disclosure controls and procedures were effective as of March 31, 2009.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) and Rule 15d-15(f) promulgated under the Exchange Act as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that:

  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of March 31, 2009. In making this assessment, it used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management concluded that, as of March 31, 2009, the Company’s internal control over financial reporting is effective based on those criteria.

Williams & Webster, P.S., independent registered public accounting firm, who audited and reported on the consolidated financial statements of U.S. Geothermal, Inc. included in this report, has issued an attestation report regarding its assessment of the Company’s internal control over financial reporting as of March 31, 2009, which report appears as Exhibit 10.41.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

As of the end of the period covered by this report, there have been no changes in internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) during the quarter ended March 31, 2009, that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 9B. Other Information

Department of Energy Loan Guarantee

On February 26, 2009, the Company submitted an application for the Neal Hot Springs project to the Department of Energy (“DOE”) Energy Efficiency, Renewable Energy and Advanced Transmission and Distribution Solicitation loan guarantee program under Title XVII of the Energy Policy Act of 2005. The Company was notified that its project application is complete, the power plant technology choice qualifies as new or improved under the program, and the project has been selected to proceed in the project loan process. The Company announced on May 26, 2009, that it has been selected by the DOE to enter into due diligence review on an $85 million project loan for the Neal Hot Springs project located in eastern Oregon. If awarded, the loan is expected to provide 80% of the $106 million estimated total capital cost. The new plant, designed to deliver 22 megawatts of power net to the grid, is scheduled to begin commercial operations in late 2011.

Employee Stock Options

On May 26, 2009, the Company announced the regular annual grant of employee stock options pursuant to its Stock Option Plan to directors, employees and consultants to acquire 1,795,000 shares exercisable at a price of $0.92 per share for a term of 5 years expiring May 26, 2014.

Production Pump at Raft River Energy I, LLC

On June 1, 2009, the production pipe column on a well at Raft River Energy I, LLC failed. This is the pipe that carries the geothermal fluid to the surface and supports the pump weight. The repair process has started and the pipe column and pump have been removed from the well. While the final repair costs have not been determined, initial estimates indicate that repair costs could exceed $600,000. Plant energy production has been reduced due to the failure. If the repair process goes according to plan, the repairs will be completed by June 19, 2009.

PART III

Item 10. Directors, Executive Officers, and Corporate Governance

Identification of Directors, Executive Officers and Significant Employees

The following sets forth certain information concerning the current directors, executive officers and significant employees of our company. Each director has been elected to serve until our next annual meeting of stockholders and until his successor has been elected and qualified. Each executive officer serves at the discretion of the board of directors of our company, and each has been elected for a 1 year term.

NAME	AGE	POSITION

Daniel J. Kunz	57	Chief Executive Officer, President and Director
Douglas J. Glaspey	56	Chief Operating Officer and Director
John H. Walker (1) (2) (3)	60	Chairman of the Board and Director
Paul A. Larkin (1) (2) (3)	58	Director
Leland R. Mink (1) (3)	69	Director
Kerry D. Hawkley	55	Chief Financial Officer and Corporate Secretary
Kevin Kitz	48	Vice President, Development, Geo-Idaho
Robert Cline	52	Vice President, Engineering, Geo-Idaho
Christopher S. Harriman	51	President, U.S. Geothermal Services LLC

(1)	Member of the Audit, Compensation and Governance Committees.
(2)	Audit Committee Financial Expert.
(3)	Independent Director.

Background and Business Experience

Daniel J. Kunz is the co-founder, President and Chief Executive Officer and a director of GTH and the President of Geo-Idaho. He has served as a director of the company since March 2000, and was Chairman of the Board of Directors from March 2000 until December 2003. Prior to the acquisition of Geo-Idaho, he served as a director and the President for that company from February 2002 until the acquisition. Mr. Kunz was an executive of Ivanhoe Mines Ltd. from 1997, and served as its President, Chief Executive Officer and Director from November 1, 2000 until March 1, 2003. From March 2, 2003 until March 8, 2004, Mr. Kunz served as President of Jinshan Gold Mines Inc. Mr. Kunz has more than 30 years of experience in international mining, engineering and construction, including, marketing, business development, management, accounting, finance and operations. Mr. Kunz was a founder of and directed the initial public offering of the NASDAQ listed MK Gold Company (President, Director & CEO) and held executive positions with Morrison Knudsen Corporation (Vice President & Controller, and as CFO to the Mining Group). Mr. Kunz holds a Masters of Business Administration and a Bachelor of Science in Engineering Science. He is currently a director of several companies publicly traded on the Toronto Stock Exchange and the TSX Venture Exchange, including Jinshan Gold Mines Inc., Kenai Resources Ltd., and Chesapeake Gold Corp.

Douglas J. Glaspey is the co-founder, Chief Operating Officer and a director of GTH. He has served as a director of the company since March 2000, and served as its President from March 2000 until the acquisition of Geo-Idaho. He also served as a director and the Chief Executive Officer of Geo-Idaho from February 2002 until the acquisition, and continues to serve as President. From December 1986 to the present, Mr. Glaspey has been a Metallurgical Engineer and Project Manager with Twin Gold Corporation. Mr. Glaspey has 29 years of operating and management experience. He holds a Bachelor of Science in Mineral Processing Engineering and an Associate of Science in Engineering Science. His experience includes production management, planning and directing resource exploration programs, preparing feasibility studies and environmental permitting. He has formed and served as an executive officer of several private resource development companies in the United States, including Drumlummon Gold Mines Corporation and Black Diamond Corporation.

John H. Walker is a director and the Chairman of the Board of directors of GTH. He has held that position since December 2003. He is Managing Partner of the IMG-Aurion Infrastructure Fund, a North American US$500 million dollar infrastructure fund based in Toronto and Washington D.C. with a focus on mid-market investment opportunities. He brings over 35 years experience in urban planning, energy security, investment banking and business diplomacy. Mr. Walker was a Founding Director of the Greater Toronto Airports Authority and was involved in the development of a $4.4 billion terminal complex at Toronto Pearson Airport, which was completed in 2005. He has held positions at Ontario Hydro, Loewen Ondaatje McCutcheon, Falconbridge, Mihaly International Canada, the Town of Oakville and the City of New Haven. Mr. Walker has a BS from Springfield College in urban studies and a Master of Environmental Studies degree from York University.

Paul Larkin serves as a director of GTH, a position he has held since March 2000. He served as Secretary of GTH until December, 2003, and served as a director and the Secretary-Treasurer of Geo-Idaho from February 2002 until the acquisition. Since 1983, Mr. Larkin has also been the President of the New Dawn Group, an investment and financial consulting firm located in Vancouver, British Columbia, and the President of Tyner Resources Ltd., a TSX Venture Exchange listed company. New Dawn is primarily involved in corporate finance, merchant banking and administrative management of public companies. Mr. Larkin held various accounting and banking positions for over a decade before founding New Dawn in 1983, and currently serves on the boards of the following companies which are listed on the TSX Venture Exchange: Tyner Resources Ltd., LNG Energy Limited, Kenai Resource Inc., and Condor Resources Inc.

Dr. Leland “Roy” Mink is the former Program Director for the Geothermal Technologies Program, U.S. Department of Energy (DOE). Prior to working for the DOE Dr. Mink was the Vice President of Exploration for U.S. Geothermal Inc. He has also worked for Morrison-Knudsen Corporation, Idaho Bureau of Mines and Geology and Idaho Water Resources Research Institute.

Kerry D. Hawkley serves as the company’s Chief Financial Officer and Corporate Secretary. He has served as the company’s controller since July 2003, and became CFO as of January 1, 2005. Since July 2003, he has also provided consulting services to Triumph Gold Corp. From 1998 to June 2003, Mr. Hawkley served as controller, director and treasurer of LB Industries. Mr. Hawkley has over 30 years experience in all areas of accounting, finance and administration. He holds Bachelor of Business Administration degrees in Accounting and Finance. He started his career as an internal auditor with Union Pacific Corporation and has held various accounting management positions in the oil and gas, truck leasing, mining and energy industries.

Kevin Kitz is the Vice President-Development of Geo-Idaho. He joined the company in April 2003. He is a mechanical engineer with 19 years of geothermal power plant design, construction and operating experience with UNOCAL, with whom he worked until November 2002. He holds a Bachelor of Science in Mechanical Engineering and Material Science, and is a Professional Engineer in California. During his career with Unocal, he was a Production and Operations Engineer at the 75 megawatt Salton Sea geothermal power plant in southern California, a Senior Production Engineer at the Geysers geothermal field in northern California, and a Power Plant Engineering Advisor in the Philippines for geothermal power plants ranging from 12 to 55 megawatts.

Robert Cline is the Vice President-Engineering of Geo-Idaho. He joined the company in February 2005. He is a civil engineer with 24 years experience developing energy and water resources projects in the western U.S. He holds Bachelor of Science degrees in Civil Engineering and Physics, and is a Professional Engineer in Arizona and Oregon. Prior to joining US Geothermal, he was the Manager of Engineering at Ida-West Energy Company, playing a key role in developing several hydroelectric and gas-fired generating facilities, and was instrumental in several highly successful hydroelectric acquisitions. Prior to 1991, he worked nine years for the US Bureau of Reclamation where he was involved in engineering, contracting and construction of various water resources related projects in Arizona.

Christopher S. Harriman is the President of US Geothermal Services LLC. He has over ten years of power management experience and has eighteen years of industry experience. He worked for Black Hills Generation as plant manager of two 10 megawatt cogeneration facilities in southern Idaho. He also spent eight years with Exxon Shipping, and served in the U.S. Coast Guard. He joined us in July 2006.

None of the directors or officers has entered into any arrangement or understanding with any other person pursuant to which he was selected as an officer or selected as a director or nominee of the Company.

Family Relationships

There are no family relationships between directors and the executive officer.

Code of Ethics

The Board adopted the Company’s Code of Ethics in September 2005. The code of ethics applies to all directors, officers and employees of the company. Amendments or waivers to the Code of Ethics will be disclosed within four business days on a Form 8-K or on the Company’s web page at www.usgeothermal.com. The Code of Ethics is included in the Company’s web page.

Audit Committee

The primary function of the Audit committee is to assist the Board in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by the Corporation to regulatory authorities and shareholders, the Corporation’s systems of internal controls regarding finance and accounting and the Corporation’s auditing, accounting and financial reporting processes. Consistent with this function, the Audit Committee will encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are:

  Serve as an independent and objective party to monitor the Corporation’s financial reporting and internal control system and review the Corporation’s financial statements;

  Review and appraise the performance of the Corporation’s external auditors;

  Provide open avenues of communication among the Corporation’s auditors, financial and senior management and the Board.

Composition

The Audit Committee shall be comprised of three directors as determined by the Board, each of whom shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. At least one member of the Audit Committee shall have accounting and related financial management expertise. All members of the audit Committee that are not financially literate will work towards becoming financially literate to obtain a working familiarity with basic finance and accounting practices. For the purposes of the Audit Committee’s Charter, the definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity that can be resumed to be raised by the Corporation’s financial statement. The members of the Audit Committee shall be elected by the full Board at its first meeting after the annual shareholder’s meeting. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by a majority vote of the full Audit Committee membership.

The current members of the Audit Committee are Paul A. Larkin (Chair and Financial Expert), John H. Walker and Leland L. Mink.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall review and update the Audit Committee’s charter annually, and review the Corporation’s financial statements, management’s discussion and analysis (MD&A) and any annual and interim earnings, press releases before the Corporation publicly discloses this information and any reports or other financial information (including quarterly financial statements), which are submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the external auditors.

Meetings

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee will meet at least annually with the Chief Financial Officer and the external auditors in separate sessions.

Beneficial Ownership Reporting Compliance

Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended March 31, 2009, all of the Company's officers and directors, and all of the persons known to the Company to own more than ten percent (10%) of the Common Stock, complied with all such reporting requirements except as follows: Mr. Kunz was late filing a Form 4 representing one transaction. Mr. Glaspey was late filing a Form 4 representing two transactions. Mr. Hawkley was late filing a Form 4 representing two transactions. And Mr. Larkin was late filing a Form 4 representing one transaction.

Item 11. Executive Compensation

The Compensation and Benefits Committee is appointed annually by the Board of Directors to discharge the Board's responsibilities relating to compensation and benefits of the executive officers of the Company. The goals of the committee is to attract, retain and motivate our executive officers by providing appropriate levels of compensation and benefits while taking into consideration, among such other factors as it may deem relevant, the Company's performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies and the awards given to the executive officers in past years. The main categories of compensation available to the committee are base salary, discretionary annual performance bonuses, stock option grants, stock awards, and insurance reimbursements.

While U.S. Geothermal does not attach a weighting to the various components of executive compensation, the Compensation Committee attempts to pay a competitive salary (retention) to its executives while providing long-term incentive to the executives through equity awards (ownership/rewards) in order to align their interests with the long-term progression of the Company as a whole.

We compete with a variety of companies for our executive-level employees. The Compensation and Benefits Committee uses base salary to compensate the executive officers for services rendered as well as for motivation and retention purposes. Base salaries are intended to be competitive for companies of similar size and purpose, also taking into consideration individual factors such as experience, tenure, institutional knowledge and qualifications. Base salaries are reviewed annually to determine whether they are consistent with our overall compensation objectives. In considering increases in base salary, the Compensation and Benefits Committee reviews individual and corporate performance, market and industry conditions, and our overall financial health.

The CEO, and Compensation and Benefits Committee perform an informal annual review of compensation practices of similar size companies to educate themselves of the general parameters (levels and types of compensation) for executive compensation. They do not, however, benchmark the various components of executive pay. Their review highlights inconsistencies with compensation practices at similar sized companies and provides the committee with knowledge of the competitive landscape for its executives. None of the other executive officers participate in the determination of executive pay.

The Compensation and Benefits Committee may grant annual performance bonuses as a reward for achievement of individual and corporate short-term goals. Any grant of an annual performance bonus is discretionary and the amount is determined after recommendation from the chief executive officer. Bonus awards are dependent upon our financial and operational performance as well as the completion of specific milestone events by the individual executive officer. The Company has awarded bonus payments during two years when salaries were significantly below market, but does not consider this method of compensation as a material aspect of our continuing compensation package (approximately 5% of total executive compensation during 2007 and 2008; zero during 2009). The bonuses paid in January 2007 were based on the significant milestones and achievements of the company during the calendar year 2006 including the following:

  Close $25 million share private placement

  Raft River construction groundbreaking

  $34 million tax equity investment deal with Goldman Sachs

  Improved terms of draft power purchase agreement (“PPA”) with Idaho Power Company

  Initiate first well drilling at Raft River in 30 years

  Acquire second geothermal project with reservoir discovery

  Sign interconnection agreement for power transmission at Raft River

  Obtain air quality, construction and county conditional use permits

The second bonus ever paid by the company amounted to one month’s salary for each employee and was paid in January of 2008 for the excellent work completed and significant milestone achievements in calendar year 2007. This bonus also recognized each employees dedication and long working hours to complete the construction of the Pacific Northwest’s first geothermal power plant with the salaried employee team working a significant number or hours over the expected 40 hours per week and working through holidays and vacation time to get the project complete. Other milestones include:

  Complete $20 million private placement

  Completion of SB 2 registration to avoid penalty payable to PIPE places

  Sign PPA with Idaho Power Company

  Expand energy rights at Raft River

  Achieve listing on main Toronto Stock Exchange

  Achieve listing on OTC Bulletin board

  Complete construction of 13 MW geothermal power plant at Raft River

  Initiate power generation at power plant

Generally, the Compensation and Benefits Committee grants stock options to all employees, including executive officers, annually after completion of our annual financial reports. Stock options are granted with an exercise price equal to the market value of our common stock on the date of the grant, and with a term of five years. The timing of the stock option grant is not coordinated with the release of material non-public information and is typically in the first or second fiscal quarter. The options vest 25% on date of grant, and another 25% each six months thereafter. In 2007, stock option grants to executive officers represented approximately 15% of the total stock option grants to all employees.

Our executive officers do not receive any material incremental benefits that are not otherwise available to all of our employees. Our health and dental insurance plans are the same for all employees.

Effective January 1, 2008, Daniel J. Kunz signed an employment agreement that sets the amount of time devoted to the business of the Company to 140 hours per month at a compensation of $170,400 annually. Mr. Kunz is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The Company will also provide reasonable life insurance and accidental death coverage with the proceeds payable to Mr. Kunz’s estate or specified family member. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Kunz. Otherwise, the Company may terminate the agreement upon one month written notice. The agreement includes covenants by Mr. Kunz of confidentiality and non-competition, and provides for equitable relief in the event of breach. In the case of a change of control, Mr. Kunz can elect to receive compensation equal to 24 monthly installments of his normal compensation no later than five working days after the effective date of the change of control (currently $340,800). Mr. Kunz’s 2008 employment agreement expired on December 31, 2008. Mr. Kunz's employment agreement for 2009 is currently under negotiation and has not been completed. Mr. Kunz and the Company have agreed to continue to pay Mr. Kunz under the 2008 salary guidelines until the new agreement can be completed.

Douglas J. Glaspey, Chief Operating Officer, signed an employment agreement on January 1, 2009, which provides for an annual salary of $144,000 which is unchanged from 2008. Mr. Glaspey is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the Company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Glaspey. In the event of early termination due to the Company’s failure to comply with the agreement, the employee would be entitled to compensation earned through the date of termination. In the case of termination of the employment agreement due to a change control, Mr. Glaspey will receive a lump sum payment in the amount equal to 18 monthly installments of the employee’s normal compensation (currently $216,000) and continuation of his medical and dental insurance (currently $9,100) for the subsequent 18 month period. A copy of the employment agreement is included as Exhibit 10.17 in Part IV of this report.

Kerry D. Hawkley, Chief Financial Officer, signed an employment agreement on January 1, 2009, which provides for an annual salary of $127,800 which is unchanged from 2008. Mr. Hawkley is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the Company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Hawkley. In the event of early termination due to failure comply with the agreement; the employee would be entitled to compensation earned through the date of termination. In the case of termination of the employment agreement due to a change control, Mr. Hawkley will receive a lump sum payment in the amount equal to 18 monthly installments of the employee’s normal compensation (currently $191,700) and continuation of his medical and dental insurance (currently $5,800) for the subsequent 18 month period. A copy of the employment agreement is included as Exhibit 10.16 in Part IV of this report.

Summary Compensation Table
Name and Principal Position(s)	Years Ended March 31,	Salary ($)	Bonus ($)	Option Awards ($)	All Other Comp ($)	Totals ($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)
Daniel J. Kunz, Chief Executive Officer and President	2007	132,000	30,000	532,257	37,960	732,217
	2008	141,600	11,000	61,756	0	214,356
	2009	170,400	0	304,849	8,170	483,419
Douglas J. Glaspey, Chief Operating Officer	2007	108,000	22,500	381,619	0	512,119
	2008	117,000	9,000	61,756	0	187,756
	2009	144,000	0	304,849	1,035	449,884
Kerry D. Hawkley, Chief Financial Officer	2007	96,000	25,000	135,575	0	256,575
	2008	103,950	8,000	61,756	0	173,706
	2009	127,800	0	121,940	0	249,740
Total Executive Officers	2007	336,000	77,500	1,049,451	37,960	1,500,911
	2008	362,550	28,000	185,268	0	575,818
	2009	442,200	0	731,638	9,205	1,183,043

(c)	– Annual compensation that includes the dollar value of base salary (cash and non-cash).
(d)	- Dollar value of bonuses (cash and non-cash) are eligible to all employees. Bonus plans are submitted and approved by the Board annually.
(f)	– Stock options are valued at the grant date using the SFAS 123R value.
(i)	– Other compensation consists of all other compensation not disclosed in another category.

TERMINATION OR CHANGE OF CONTROL COMPENSATION

			Termination
	Termination	Change	after change
	not for cause	of control	of control
Executive Officer	($)	($)	($)

Daniel J. Kunz*
Salary	-	-	-
Target bonus payout	-	-	-
Medical benefit continuation	-	-	-
Equity acceleration	-	-	-

Total	-	-	-
Douglas J. Glaspey
Salary	12,000	-	-
Target bonus payout	-	-	216,000
Medical benefit continuation	504	-	-
Equity acceleration	-	-	9,100

Total	12,504	-	225,100
Kerry D. Hawkley
Salary	10,650	-	-
Target bonus payout	-	-	191,700
Medical benefit continuation	320	-	5,800
Equity acceleration	-	-	-

Total	10,970	-	197,500

* - Daniel J. Kunz's employment contract expired on December 31, 2008. Dan is currently being compensated under the terms of the 2008 agreement.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under			Estimated Future Payouts				All Other
		Non-Equity Incentive Plan			Under Equity Incentive Plan			All Other	Option
			Awards			Awards		Stock	Awards:
								Awards:	Number of
								Number of	Securities	Exercise or	Grant Date
								Shares of	Under-	Base Price	Fair Value
								Stock or	lying	of Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximu	Units	Options	Awards	and Option
Name	Date	($)	($)	($)	(#)	(#)	m (#)	(#)	(#)	($/Sh)	Awards[18]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Daniel J. Kunz,
Chief Executive Officer	5/19/08								250,000	2.22	304,849

Douglas J Glaspey,
Chief Operating	5/19/08								250,000	2.22	304,849
Officer
Kerry D Hawkley,
Chief Financial	5/19/08								100,000	2.22	121,940
Officer

Outstanding Equity Awards at Fiscal Year End
	Option Awards					Stock Awards
Executive Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards; number of securities underlying unexcersised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares not vested (#)	Market value of shares not vested (#)	Equity incentive plan awards: number of unearned shares or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Daniel J. Kunz	530,000			1.00	4/12/11
Douglas J. Glaspey	380,000			1.00	4/12/11
Daniel J. Kunz	40,000			2.41	7/23/12
Douglas J. Glaspey	40,000			2.41	7/23/12
Kerry D. Hawkley	40,000			2.41	7/23/12
Daniel J. Kunz	125,000	125,000		2.22	5/19/13
Douglas J. Glaspey	125,000	125,000		2.22	5/19/13
Kerry D. Hawkley	50,000	50,000		2.22	5/19/13

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of shares	Value realized on	Number of shares	Value realized
Name	acquired on exercise	exercise	acquired on vesting	on vesting
	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Douglas J. Glaspey	22,134	16,822	0/0	0/$0

GTH did not award any shares, units or rights to any executive officer under a Long-Term Incentive Plan during the fiscal years ended March 31, 2007, 2008, and 2009.

Director Compensation
Name	Fees earned or paid in cash ($)	Stock awards ($)	* Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Totals ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
John H. Walker	20,000		73,164				93,164
Daniel J. Kunz	0		0				0
Paul A. Larkin	20,000		73,164				93,164
Douglas J. Glaspey	0		0				0
Leland L. Mink	20,000		73,164				93,164
Total	60,000		219,492				279,492

* – Stock options are valued at the grant date using the SFAS 123(R) value.

Effective January 1, 2008, Directors who are not otherwise remunerated per an employment agreement are paid $5,000 per quarter. Directors who are also officers do not receive any cash compensation for serving in the capacity of director. However, all directors are reimbursed for their out-of-pocket expenses in attending meetings.

Compensation Committee Interlocks and Insider Participation

During the year ended March 31, 2009, the Compensation and Benefits Committee was comprised of John H. Walker, Paul A. Larkin and Leland L. Mink.

No member of the Compensation Committee during the fiscal year ended March 31, 2009 is or has been a former or current executive officer or employee of the Company or has had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended March 31, 2009.

Compensation Committee Report

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Annual Report. Based on this review and discussion, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report.

Compensation and Benefits Committee

John H. Walker, Paul A. Larkin & Leland L. Mink

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table details the number of securities authorized for issuance under the Company’s equity compensation plans for the fiscal year ended March 31, 2009:

Equity Compensation Plan Information
	Number of securities to	Weighted average	Number of
Plan Category	be issued upon exercise	exercise price of	securities
	of outstanding options,	outstanding options,	remaining available
	warrants and rights	warrants and rights	for future issuance
Equity compensation plans approved by security holders	4,239,250	$1.62	1,964,138
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	4,239,250	$1.62	1,964,138

The following table sets forth certain information known to the Company regarding the beneficial ownership of common stock as of March 31, 2009, or as of such later date as is listed below, of each person known to be the holder of more than 5% of our issued and outstanding stock. The stock information agrees to data provided by the Beneficial Owners on Schedule 13G as filed with the SEC during February 2009. The percentage is based on 62,033,882 shares of common stock issued and outstanding as of June 8, 2009.

Significant Owners
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
(1)	(2)	(3)	(4)
Common Stock	Goldman, Sachs & Co, 30 Hudson Street, Jersey City, NJ 07302	4,610,874	7.43
Common Stock	Invesco Power Shares Capital Management LLC, 1555 Peachtree St. NE, Atlanta, GA 30309	5,521,026	8.90
Common Stock	Winslow Management Company LLC, 99 High Street, Boston, MA 02110	4,553,739	7.34

The following table sets forth certain information known to the Company regarding the beneficial ownership of the common stock as of March 31, 2009, or as of such later date as indicated below, by (i) each of our directors, (ii) each of our named executive officers, and (iii) all of our executive officers and directors, serving at the time of the filing of this Report, as a group. The percentage is based on 62,033,882 shares of common stock issued and outstanding as of June 8, 2009, and adds the shares that the officer or director have the right to acquire within 60 days.

Name	Common Shares Beneficially Owned	Shares Individuals have the right to acquire within 60 days	Total Number of Shares Beneficially Owned	Percent of Class
(1)	(2)	(3)	(4)	(5)
Daniel J. Kunz	2,346,026	757,500	3,103,526	4.94
Douglas J. Glaspey	519,557	607,500	1,127,057	1.80
Kerry D. Hawkley	150,000	115,000	265,000	0.43
John H. Walker	78,234	150,000	228,234	0.37
Paul A. Larkin	368,068	255,000	623,068	1.00
Leland R. Mink	20,000	165,000	185,000	0.30

Item 13. Certain Relationships and Related Transactions, and Director Independence

Director Independence

Our Board of Directors has determined that each of our directors other than Daniel J. Kunz and Douglas J. Glaspey has no material relationship with U.S. Geothermal Inc. and is independent. Mr. Kunz is not independent because he is the Chief Executive Officer and President of U.S. Geothermal Inc. Mr. Glaspey is not independent because he is Chief Operations Officer of U.S. Geothermal Inc. Each of our Audit, Governance and Compensation Committee is composed only of independent directors.

Our Board has adopted certain standards to assist it in assessing the independence of each of our directors. Absent other material relationships with U.S. Geothermal Inc., a director of U.S. Geothermal Inc. who otherwise meets the independence qualifications of the NYSE/AMEX listing standards may be deemed “independent” by the Board of Directors after consideration of all of the relationships between U.S. Geothermal Inc., or any of our subsidiaries, and the director, or any of his or her immediate family members (as defined in the NYSE/AMEX listing standards), or any entity with which the director or any of his or her immediate family members is affiliated by reason of being a partner, officer or a significant shareholder thereof.

In assessing the independence of our directors, our full Board carefully considered all of the business relationships between U.S. Geothermal Inc. and our directors or their affiliated companies. This review was based primarily on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with U.S. Geothermal Inc. and our management.

The Company’s on Stock is listed on the NYSE Amex and the TSX. Under NYSE Amex rules, the Board of Directors is required to affirmatively determine that each “independent” director has no material relationship with our company that would interfere with the exercise of independent judgment. Our Board has determined that the following directors are “independent” as required by NYSE Amex listing standards: John H. Walker, Paul A. Larkin, and Leland R. Mink. Additionally, all members of our Audit Committee are “independent” as defined in Rule 10A-3(b)(1) under the Exchange Act and for the purposes of Canadian National Instrument 58-101.

Transactions or Certain Business Relationships with Directors, Management and Others

The NYSE/AMEX has long recommended that independent Directors review related party transactions. At US Geothermal, the Audit Committee oversees our written procedure for identifying, analyzing and approving related party transactions. The Audit Committee also reviews information about Director independence and recommends independence standards and determinations to the Board.

The procedure for related party transactions applies to any transaction between US Geothermal or its affiliated companies on the one hand, and a Director, executive officer or his/her family members on the other hand. The procedure requires prior review by counsel of any related party transaction regardless of size. The prior review allows the Board and management to ensure that any related party transaction is consistent with the best interest of US Geothermal and its shareholders and, where a Director is involved, to assess the impact on Director independence.

The prior review of a proposed related party transaction includes a determination as to whether the transaction has been made on an arm’s length basis (that is, on terms comparable to those provided to unrelated third parties). The review also includes information about other, unrelated alternatives to a proposed related party transaction. For example, if a purchase of supplies were proposed, then the review would identify competing vendors/terms, or if a relative were considered for a job opening then the review would include a description of other applicants and their qualifications.

If a related party transaction is proposed, the results of the prior review are presented to the Audit Committee. If the Committee is comfortable with the proposed related party transaction, the transaction is tracked to assure that as the transaction occurs, it remains within the approved scope and amount. If a related party transaction or series of transactions spans multiple years, it is reconsidered once a year by the Committee.

US Geothermal maintains a list of related parties for each Director and executive officer which is updated as the Company learns of changes (for example, upon marriage or change of employment) and is confirmed in writing once a year by the Director or executive officer. To help assure no related party transaction has been inadvertently overlooked, US Geothermal checks accounts receivable and sales and accounts payable and disbursements against the list of  related parties quarterly. Also, annually US Geothermal asks for written confirmation from each Director and executive officer as to all related party transactions that exceed the thresholds in the NYSE AMEX listing standards, the more restrictive US Geothermal Director Independence Standard, and for Audit Committee members, the additional independence standards specified in Rule 10A-3(b)(1) under the Exchange Act, and various disclosure thresholds and materiality standards as determined by US Geothermal’s counsel and accountants to be prudent for ensuring compliance with applicable laws and regulations.

The Company has not entered into any material business transactions, nor does a business relationship exist, with directors, executive officers, or family of directors or executive officers as at March 31, 2009.

The Goldman Sachs Group, an owner of more than 5% of the Company’s common stock, is also the owner of Raft River I Holdings LLC. Our relationship with Raft River I Holdings LLC is more fully described on page 6, 21, 32 and 44 of this document.

Item 14. Principal Accountant Fees and Services

The aggregate fees billed by the Company’s principal accountant for the fiscal years ended March 31, 2009 and 2008 are as follows:

Years Ended
March 31,	Audit Fees (1)	Audit Related (2)	Tax Preparation (3)	Other Fees (4)
2009	$55,007	$34,264	$-	$77,992
2008	32,018	-	-	74,400

(1)	Includes services for the annual audit of the Company’s financial statements and services associated with SB-2 registration statements filed with the SEC.

(2)	Fees charged for assurance and related services reasonably related to the performance of an audit, and not included under “Audit Fees”.

(3)	Fees charged for tax compliance, tax advice and tax planning services.

(4)	Fees for services other than disclosed in any other column.

The Audit Committee reviews the Company’s financial statements, MD&A and any annual and interim earnings press releases before the Company publicly discloses this information and any reports or other financial information (including quarterly financial statements) which are submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the principal accountant performing the external audit of the Company’s records. The Audit Committee also confirms that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements.

The Audit Committee engaged Williams & Webster to perform the annual audit of the financial statements of the company. Audit fees and scope of work are monitored and approved by the Audit Committee as part of the engagement process. Items not included in the engagement process are reviewed and authorized by senior management following pre-approval of the services by the Audit Committee.

PART IV

Item 15. Exhibits, Financial Statement Schedules

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION

3.1

Certificate of Incorporation of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.2	Certificate of Domestication of Non-U.S. Corporation (Incorporated by reference to exhibit 3.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.3

Certificate of Amendment of Certificate of Incorporation (changing name of U.S. Cobalt Inc. to U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.4	Bylaws of U.S. Geothermal Inc. (formerly U.S. Cobalt Inc.) (Incorporated by reference to exhibit 3.4 to the registrant’s Form 10-Q quarterly report as filed on February 14, 2008)

3.5	Plan of Merger of U.S. Geothermal, Inc. and EverGreen Power Inc. (Incorporated by reference to exhibit 3.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.6	Amendment to Plan of Merger (Incorporated by reference to exhibit 3.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

4.1	Form of Stock Certificate (Incorporated by reference to exhibit 4.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

4.2	Form of Warrant Certificate (Incorporated by reference to exhibit 4.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

4.3	Provisions Regarding Rights of Stockholders (Incorporated by reference to exhibit 4.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

4.4	Form of Subscription Agreement (Incorporated by reference as exhibit 10.2 to the registrant’s Form 8-K current report as filed on May 2, 2008)

4.5	Form of Warrant (Incorporated by reference as exhibit 10.3 to the registrant’s Form 8-K current report as filed on May 2, 2008)

4.6	Form of Broker Warrant (Incorporated by reference as exhibit 10.4 to the registrant’s Form 8-K current report as filed on May 2, 2008)

10.1

Agreement between U.S. Geothermal Inc. and Vulcan Power Company dated December 3, 2002 regarding the acquisition of the Vulcan interest (Incorporated by reference to exhibit 10.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.2

Amendment No. 1 dated November 15, 2003 to Agreement between U.S. Geothermal Inc. and Vulcan Power Company (Incorporated by reference to exhibit 10.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.3

Amendment No. 2 to “Agreement by and between U.S. Geothermal Inc. and Vulcan Power Company” dated December 30, 2003 (Incorporated by reference to exhibit 10.3 to the registrant's Form SB-2 registration statement as filed on July 8, 2004)

EXHIBIT NUMBER	DESCRIPTION

10.4

Geothermal Lease and Agreement dated July 11, 2002, between Sergene Jensen, Personal Representative of the Estate of Harlan B. Jensen, and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.5 to the registrant's Form SB-2 registration statement as filed on July 8, 2004)

10.5

Geothermal Lease and Agreement dated June 14, 2002, between Jensen Investments Inc. and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.6 to the registrant's Form SB-2 registration statement as filed on July 8, 2004) Geothermal Lease and Agreement dated March 1, 2004, between Jay Newbold and U.S.

10.6	Geothermal Inc. (Incorporated by reference to exhibit 10.7 to the registrant's Form SB-2 registration statement as filed on July 8, 2004)

10.7

Geothermal Lease and Agreement dated June 28, 2003, between Janice Crank and thechildren of Paul Crank and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.8 to the registrant's Form SB-2 registration statement as filed on July 8, 2004)

10.8

Geothermal Lease and Agreement dated December 1, 2004, between Reid S. Stewartand Ruth O. Stewart and US Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant's Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.9

Geothermal Lease and Agreement, dated July 5, 2005, between Bighorn Mortgage Corporation and US Geothermal Inc. (Incorporated by reference to exhibit 10.11 to the registrant's Form 10-QSB quarterly report as filed on February 17, 2006)

10.10

Geothermal Lease and Agreement, dated June 23, 2005, among Dale and Ronda Doman, and US Geothermal Inc. (Incorporated by reference to exhibit 10.13 to the registrant's Form 10-QSB quarterly report as filed on February 17, 2006)

10.11

Geothermal Lease and Agreement, dated June 23, 2005, among Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, and USGeothermal Inc. (Incorporated by reference to exhibit 10.14 to the registrant's Form 10-QSB quarterly report as filed on February 17, 2006)

10.12

Geothermal Lease and Agreement dated January 25, 2006, between Philip Glover andUS Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant's Form 10-QSB quarterly report as filed on February 17, 2006)

10.13

Geothermal Lease and Agreement, dated May 24, 2006, between JR Land and Livestock Inc. and US Geothermal Inc. (Incorporated by reference to exhibit 10.30 to the registrant's Form 10-KSB annual report as filed on June 29, 2006)

10.16	Employment Agreement dated January 1, 2009 with Kerry D. Hawkley

10.17	Employment Agreement dated January 1, 2009 with Douglas J. Glaspey

10.18

Escrow Agreement made December 19, 2003, among U.S. Geothermal Inc., Pacific Corporate Trust Company, as escrow agent, and certain security holders (Incorporated by reference to exhibit 10.15 to the registrant's Form SB-2 registration statement as filed on July 8, 2004)

10.19

Escrow Agreement made December 19, 2003, among U. S. Geothermal Inc., Pacific Corporate Trust Company, as escrow agent, and certain security holders (Incorporated by reference to exhibit 10.16 to the registrant's Form SB-2 registration statement as filed on July 8, 2004)

10.21

First Amended and Restated Merger Agreement dated November 30, 2003 among U.S. Cobalt Inc., EverGreen Power Inc., U.S. Geothermal Inc., and the stockholders of U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.17 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

EXHIBIT NUMBER	DESCRIPTION

10.22	Agreement with Dundee Securities Corporation dated June 28, 2004 (Incorporated by reference to exhibit 10.18 to the registrant's Form SB-2 registration statement as filed on July 8, 2004)

10.23

Amended and Restated Stock Option Plan of U.S. Geothermal Inc. dated September 29, 2006. (Incorporated by reference to exhibit 10.23 to the registrant's Form SB-2 registration statement as filed on October 2, 2006.)

10.24

Power Purchase Agreement dated December 29, 2004 between U.S. Geothermal Inc. and Idaho Power Company (Incorporated by reference to exhibit 10.19 to the registrant's Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.25

Engineering, Procurement and Construction Agreement dated December 5, 2005 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 10.28 to the registrant's Form 10-QSB quarterly report as filed on February 17, 2006) *

10.26

Amendment to the Engineering, Procurement and Construction Agreement dated April 26, 2006 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 99.1 to the registrant's Form 8-K as filed on May 2, 2006)

10.27

Letter of Intent from Eugene Water and Electric Board to U.S. Geothermal Inc. dated February 22, 2006 (Incorporated by reference to exhibit 10.27 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.28

Renewable Energy Credits Purchase and Sales Agreement dated July 29, 2006 between Holy Cross Energy and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.29

Transmission Agreement dated June 24, 2005 between Department of Energy’s Bonneville Power Administration - Transmission Business Line and U.S. GeothermalInc. (Incorporated by reference to exhibit 10.27 to the registrant's Form 10-QSB quarterly report as filed on August 12, 2005)

10.30

 Interconnection and Wheeling Agreement dated March 9, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant's Form 10-KSB annual report as filed on June 29, 2006)

10.31

Construction Contract dated May 16, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.32

Membership Admission Agreement, dated August 9, 2006, among Raft River Energy I LLC, U.S. Geothermal Inc., and Raft River I Holdings, LLC (Incorporated by reference to exhibit 10.1 to the registrant's Form 8-K as filed on August 23, 2006) *

10.33

Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S.Geothermal Inc (Incorporated by reference to exhibit 10.2 to the registrant's Form 8-K as filed on August 23, 2006).*

10.34

Management Services Agreement, dated as of August 9, 2006, between Raft River Energy I LLC and U.S. Geothermal Services, LLC (Incorporated by reference to exhibit 10.3 to the registrant’s Form 8-K as filed on August 23, 2006) *

EXHIBIT NUMBER	DESCRIPTION

10.35

Construction contract dated May 22, 2006 between Industrial Builders and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form 10- KSB annual report as filed on June 29, 2006)

10.36

First Amendment to the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of November 7, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.36 to the registrant’s Form 10-QSB as filed on February 20, 2007). *

10.37	Consolidated Financial Statements of U.S. Geothermal Inc. as of March 31, 2009.

10.38

Geothermal Lease and Agreement dated August 1, 2007, between Bureau of Land Management and U.S. Geothermal Inc. (Incorporated by reference as exhibit 10.38 to the registrant’s Form 10-K as filed on June 16, 2008)

10.39

Asset Purchase Agreement dated as of March 31, 2008, between U.S. Geothermal Inc., and Empire Geothermal Power LLC and Michael B. Stewart (Incorporated by reference as exhibit 99.1 to the registrant’s Form 8-K current report as filed on April 7, 2008)

10.40

Underwriting Agreement dated April 28, 2008 between U.S. Geothermal, Inc. and Clarus Securities Inc., Toll Cross Securities Inc. and Loewen Ondaatje McCutcheon Limited (Incorporated by reference as exhibit 10.1 to the registrant’s Form 8-K current report as filed on May 2, 2008)

10.41	Report of Independent Registered Public Accounting Firm

10.42

Water Rights Purchase Agreement Michael B. Stewart and U.S. Geothermal Inc. dated March 31, 2008 (Incorporated by reference as exhibit 99.2 to the registrants Form 8-K current report as filed on April 7, 2008.

21.1	Subsidiaries of the Registrant

23.1	Consent of Williams & Webster, P.S.

31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

* - Agreements are the subject of a confidential treatment request filed with the Commission on August 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. Geothermal Inc.

(Registrant)

June 15, 2009	/s/ Daniel J. Kunz
Date	Daniel J. Kunz
Chief Executive Officer and President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated:

Name	Title	Date

Chief Executive Officer, President and Director
/s/ Daniel J. Kunz	(Principal Executive Officer)	June 15, 2009
Daniel J. Kunz

Chief Financial Officer (Principal Financial and
/s/ Kerry Hawkley	Accounting Officer)	June 15, 2009
Kerry Hawkley

/s/ Douglas J. Glaspey	Chief Operating Officer and Director	June 15, 2009
Douglas J. Glaspey

/s/ John H. Walker	Chairman and Director	June 15, 2009
John H. Walker

/s/ Paul A. Larkin	Director	June 15, 2009
Paul A. Larkin

/s/ Leland L. Mink	Director	June 15, 2009
Leland R. Mink

Exhibit 31.1

CERTIFICATIONS

I, Daniel J. Kunz certify that:

1.	I have reviewed this Form 10-K of U.S. Geothermal, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d- 15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a- 15(f) and 15d-(f)) for the registrant and have:

a.

designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: June 15, 2009

/s/ Daniel J. Kunz________________________
Daniel J. Kunz
Chief Executive Officer

Exhibit 31.2

CERTIFICATIONS

I, Kerry D. Hawkley certify that:

1.	I have reviewed this Form 10-K of U.S. Geothermal, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d- 15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a- 15(f) and 15d-(f)) for the registrant and have:

a.

designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: June 15, 2009

/s/ Kerry D. Hawkley________________________
Kerry D. Hawkley
Chief Financial Officer

Exhibit 32.1

U.S.GEOTHERMAL INC. AND SUBSIDIARIES

CERTIFICATIONS

In connection with the report of U.S. Geothermal Inc. on Form 10-K for the fiscal year ended March 31, 2009 as filed with the Securities and Exchange Commission (‘the Report”), I, Daniel J. Kunz, certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the business issuer.

Date: June 15, 2009

/s/ Daniel J. Kunz________________________
Daniel J. Kunz
Chief Executive Officer

Exhibit 32.2

U.S. GEOTHERMAL INC. AND SUBSIDIARIES

CERTIFICATIONS

In connection with the report of U.S. Geothermal Inc. on Form 10-K for the fiscal year ended March 31, 2009 as filed with the Securities and Exchange Commission (‘the Report”), I, Kerry D. Hawkley, certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the business issuer.

Date: June 15, 2009

/s/ Kerry D. Hawkley___
Kerry D. Hawkley
Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K/A
Amendment No. 1

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934
For the fiscal year ended March 31, 2009

Or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934
For the transition period from ______ to ______

Commission File Number 333-117287

U.S. GEOTHERMAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	84-1472231
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1505 Tyrell Lane
Boise, Idaho	83706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code     208-424-1027

Securities registered under Section 12(b) of the Exchange Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	NYSE Amex

Securities registered pursuant to Section 12(g) of the Act: NONE

Indicate by check mark if the registrant is well-known seasoned issuer, as defined in Rule 405 of the Securities Act

☐ Yes             ☒ No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.

☐ Yes             ☒ No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past 90 days.

☒ Yes             ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulations S-T (§229.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

☐ Yes             ☐ No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).

☐ Yes             ☒ No

The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of September 30, 2009 (the last business day of the registrant’s most recently completed second fiscal quarter): $96,847,736

Number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date.

Class of Equity	Shares Outstanding as of October 23, 2009
Common stock, par value $ 0.001 per share	62,081,882

EXPLANATORY NOTE

This Amendment No. 1 to our annual report on Form 10-K (“Amendment No. 1”) of U.S. Geothermal Inc. for the fiscal year ended March 31, 2009, which was originally filed with the Securities and Exchange Commission on June 15, 2009, is being filed to amend and restate our consolidated financial statements for the years ended March 31, 2009, 2008 and 2007 contained in Item 8 captioned “Financial Statements and Supplementary Data.” In addition, this Amendment No. 1 is being filed to restate Part IV, Item 15 to include the audited financial statements of Raft River Energy I LLC, and to include exhibits 10.31, 23.1, 23.2, 23.3, 23.4 and 23.5 as listed under the “Exhibit List” heading. We are amending and restating Item 15 to provide updated certifications from our Chief Executive Officer and Chief Financial Officer in accordance with applicable SEC rules.

In the Company’s previously issued financial statements, the Company allocated the profits and losses relating to our investment in Raft River Energy I LLC (RREI) based on net capital contribution percentages. Subsequent to the issuance of our financial statements for the year ended March 31, 2009, our management determined that the calculations for estimating the value of our investment in RREI needed to be adjusted to the hypothetical liquidation at book value estimation methodology. Refer to Note 2 to the consolidated financial statements included in Item 8 for further discussion of the restatement.

The following sections in this report have been amended as a result of the restatements:

Part II:

Item 6: Selected Financial Data

Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 8: Financial Statements and Supplementary Data

Part IV:

Item 15: Exhibits and Financial Statement Schedules

This Amendment No. 1 does not reflect events occurring after June 15, 2009, the date of the filing of our original Form 10-K, or modify or update those disclosures that may have been affected by subsequent events. In addition, we are filing an amendment to our Quarterly Report on Form 10-Q for the period ended June 30, 2009 to amend and restate financial statements for the quarter then ended.

PART II

Item 6: Selected Financial Data

	For the Fiscal Years Ended March 31,
	2009	2008	2007	2006	2005
Operating Revenues	$2,336,202	$190,721	$117,809	$0	$0
Operating Expenses	7,660,868	4,568,871	3,035,833	1,663,069	1,751,530
Loss from Continuing Operations	(5,324,666)	(3,314,473)	(1,812,945)	(1,490,593)	(1,830,421)
Loss per share from Continuing Operations	(0.08)	(0.06)	(0.04)	(0.08)	(0.12)
Cash dividends declared and paid per common share	0	0	0	0	0

	As of March 31,
	2009	2008	2007	2006	2005

Total Assets	$52,451,343	$40,731,585	$22,803,279	$21,895,933	$2,584,970
Total Long-term Obligations (1)	1,972,200	1,975,672	2,533,858	1,707,548	0

(1)

Long-term obligations represent the fair value of stock options to be exercised by officers, directors, employees and consultants of the Company. These obligations were recorded as a liability since the option exercise price was stated in Canadian dollars, subjecting the Company and the employee to foreign currency exchange risk in addition to the normal market price fluctuation risk.

	Loss per share from Continuing Operations	Operating Revenues	Gross Profit	Loss from Operations	Net Loss from Continued Operations
Fiscal Year Ended March 31, 2007
1st Quarter	$(0.01)	$0	$0	$(961,777)	$(372,486)
2nd Quarter	(0.02)	206	206	(746,292)	(680,021)
3rd Quarter	(0.01)	90,000	90,000	(610,310)	(338,278)
4th Quarter	(0.01)	27,603	27,603	(599,645)	(422,160)
Fiscal Year Ended March 31, 2008
1st Quarter	(0.01)	0	0	(607,501)	(323,415)
2nd Quarter	(0.02)	28	28	(1,348,069)	(1,016,462)
3rd Quarter	(0.01)	1,103	1,103	(1,123,605)	(826,907)
4th Quarter	(0.02)	189,590	189,590	(1,298,975)	(1,147,689)
Fiscal Year Ended March 31, 2009
1st Quarter	(0.03)	571,862	571,862	(1,683,572)	(1,626,115)
2nd Quarter	(0.02)	717,460	717,460	(1,432,677)	(1,382,330)
3rd Quarter	(0.01)	545,224	545,224	(930,305)	(904,848)
4th Quarter	(0.02)	501,656	501,656	(1,278,112)	(1,274,461)

Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations

U.S. Geothermal Inc. is a Delaware corporation. The Company’s shares of common stock trade on the TSX under the symbol “GTH” and on the NYSE Amex under the trade symbol “HTM”. On December 19, 2003, the Company acquired all of the outstanding securities of U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho”) incorporated in February 2002, through a transaction merging Geo-Idaho into Evergreen Power Inc., a wholly-owned Idaho subsidiary formed for purposes of the merger transaction. Following the merger, the Company changed its name from U.S. Cobalt Inc. to U.S. Geothermal Inc. Pursuant to the merger, Geo-Idaho became the surviving subsidiary of the Company, and Evergreen Power, Inc. ceased to exist. GTH is still, primarily, a development stage company and has just started receiving revenues from operating activities.

For the fiscal year ended March 31, 2009, the Company is focused on:

1)	optimizing the operation of the Unit I power plant at the Raft River, Idaho geothermal project (“Raft River Unit I”);

2)	evaluating flow test results from exploration well NHS-1, planning and permitting drilling and field development activities at Neal Hot Springs in Oregon;

3)	identifying potential buyers and negotiating a PPA for the Neal Hot Springs Project;

4)	optimizing the operation of the San Emidio (formerly Empire) power plant in Nevada, and planning for repowering the existing plant;

5)	drilling one exploration drill hole and permitting for additional exploration drill holes at the San Emidio Project; and

6)	the evaluation of potential new geothermal project acquisitions.

Raft River Unit I achieved commercial operation on January 3, 2008. During 2008, Raft River operated at 95 percent availability and averaged 9.8 megawatts for the year. A reverse osmosis filter system was added to the cooling water system for the removal of higher than anticipated levels of chloride, which would damage plant equipment.

The Company has assembled a team of seven qualified technicians for the ongoing operation and maintenance of the Unit I power plant and planned future power plant units at Raft River. The team underwent operator training from Ormat and is currently operating the plant unassisted.

With carbon regulation widely anticipated to increase the cost of power sourced from coal, and limited opportunities to purchase baseload geothermal power, the Company has found that utilities across the Western United States have been eager to discuss power purchases from the Raft River geothermal resource. As a result of the increased interest, U.S. Geothermal elected to withdraw its Raft River Unit II and Unit III Idaho Power PPAs without submitting them to the Idaho Public Utility Commission (“IPUC”) for approval in order to pursue larger capacity PPAs with other utilities. With the concurrence of Idaho Power, the Unit II and Unit III 10 megawatt contracts were voided without further obligation on either party.

On September 26 2007, Idaho Power Company and the Company announced the signing of a new, 13-megawatt, full output power purchase agreement. Idaho Power submitted the new PPA to the IPUC for their final approval, which was granted on January 16, 2008. The new PPA replaces the existing 10 megawatt, 20 year PPA and is part of Idaho Power’s 2006 formal request for geothermal electricity under which the Company was named the sole successful bidder in March 2007.

The new PPA is for electricity sales of an annual average of 13-megawatts and has a 25-year term. It is the first contract signed as part of ongoing negotiations with Idaho Power for a total of 45.5 megawatts. Idaho Power and the Company expect to be able to use this first contract as a template for advancing negotiations for the output from the planned Unit Three at Raft River and 26 megawatts of planned production from the Company’s Neal Hot Springs project located in southeast Oregon.

Eugene Water and Electric Board (“EWEB”), from Eugene, Oregon and U.S. Geothermal have signed a PPA with EWEB to purchase the full 13 megawatt annual electrical output of Raft River Unit II. With the execution of the EWEB PPA, and the increase of Unit I under the new Idaho Power PPA, the total planned output from the Unit I and Unit II Raft River power plants is expected to be 26 megawatts from two plants, instead of the originally planned 30 megawatts from three plants, resulting in substantial capital and operating cost savings through improved economy of scale. The ongoing negotiations with Idaho Power relating to Raft River Unit III and Neal Hot Springs and the signed EWEB PPA recognize that the PPAs are contingent upon extension of the federal Production Tax Credit, successful resource drilling and an economically feasible resource discovery at Raft River and Neal Hot Springs.

In addition, the strong regional interest in geothermal power has resulted in several utilities from California to Washington entering into discussions with U.S. Geothermal Inc. to purchase the electrical power output of Unit III. Subject to drilling confirmation of sufficient geothermal resource, the power plant output from three units at Raft River would be 39 megawatts, instead of the maximum 30 megawatts under the previous Idaho Power PPA provisions.

In May 2008, we acquired the geothermal assets, including a 3.6 net megawatt nameplate generating capacity power plant, from Empire Geothermal Power LLC and Michael B. Stewart, located in Washoe County, Nevada for approximately $16.6 million. The plant currently generates an approximate average net output of 3.1 megawatts, which is sold to Sierra Pacific Power Corporation. Subject to the receipt of all required permits, we intend to repower the project using the existing flow rate and build a new plant with 8 to 10 megawatts of capacity. When construction is complete, the existing 3.6 megawatt plant may be decommissioned. We believe the construction cost of the repower project will be approximately $25 to $26 million. Management is currently reviewing alternatives and believes project finance will be available for the development and construction. A new PPA for the amount of power above that is covered by the existing NV Energy PPA ( approximately 3 megawatts) will be required before financing can be completed. The method of financing the construction of the new power plant has not yet been determined.

Factors Affecting Our Results of Operations

Although other factors may impact our operations and financial condition, including many that we do not or cannot foresee, we believe that our results of operations and financial condition for the foreseeable future will be affected by the following factors.

Raft River LLC

We hold a 50% interest in Raft River LLC, which owns Raft River Energy Unit I. Construction of Raft River Energy Unit I required substantial capital, and partnering with a co-venturer allowed us to share the risks and rewards of ownership. The joint venture has also allowed us to take advantage of production tax credits which would not otherwise have been available to us. We estimate we will receive cash payments totaling approximately $1.6 million per year from the Raft River Unit I project for the first four years of its operations from a water lease ($90,000), management fees ($250,000), sales proceeds from renewable energy credits ($160,000) and projected cash distributions available from operations ($100,000).

We managed the construction of the Raft River Energy Unit I plant pursuant to our operating agreement with Raft River LLC. Raft Holdings has contributed to Raft River LLC a total of approximately $34.2 million in cash and we have contributed $16.4 million in cash and approximately $1.5 million in production and injection wells and geothermal leases through March 31, 2009.

Under the terms of the Operating Agreement, Raft River LLC is required to distribute the cash it holds that is not otherwise allocated to its liabilities or reserves to Raft Holding and us at the end of each fiscal quarter. Raft Holdings is entitled to specific quarterly cash distributions in amounts outlined in the Operating Agreement. For the first four years after Raft River Unit I was placed into service, and once Raft Holdings has received cash distributions specified in the Operating Agreement, we are entitled to receive available cash distributions up to a certain specified limit. Following this period and continuing until Raft Holdings has achieved a specified rate of return, we will receive a de minimis percentage of the available cash distributions. At such time, we will receive less than half of all available cash distributions until the later of 20 years or the date we have achieve more than 30 megawatts of total net electrical generation capacity from geothermal resources in the United States under our ownership or control or the economic equivalent thereof. However, at this time, we will be receiving a majority of the cash flow due to payments made to us as fees and royalties under separate energy and water rights agreements. Thereafter, we will receive a significant majority of the available cash distributions for the remaining life of the project.

Raft River Unit I is currently selling between 8.5 and 9.5 megawatts of power to Idaho Power Company. Raft River LLC has also entered into an agreement with Holy Cross Energy of Colorado for the sale of the RECs associated with the Raft River Unit I power plant. Holy Cross Energy has agreed to pay a price of $7.50 per megawatt hour for the first 10 megawatts of generation on an annual basis. The price for these RECs will decrease annually by $0.50 per megawatt until the contract terminates in 2017. We also receive revenue from Raft River LLC from water and energy leases.

We use the equity method of accounting to account for the operating results of Raft River LLC over which we have significant influence due to our management of the operations and our participation on the management committee. Under the equity method, we recognize our proportionate share of the net income (loss) of Raft River LLC in the line item “Loss from investment in subsidiary.” Once we begin to receive the significant majority of the available cash distributions from Raft River LLC, we expect that Raft River Unit I will be accounted for as a consolidated entity.

Pursuant to a Management Services Agreement which continues until 2028, we provide operating and management services to Raft River LLC. We will receive approximately $250,000 per year for the next four year pursuant to this agreement. Thereafter, modest adjustments to this amount will occur according to an escalator clause in the agreement.

Power Purchase Agreements

Prior to the construction of a geothermal project, we typically enter into a power purchase agreement with a utility, which fixes the price of energy produced at a project for a 20 to 25 year period. Such PPAs are typically negotiated with the utility company and approved by a state utility commission or similar regulating body.

Power purchase agreements generally provide for the payment of energy payments, capacity payments, or both. Energy payments are calculated based on the amount of electrical energy delivered to the relevant power purchaser at a designated delivery point. The rates applicable to such payments are either fixed, subject to adjustments in certain cases, or are based on the relevant power purchaser’s short-run avoided costs calculated as the incremental costs that the power purchaser avoids by not having to generate such electrical energy itself or purchase it from others. Capacity payments, on the other hand, are generally calculated based on the amount of time that our power plants are available to generate electricity. Some power purchase agreements provide for bonus payments in the event that the producer is able to exceed certain target levels and forfeiture of payments if minimum target levels are not met.

Raft River Energy I LLC currently earns revenue from a full-output PPA with Idaho Power, which is expected to be 13-megawatts annual average. The PPA expires in 2032. This PPA was signed as part of ongoing negotiations with Idaho Power for PPAs covering an expected total output of 45.5 megawatts and may be used as the template for additional PPAs. The price of energy sold under the Idaho Power PPA is split into three seasons: power produced during the peak periods of July, August, November and December will be purchased at 120% of the set price; power produced in the three month low demand season will be purchased at 73.50% of the set price; and power produced in the remaining five months of the year will be purchased at 100% of the set price. The PPA sets a first year average purchase price of $53.60 per megawatt hour. The $53.60 purchase price is escalated each year at a compound annual rate of 2.1% until year 15. From years 16 to 25 of the contract the escalation rate will drop to 0.6% per year.

Power generated by San Emidio is sold to Sierra Pacific Power Corp. (NV Energy) pursuant to a 30 year PURPA PPA that terminates in December 2017. The PPA includes energy and capacity payment components, as well as peak and off-peak rates. The average power price received in 2008 is approximately $77.00 per megawatt hour. Contract prices are adjusted annually on March 1 based upon the Handy-Whitman price index, total steam production plant category, as specified by Nevada Public Utility Commission standards for PURPA contracts.

Results of Operations

Fiscal Year Ended March 31, 2009 to March 31, 2008

For the years ended March 31, 2009 and 2008, we incurred net losses of $5,091,863 and $3,314,473 which represented ($0.08) and ($0.06) per share; respectively. The increase from 2008 to 2009 was $1,777,390 (53.6%) . These figures are indicative of several factors that are both financially favorable and unfavorable. As discussed in more detail in the following paragraphs, the figures are primarily attributable to management fee income, corporate administrative and development, professional and management fees, salaries and related costs, lease and repair costs, as well as the operations of the subsidiary and the newly acquired power plant.

Management Fee Income

For the year ended March 31, 2008, management fee income increased $187,500 compared to the same period in 2008. Management fees are earned by the Company from its subsidiary RREI at a rate of $20,833 per month ($250,000 annual). These fees began when the plant became operational in January 2008. In the fiscal year ended March 31, 2008, the Company earned 3 months of management fees. For the fiscal year ended March 31, 2009, the Company earned fees for an entire year.

Corporate Administration and Development

Administrative and development costs increased by $173,010 (28.9%) from the prior year. The primary components of the increase were the increases in exchange filing fees ($25,400), insurance ($58,000) and administration office rent ($50,500). The Company moved into a new building in January 2008. Therefore, the prior fiscal year only included three months of the higher rental costs for the new building.

Professional and Management Fees

For the year ended March 31, 2009, professional and management costs increased $151,545 (17.9%) compared to the same period in 2008. The increase was primarily due to additional audit fees, compliance with Sarbanes-Oxley Act and contractors involved in plant support. The financial statement audit fees increased approximately $25,000 due to the larger scope of the audit engagement related to the Company’s new entities. To comply with the Sarbanes-Oxley Act, additional audit fees of approximately $35,000 were incurred and additional consulting fees of $61,300 were incurred for a total of $136,000 for the fiscal year. An incremental amount of approximately $83,000 was paid to outside contractors that supported the operations of our primary subsidiary. These contractors were performing water testing and general plant operational support.

Salary and Related Costs

For the year ended March 31, 2009, our salary costs increased $563,324 (91.2%) as compared to 2007. There have not been notable changes in the number of management and development employees, pay scales or other benefits. Prior to January 3, 2008, the Company’s primary subsidiary was in a development stage, and directly involved efforts from management and development employees. Accordingly, their salaries and related costs (approximately $455,000 and $437,000 for the fiscal years ended 2008 and 2007; respectively) were allocated to the subsidiary. After the subsidiary became operational in 2008, the amount of salary costs from management and development employees were significantly reduced at the subsidiary level and now are carried at the corporate level.

Land Lease and Reservation Fees

For the year ended March 31, 2009, the lease and equipment maintenance costs increased $146,986 (211.5%) as compared to 2008. During the year, the Company began lease payments for utility line reservation fees of $101,928. Additional lease payments for geothermal water rights were incurred that amounted to over $81,000. Of that amount, $41,000 was for geothermal lease rights for the exploration activities conducted by the new joint venture company Gerlach Geothermal, LLC.

Gain/Loss on Investment in Subsidiary (Raft River Energy I, LLC)

For the fiscal year ended March 31, 2009, the Company’s portion of net gain reported by RREI was $539,815. This was an increase of $533,336 in the gain reported in the same period ended in 2008. According to contractual allocation of profits/losses (USG portion 1%) and renewable energy credits (USG portion 70%), the company can show a profit even though RREI reflects a loss for the period.

The plant became commercially operational on January 3, 2008. The quarterly financial information is presented in the table below. The operating loss experienced in the first 3 quarters of commercial operations reflects the effect of reduced power generation due to plant startup in winter conditions, completion of construction punch list activities and the resulting higher labor costs, and increased chemical treatment costs for the reduction of elevated chloride in the cooling water circuit that were higher than anticipated. In addition, the mechanical failure of the pump in production well RRG-2 caused several weeks of reduced power generation and the associated lost revenues. The quarter ended December 26, 2008, was the first quarter that RREI reported a profit. The drop in revenues and the related net loss reported in the quarter ended March 27, 2009 was related to the decline in temperature for one of the four production wells (RRG-7) and the lower contracted power rate for the month of March. The temperature reduction for well RRG-7 is an on-going condition that is still being addressed. Under the terms of the PPA, the Company was paid 100% of the contracted power rate for the months of January and February. In March, the Company is paid the lower seasonal rate of 73.5% of the contracted power rate.

Select quarterly financial information for RREI is illustrated as follows:

		Net Income (Loss)
	Total Operating		U.S. Geothermal
Quarter Ended:	Revenues	Total	Inc.’s Portion

March 28, 2008	$1,025,459	$(406,606)	$5,348
June 27, 2008	1,126,051	(119,141)	213,226
September 26, 2008	1,408,357	(319,558)	103,077
December 26, 2008	1,625,010	426,339	120,425
March 27, 2009	1,355,582	(14,170)	103,086

San Emido, Nevada Plant Energy Sales and Plant Operating Expenses

During the fiscal year ended March 31, 2009, the Company reported operating revenues of $1,449,696 (energy sales $1,416,853 and production energy credit and other $32,843) and plant expenses of $2,265,277. Effective May 1, 2008, the Company purchased and began operating a geothermal power plant located in North Western Nevada. Therefore, this was the first year the Company reported revenues and expenses from this plant.

Energy sales revenues were higher in the quarter ended September 30, 2008 due to regular plant production and premium contracted rates. Based upon the terms of the PPA, premium rates are paid during the months June through September. The plant was not as productive in the quarters ended December 31, 2008 and March 31, 2009 due to the down time experienced while extensive repairs and maintenance was conducted.

Significant repair and maintenance costs were incurred during the quarters ended December 31, 2008 and March 31, 2009. Repairs and other improvements have been made that are expected to reduce operating costs, as well as increase power generation. During the last fiscal year, the Company has spent over $164,000 making various repairs to allow the facility to continue to generate power until the repower or replacement of the power plant facility is completed. Items included in the repairs and maintenance total includes repair of electrical breakers and system controls, repair pentane storage and transfer system, gear box and drive shaft alignments on all OECs and cooling tower fans, repair leaking condenser tubes, replace turbine inlet gaskets, modification of OEC oil cooler water supply pipelines, replacement of leaking brine valves on the OECs and replacement of check valve on production pump 76-16. With these repairs, the power plant facility should continue to provide operating revenues and generate positive cash flow to the Company.

Select quarterly financial information for the plant is illustrated as follows:

		Total
	MWH	Operating
Quarter Ended:	Produced	Revenues	Net Loss	Cash Flow

June 30, 2008 *	3,211	$273,635	$(215,769)	$(85,970)
September 30, 2008 **	5,649	529,383	(63,779)	131,267
December 31, 2008 **	4,097	337,272	(268,918)	(71,977)
March 31, 2009	3,808	309,406	(267,114)	(65,402)
	16,765	$1,449,696	$(815,580)	$(92,082)

*	- two months of operations.

**	- Net Loss reflects a reclassification adjustment of $122,059 in expenses.

Fiscal Year Ended March 31, 2008 to March 31, 2007

For the years ended March 31, 2008 and 2007, we incurred net losses of $3,314,473 and $1,812,945 which represented ($0.06) and ($0.04) per share; respectively. The increase from 2007 to 2008 was $1,501,528 (82.8%) . These figures are indicative of high levels of activities related to our efforts to develop, study and establish financing for our geothermal interests, as detailed below.

Operating Revenues

On January 3, 2008, the Company’s first plant became commercially operational. As a result, the Company began receiving operating revenues for management fees and lease and royalty payments.

Gain/Loss on Operations of Subsidiary

The Company’s share of the operating profit/loss from the Company’s major subsidiary was a gain in 2008 ($6,479) as opposed to a loss in 2007 ($3,365), an improvement of $9,844 from the prior year. According to contractual allocation of profits/losses (USG portion 1%) and renewable energy credits (USG portion 70%), the company can show a profit even though RREI reflects a loss for the period. The subsidiary began commercial operations in January 2008 and costs are being incurred to optimize production levels. The Raft River Unit I plant is currently operating at between 9.6 to 11.7 megawatts output which is still below the design capacity. The plant has not yet been able to drop the purchases of third party power to run the production pumps as originally planned. The pump power purchases have increased the plant operating costs.

Corporate Administration and Development Activities

Administrative and development costs increased by $364,121 (168.6%) from the prior year. The primary component of the increase was the filing fee and other related costs for listing on the Toronto Stock Exchange ($269,273). Also, there were modest increases in insurance and depreciation costs.

Professional and Management Fees

Professional costs remained at a high level to support the legal and other consulting efforts to needed to comply with the Sarbanes-Oxley Act ($74,200), issue private placement offerings ($49,900), filing of a resale registration statement ($48,900), negotiate the terms of the Raft River Energy operating agreement ($45,200) and amend prior year tax returns ($21,100). Professional and management costs of $845,908 represent 17.6% of total operating expenses for the fiscal year ended March 31, 2008. These costs increased $137,384 (19.4%) and $423,218 (100.1%) from 2007.

Stock-Based Compensation Costs

Stock-based compensation represents 39.7% of the Company’s operating expenses for the fiscal year ended March 31, 2008. These costs increased $774,563 (68.6%) from the prior year. The main reason for the increase is number of options granted to directors, officers and employees in fiscal years ending March 31, 2007 and 2008. The stock options are a part of our annual executive compensation plan, and are issued to obtain, retain and motivate our directors, executives and employees. During the fiscal year ended March 31, 2008, we attained several significant milestones (moving to Toronto Stock Exchange, moving to American Stock Exchange (now NYSE Amex), completion of Raft River Unit I, etc.) which necessitated recognition of the significant work effort of our directors, executives and employees for current and prior years.

Liquidity and Capital Resources

We believe our cash and liquid investments at March 31, 2009 are adequate to fund our general operating activities through March 31, 2010. Additional funding will be needed to finance the expansion of production volumes at Raft River and the development of the San Emidio, Nevada and Neal Hot Springs, Oregon projects. We anticipate that the additional funding may be raised through the issuance of shares and/or through the sale of ownership interest in tax credits and benefits.

The current financial credit crisis is not anticipated to impact the ability of our customers, Idaho Power Company and Sierra Pacific Power, to pay for their power. This power is sold under long-term contracts at fixed prices to large utilities. Projections for 2009 indicate that both projects, Raft River and San Emidio, will generate positive cash flows to the Company. However, the current status of the credit and equity markets could delay our project development activities while the Company seeks to obtain economic credit terms or a favorable equity market price to further the drilling and construction activities. The Company continues discussions with potential investors to evaluate alternatives for funding at the corporate and project levels. We are also pursuing available DOE loan guarantees in order to reduce interest costs for any debt instruments the Company may require. At the current market price for the Company’s stock, we do not anticipate that additional funding will result from the exercise of current stock options or warrants.

In these difficult times, the Company has also implemented procedures to conserve cash, reduce costs and maximize revenue. At the corporate level, we have suspended drilling activities, cancelled non-essential consulting contracts and are reducing all non-critical expenditures. At the project level, Raft River and San Emidio are increasing efforts to reduce operating costs and will continue to find additional cost savings. The Company has instituted a wage and salary freeze for all employees effective January 1, 2009. The wage and salary freeze means that we will not be granting merit pay increases until economic conditions improve and we are able to finance the Company in the equity markets. In addition, the Company has required that employees contribute a share of the medical insurance premiums for dependent coverage. The Company will continue to pay 100% of the insurance premiums for the employees.

Potential Acquisitions

The Company intends to continue its growth through the acquisition of ownership or leasehold interests in properties and/or property rights that it believes will add to the value of the Company’s geothermal resources, and through possible mergers with or acquisitions of operating power plants and geothermal or other renewable energy properties.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been made. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for the financial statements.

Cash and Cash Equivalents

The Company considers cash deposits and highly liquid investments to be cash and cash equivalents for financial reporting presentation on the consolidated balance sheet and statement of cash flows. The Company subscribes to the accounting standards that define cash equivalents as highly liquid, short-term instruments that are readily convertible to known amounts of cash, which are generally defined investments that have original maturity dates of less than three months. With the large value of funds invested in short-term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC.

Property, Plant and Equipment

During the development stage of operations, the Company has purchased and otherwise acquired geothermal properties for the production of power. The geothermal properties include: drilled wells, power plant components, power plant support components, land, land rights, surface water rights, and geothermal water rights. The Company’s first power plant became operational in January 2008. When the plant became operational, plant property and equipment costs were charged to operations in a systematic manner based upon the estimated useful lives of the individual assets. The factors and assumptions that comprise this allocation process will be based upon the best information available to us, and will be evaluated, at least, annually for viability. If it is determined that our cost allocations have produced results that vary significantly from the conditions surrounding the value of the Company’s geothermal properties, a gain or loss adjustment will be made in the period in which this determination is made. The cost allocation or amortization process is not intended to present the fair market value of our geothermal properties; rather to allocate the actual historical costs of those properties over their service lives.

Income Taxes

According to generally accepted accounting practices, entities must recognize assets and/or liabilities that originate with the differences in revenues and expenses presented for financial reporting purposes and those revenues and expenses that are utilized to comply with federal and state income tax law. Often deductions can be accelerated for income tax purposes, thus creating temporary timing differences. Other items (generally non-allowable expenses) do not reverse over time, and are considered to be permanent differences. These types of costs are, typically, not factored into the deferred income tax asset or liability calculation. The Company’s primary element that impacts the liability or asset calculation relates to the operating losses generated in its early stages of operation that will be allowed to offset future earnings. Stock-based compensation is another significant area that impacts that recognition of deferred income taxes. Compensation that has been provided to employees and contractors based upon the value of the issuance of stock options is reported as an operating cost. However, this compensation is not an allowable deduction for income tax purposes. At the end of the fiscal year, the Company’s significant tax differences would ultimately result in the recognition of an asset; however, due to the uncertainly surrounding future earnings, an allowance has been calculated that effectively removes the asset. The Company continues to track the financial elements that comprise the deferred income tax calculation and will remove or reduce the asset allowance if the Company is determined to be in position where it is likely to produce earnings.

Stock-Based Compensation

Effective April 1, 2007, the Company adopted a standard that states that if certain conditions are present surrounding the issuance of equity instruments as share based compensation, then circumstances may warrant the recognition of a liability for financial reporting purposes. One such condition was present when the Company originally issued stock options in a foreign currency (Canadian dollars) to employees before the beginning of the fiscal year. Authors of the standard have reasoned that when a condition is present that creates a financial risk to the recipient in addition to normal market risks (i.e., foreign currency translation risk), then the instrument takes on the characteristics of a liability, rather than an equity item. As the underlying stock options are exercised or are forfeited, then the stock based compensation liability will be reduced. The Company’s financial statements reflect these changes in the consolidated balance sheet. As the value of the options change over the vesting periods, these changes will ultimately be reflected in the amount of expense charged to operations.

The Company awards stock options for compensation to non-employees for services performed and/or services performed above and beyond expectations. After the services have been completed, the awards are made at the discretion of the Board of Directors. The fair value of the options are determined on the date the options are awarded according to several factors that include the exercise price of the option, the current price of the underlying share, the expected life of the options and the expected volatility of the stock. Generally speaking, a longer life and higher expected volatility yields a higher value of the option. In accordance with appropriate accounting guidance, the Company amortizes the value of these options as operating expense during the period in which they vest. Stock options awarded to Company employees are also valued on the date they are awarded. However, the value of these options are capitalized and expensed over the vesting period. The current vesting period for all options is eighteen months. The nature of the services provided determines whether the value will be expensed or added to the value of a Company asset. To date, no services have been provided directly related to the construction of property and equipment, thus, all services have been charged to operations.

Contractual Obligations

As of March 31, 2009, the following table denotes contractual obligation by payments due for each period:

	Total	< 1 year	1-3 years	3-5 years	> 5 years
Operating Leases	$538,841	$143,377	$208,971	$87,702	$98,791
Capital Leases	49,943	10,998	24,573	14,372	0
Stock Compensation Payable	1,933,255	109,504	1,545,038	278,713	0

For further information regarding lease terms and conditions, please note Item 2, Description of Property, Lease/Royalty Terms beginning on page 28 of this document.

The obligations reflected for Stock Compensation Payable are reflected as due on the option expiration date. The obligation will be relieved upon exercise of the options, which may be at any time between vesting and expiration.

Off Balance Sheet Arrangements

As of March 31, 2009, the Company does not have any off balance sheet arrangements.

Item 8. Financial Statements and Supplementary Data

The information required hereunder is set forth under “Report of Independent Registered Public Accounting Firm,” “Consolidated Balance Sheets,” “Consolidated Statements of Operations,” “Consolidated Statements of Comprehensive Income (Loss) and Stockholders’ Equity (Deficit),” “Consolidated Statements of Cash Flows,” and “Notes to Consolidated Financial Statements” included in the consolidated financial statements that are a part of this Report (See Part IV, Item 15, exhibit 13.1) . Other financial information and schedules are included in the consolidated financial statements that are a part of this Report.

PART IV

Item 15. Exhibits

(a)

The following documents are filed as a part of this report:

1.

Consolidated Financial Statements.

See Item 8 of Part II for a list of the Financial Statements filed as part of this report.

2.

Financial Statement Schedules.

See Exhibit 13.2 for the following Financial Statement Schedules filed as part of this report:

Financial Statements for Raft River Energy I LLC

Report of Independent Auditors

Balance Sheets at November 28, 2008 and November 30, 2007

Statements of Operations for the periods ended November 28, 2008 and November 30, 2007

Statements of Cash Flows

Statement of Members’ Equity

Notes to the Financial Statement

3.

Exhibits. See subparagraph (b) below.

(b)

Exhibits.

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION
3.1

Certificate of Incorporation of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.2	Certificate of Domestication of Non-U.S. Corporation (Incorporated by reference to exhibit 3.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.3

Certificate of Amendment of Certificate of Incorporation (changing name of U.S. Cobalt Inc. to U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.4	Bylaws of U.S. Geothermal Inc. (formerly U.S. Cobalt Inc.) (Incorporated by reference to exhibit 3.4 to the registrant’s Form 10-Q quarterly report as filed on February 14, 2008)
3.5	Plan of Merger of U.S. Geothermal, Inc. and EverGreen Power Inc. (Incorporated by reference to exhibit 3.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.6	Amendment to Plan of Merger (Incorporated by reference to exhibit 3.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.1	Form of Stock Certificate (Incorporated by reference to exhibit 4.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.2	Form of Warrant Certificate (Incorporated by reference to exhibit 4.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.3	Provisions Regarding Rights of Stockholders (Incorporated by reference to exhibit 4.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.4	Form of Subscription Agreement (Incorporated by reference as exhibit 10.2 to the registrant’s Form 8-K current report as filed on May 2, 2008)
4.5	Form of Warrant (Incorporated by reference as exhibit 10.3 to the registrant’s Form 8-K current report as filed on May 2, 2008)
4.6	Form of Broker Warrant (Incorporated by reference as exhibit 10.4 to the registrant’s Form 8-K current report as filed on May 2, 2008)
10.1

Agreement between U.S. Geothermal Inc. and Vulcan Power Company dated December 3, 2002 regarding the acquisition of the Vulcan interest (Incorporated by reference to exhibit 10.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.2

Amendment No. 1 dated November 15, 2003 to Agreement between U.S. Geothermal Inc. and Vulcan Power Company (Incorporated by reference to exhibit 10.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.3

Amendment No. 2 to “Agreement by and between U.S. Geothermal Inc. and Vulcan Power Company” dated December 30, 2003 (Incorporated by reference to exhibit 10.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.4

Geothermal Lease and Agreement dated July 11, 2002, between Sergene Jensen, Personal Representative of the Estate of Harlan B. Jensen, and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.5

Geothermal Lease and Agreement dated June 14, 2002, between Jensen Investments Inc. and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.6

Geothermal Lease and Agreement dated March 1, 2004, between Jay Newbold and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.7 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.7

Geothermal Lease and Agreement dated June 28, 2003, between Janice Crank and the children of Paul Crank and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.8 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.8

Geothermal Lease and Agreement dated December 1, 2004, between Reid S. Stewart and Ruth O. Stewart and US Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.9

Geothermal Lease and Agreement, dated July 5, 2005, between Bighorn Mortgage Corporation and US Geothermal Inc. (Incorporated by reference to exhibit 10.11 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.10

Geothermal Lease and Agreement, dated June 23, 2005, among Dale and Ronda Doman, and US Geothermal Inc. (Incorporated by reference to exhibit 10.13 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.11

Geothermal Lease and Agreement, dated June 23, 2005, among Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, and US Geothermal Inc. (Incorporated by reference to exhibit 10.14 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.12

Geothermal Lease and Agreement dated January 25, 2006, between Philip Glover and US Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Form 10- QSB quarterly report as filed on February 17, 2006)

10.13

Geothermal Lease and Agreement, dated May 24, 2006, between JR Land and Livestock Inc. and US Geothermal Inc. (Incorporated by reference to exhibit 10.30 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.14	Employment Agreement dated January 1, 2009 with Kerry D. Hawkley (Incorporated by reference to exhibit 10.16 to the registrant’s Form 10-K annual report as filed on June 15, 2009)
10.15	Employment Agreement dated January 1, 2009 with Douglas J. Glaspey (Incorporated by reference to exhibit 10.16 to the registrant’s Form 10-K annual report as filed on June 15, 2009)
10.16

Escrow Agreement made December 19, 2003, among U.S. Geothermal Inc., Pacific Corporate Trust Company, as escrow agent, and certain security holders (Incorporated by reference to exhibit 10.15 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.17

Escrow Agreement made December 19, 2003, among U. S. Geothermal Inc., Pacific Corporate Trust Company, as escrow agent, and certain security holders (Incorporated by reference to exhibit 10.16 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.18

First Amended and Restated Merger Agreement dated November 30, 2003 among U.S. Cobalt Inc., EverGreen Power Inc., U.S. Geothermal Inc., and the stockholders of U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.17 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.19	Agreement with Dundee Securities Corporation dated June 28, 2004 (Incorporated by reference to exhibit 10.18 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
10.20

Amended and Restated Stock Option Plan of U.S. Geothermal Inc. dated September 29, 2006. (Incorporated by reference to exhibit 10.23 to the registrant’s Form SB-2 registration statement as filed on October 2, 2006.)

10.21

Power Purchase Agreement dated December 29, 2004 between U.S. Geothermal Inc. and Idaho Power Company (Incorporated by reference to exhibit 10.19 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.22

Engineering, Procurement and Construction Agreement dated December 5, 2005 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006) *

10.23

Amendment to the Engineering, Procurement and Construction Agreement dated April 26, 2006 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 99.1 to the registrant’s Form 8-K as filed on May 2, 2006)

10.24

Letter of Intent from Eugene Water and Electric Board to U.S. Geothermal Inc. dated February 22, 2006 (Incorporated by reference to exhibit 10.27 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.25

Renewable Energy Credits Purchase and Sales Agreement dated July 29, 2006 between Holy Cross Energy and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.26

Transmission Agreement dated June 24, 2005 between Department of Energy’s Bonneville Power Administration - Transmission Business Line and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.27 to the registrant’s Form 10-QSB quarterly report as filed on August 12, 2005)

10.27

Interconnection and Wheeling Agreement dated March 9, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.28

Construction Contract dated May 16, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.29

Membership Admission Agreement, dated August 9, 2006, among Raft River Energy I LLC, U.S. Geothermal Inc., and Raft River I Holdings, LLC (Incorporated by reference to exhibit 10.1 to the registrant’s Form 8-K as filed on August 23, 2006)

10.30

Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc (Incorporated by reference to exhibit 10.2 to the registrant’s Form 8-K as filed on August 23, 2006).

10.31(2)	Management Services Agreement, dated as of August 9, 2006, between Raft River Energy I LLC and U.S. Geothermal Services, LLC
10.32

Construction contract dated May 22, 2006 between Industrial Builders and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form 10- KSB annual report as filed on June 29, 2006)

10.36

First Amendment to the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of November 7, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.36 to the registrant’s Form 10-QSB as filed on February 20, 2007).

10.38

Geothermal Lease and Agreement dated August 1, 2007, between Bureau of Land Management and U.S. Geothermal Inc. (Incorporated by reference as exhibit 10.38 to the registrant’s Form 10-K as filed on June 16, 2008)

10.39

Asset Purchase Agreement dated as of March 31, 2008, between U.S. Geothermal Inc., and Empire Geothermal Power LLC and Michael B. Stewart (Incorporated by reference as exhibit 99.1 to the registrant’s Form 8-K current report as filed on April 7, 2008)

10.40

Underwriting Agreement dated April 28, 2008 between U.S. Geothermal, Inc. and Clarus Securities Inc., Toll Cross Securities Inc. and Loewen Ondaatje McCutcheon Limited (Incorporated by reference as exhibit 10.1 to the registrant’s Form 8-K current report as filed on May 2, 2008)

10.41(2)	Report of Independent Registered Public Accounting Firm
10.42

Water Rights Purchase Agreement Michael B. Stewart and U.S. Geothermal Inc. dated March 31, 2008 (Incorporated by reference as exhibit 99.2 to the registrants Form 8-K current report as filed on April 7, 2008.)

13.1(2)	Consolidated Financial Statements of U.S. Geothermal Inc. as of March 31, 2009
13.2 (2)	Financial Statements Raft River Energy I LLC at November 28, 2008 and November 30, 2007 and for the periods then ended together with the Report of the Independent Auditors
21.1(1)	Subsidiaries of the Registrant
23.1(2)	Consent of BehlerMick P.S.
23.2(2)	Consent of GeothermEx Inc.
23.3(2)	Consent of Teplow Geologic
23.4(2)	Consent of Black Mountain Technology
23.5(2)	Consent of PricewaterhouseCoopers LLP
23.6(2)	Consent of Geothermal Science, Inc.
31.1(2)	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2(2)	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1(2)	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2(2)	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(1) – Previously filed.         (2) – Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. Geothermal Inc.

October 23, 2009
/s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer and President
(Principal Executive Officer)

EXHIBIT 31.1

CERTIFICATIONS

I, Daniel J. Kunz, certify that:

1.         I have reviewed this annual report on Form 10-K/A of U.S. Geothermal Inc. for the period ended March 31, 2009;

2.         Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.         Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.         The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:

a)         Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)         Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)         Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)         Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.         The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)         all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)         any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

October 23, 2009	By	/s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer and President

EXHIBIT 31.2

CERTIFICATIONS

I, Kerry D. Hawkley, certify that:

1.         I have reviewed this annual report on Form 10-K/A of U.S. Geothermal Inc. for the period ended March 31, 2009;

2.         Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.         Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.         The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:

a)         Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)         Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)         Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)         Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.         The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)         all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)         any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

October 23, 2009	By	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of U.S. Geothermal Inc. (the “Company”) on Form 10-K/A for the period ended March 31, 2009, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Daniel J. Kunz, President & Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)     The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)     The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By	/s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer and President

October 23, 2009

EXHIBIT 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of U.S. Geothermal Inc. (the “Company”) on Form 10-K/A for the period ended March 31, 2009, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Kerry D. Hawkley, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)     The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)     The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer

October 23, 2009

U.S. GEOTHERMAL INC.

________

Consolidated Financial Statements (Restated)

March 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of U.S. Geothermal Inc.

We have audited the accompanying consolidated balance sheets of U.S. Geothermal Inc. as of March 31, 2009 and 2008, and the related statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the years ended March 31, 2009, 2008 and 2007. We also have audited U.S. Geothermal Inc.'s internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). U.S. Geothermal Inc.'s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of  unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluations of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Geothermal Inc. as of March 31, 2009 and 2008 and the  results of its operations and its cash flows for the years ended March 31, 2009, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, U.S. Geothermal Inc. maintained, in all material respects, effective internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

As discussed in Note 2 to the consolidated financial statements, certain errors resulting in an understatement of previously reported investments and income from investments in non-consolidated subsidiary, as of March 31, 2009, 2008 and 2007, were discovered by management of the Company during the current year. Accordingly, adjustments have been made to investments, gain from subsidiary and accumulated deficit as of March 31, 2009 and 2008, to correct these errors.

/s/ BehlerMick PS
BehlerMick PS
Spokane, Washington
June 10, 2009, except Note 2 which is dated October 22, 2009

U.S. GEOTHERMAL INC.
CONSOLIDATED BALANCE SHEETS (RESTATED)
(Stated in U.S. Dollars)

	March 31,	March 31,
	2009	2008

ASSETS

Current:
Cash and cash equivalents	$3,452,091	$4,877,252
Restricted cash (note 6)	485,000	285,000
Receivable from subsidiary	271,475	205,033
Accounts receivable, trade	114,424	-
Other current assets	135,805	85,466
Total current assets	4,458,795	5,452,751
Deposit on property acquisition (note 4)	-	11,310,686
Investment in equity securities	150,169	-
Investment in subsidiary (note 5)	18,501,533	17,110,133
Property, plant and equipment, net of accumulated depreciation (note 7)	13,156,700	3,808,786
Intangible assets, net of accumulated amortization (note 8)	16,184,146	3,049,229
Total assets	$52,451,343	$40,731,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$449,559	$485,783
Related party accounts payable	2,491	9,218
Current portion of capital lease obligation	10,998	-
Total current liabilities	463,048	495,001
Long-term Liabilities:
Capital lease obligation, less current portion	38,945	-
Stock compensation payable	1,933,255	1,975,672
Total liabilities	2,435,248	2,470,673

Commitments and Contingencies	-	-

MINORITY INTEREST (note 16)	678,232	-
STOCKHOLDERS’ EQUITY
Capital stock:
Authorized:
250,000,000 common shares with a $0.001 par value
Issued and outstanding:
55,339,253 shares at March 31, 2008 and
62,033,882 shares at March 31, 2009	62,034	55,339
Additional paid-in capital	64,694,849	48,532,730
Accumulated other comprehensive income	95,891	-
Accumulated deficit	(15,514,911)	(10,327,157)
Total stockholders’ equity	49,337,863	38,260,912
Total liabilities and stockholders’ equity	$52,451,343	$40,731,585

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (RESTATED)
(Stated in U.S. Dollars)

	Years Ended March 31,
	2009	2008	2007
Operating Revenues:
San Emidio plant energy sales	$1,416,852	$-	$-
San Emidio plant energy credit sales	32,437	-	-
Land, water, and mineral rights lease	97,098	121,742	121,174
Management fees	250,000	62,500	-
Gain from investment in subsidiary	539,815	6,479	(3,365)
Total operating revenues	2,336,202	190,721	117,809
Operating Expenses:
Consulting fees	121,599	112,269	67,913
Corporate administration and development	753,045	580,035	215,914
Professional and management fees	997,452	845,908	708,524
Salaries and wages	1,180,647	617,323	506,354
Stock based compensation	1,614,789	1,903,635	1,129,072
Travel and promotion	511,568	440,196	408,056
San Emidio plant operations	2,265,277	-	-
Land lease and reservation fees	216,491	69,505	-
Total operating expenses	7,660,868	4,568,871	3,035,833
Loss from Operations	(5,324,666)	(4,378,150)	(2,918,024)

Other Income (Loss):
Foreign exchange gain (loss)	(41,507)	116,547	411,341
Other income (loss)	880	-	-
Interest income	158,771	947,130	693,738
Total other income	118,144	1,063,677	1,105,079
Net Loss Prior to the Allocation of Minority Interest	(5,206,522)	(3,314,473)	(1,812,945)

Minority interest in Gerlach Geothermal, LLC	18,768	-	-
Net Loss	(5,187,754)	(3,314,473)	(1,812,945)
Other Comprehensive Income:
Unrealized gain on investment in equity securities	95,891	-	-
Comprehensive Loss	$(5,091,863)	$(3,314,473)	$(1,812,945)

Basic and Diluted Net Loss per Share	$(0.08)	$(0.06)	$(0.04)

Weighted Average Number of Shares Outstanding for Basic and Diluted Calculations	62,020,474	52,407,704	43,640,303

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)
(Stated in U.S. Dollars)

	For the Years Ended March 31,
	2009	2008	2007

Operating Activities:
Net loss	$(5,187,754)	$(3,314,473)	$(1,812,945)
Add non-cash items:
Depreciation and amortization	865,057	56,769	16,511
Gain of operations of subsidiary	(539,815)	(6,479)	3,365
Gain on disposal of equipment	-	(2,154)	-
Minority interest	(18,768)	-	-
Unrealized foreign exchange loss	34,237	-	-
Shares issued for other than cash	-	-	65,384
Stock based compensation	1,614,789	1,903,635	1,129,072
Change in non-cash working capital items:
Accounts receivable	(180,866)	(50,756)	(154,277)
Accounts payable and accrued liabilities	102,707	210,790	(160,166)
Prepaid expenses and other assets	(50,339)	(57,760)	(16,277)
Total cash used by operating activities	(3,360,752)	(1,260,428)	(929,333)

Investing Activities:
Purchases of property, equipment and intangible assets	(21,960,096)	(3,961,024)	(2,456,782)
Cash released from (restricted by) external restrictions	(200,000)	5,078,400	(5,363,400)
Cash released from escrow for property acquisition	11,310,686	(11,310,686)	-
Investment in subsidiaries and equity securities	(851,585)	(10,743,305)	(9,917,100)
Proceeds from equipment disposal	-	14,529	-
Investment in subsidiaries and equity securities	(88,515)	-	4,917,100
Total cash used by investing activities	(11,789,510)	(20,922,086)	(12,820,182)

Financing Activities:
Principal payments on capital lease obligation	(3,507)	-	-
Issuance of share capital, net of share issue cost	13,728,608	20,300,605	20,325,177
Total cash provided by financing activities	13,725,101	20,300,605	20,325,177

Increase (Decrease) in Cash and Cash Equivalents	(1,425,161)	(1,881,909)	6,575,662

Cash and Cash Equivalents, Beginning of Period	4,877,252	6,759,161	196,499

Cash and Cash Equivalents, End of Period	$3,452,091	$4,877,252	$6,759,161

Supplemental Disclosure:
Non-cash investing and financing activities:
Amendment to geothermal lease with common stock	$783,000	$-	$-
Transfer of property and equipment to subsidiary	-	-	1,363,714
Shares issued with employment agreements	-	-	65,384
Purchase of equipment with capital lease obligation	53,450	-	-
Contribution of geothermal rights by minority interest	697,000	-	-
Purchase of property and equipment on account	145,658	1,172,251	(1,335,714)

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (RESTATED)
For the Year Ended March 31, 2007
(Stated in U.S. Dollars)

	NUMBER		ADDITIONAL	CAPITAL	STOCK	ACCUMU-
	OF	COMMON	PAID-IN	STOCK	PURCHASE	LATED
	SHARES	SHARES	CAPITAL	ISSUABLE	WARRANTS	DEFICIT	TOTAL

Balance at April 1, 2006	18,263,844	$18,264	$4,954,690	$20,134,260	$-	$(5,199,743)	$19,907,471

Stock issued as result of employment agreements	49,168	49	65,331	-	-	4	65,384
Stock options granted	-	-	978,772	-	-	-	978,772
Shares issued for stock options and warrants exercised	497,500	498	487,595	-	(137,806)	-	350,287
Capital stock issued as result of a private placement closed April 3, 2006, net of issuance costs	25,000,000	25,000	20,109,260	(20,134,260)	-	-	-
Stock purchase warrants expired	-	-	1,186,232	-	(1,186,232)	-	-
Stock compensation liability	-	-	(2,000,048)	-	1,324,038	-	(676,010)
Net loss for the period	-	-	-	-	-	(1,812,945)	(1,812,945)
Balance at March 31, 2007	43,810,512	$43,811	$25,781,832	$-	$-	$(7,012,684)	$18,812,959

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (RESTATED)
For the Years Ended March 31, 2008 and 2009
(Stated in U.S. Dollars)

	NUMBER		ADDITIONAL		ACCUMULATED
	OF	COMMON	PAID-IN	ACCUMULATED	COMPREHENSIVE
	SHARES	SHARES	CAPITAL	DEFICIT	INCOME	TOTAL

Balance at April 1, 2007	43,810,512	$43,811	$25,781,832	$(7,012,684)	$-	$18,812,959

Capital stock issued as result of a private placement closed June 5, 2007, net of issuance costs	9,090,900	9,091	17,757,681	-	-	17,766,772
Shares issued for stock options and warrants exercised	2,437,841	2,437	4,255,203	-	-	4,257,640
Stock compensation liability	-	-	738,014	-	-	738,014
Net loss for the year	-	-	-	(3,314,473)	-	(3,314,473)
Balance, March 31, 2008	55,339,253	55,339	48,532,730	(10,327,157)	-	38,260,912

Capital stock issued as result of a private placement closed April 28, 2008, net of issuance costs	6,382,500	6,383	13,711,784	-	-	13,718,167
Capital stock issued for amendment to royalty agreement with the Kosmos Company	290,000	290	782,710	-	-	783,000
Shares issued for stock options and warrants exercised	22,134	22	10,418	-	-	10,440
Adjustment to entitlement shares from Consolidated Mango and US Cobalt stock consolidations	(5)	-	-	-	-	-
Stock compensation liability	-	-	1,657,207	-	-	1,657,207
Unrealized gain on investment	-	-	-	-	95,891	95,891
Net loss for the year	-	-	-	(5,187,754)	-	(5,187,754)

Balance at March 31, 2009	62,033,882	$62,034	$64,694,849	$(15,514,911)	$95,891	$49,337,863

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
March 31, 2009
(Stated in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

When U.S. Cobalt Inc. (“GTH” or the “Company”) completed a reverse take-over on December 19, 2003, the former stockholders of U.S. Geothermal Inc. (“GEO – Idaho”) a company incorporated on February 26, 2002 in the State of Idaho, U.S.A. acquired control of GTH. In connection with the transaction, U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common stock on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the rollback of common stock.

The Company was created to acquire property, construct power plants, and manage the operations of those plants that utilize geothermal resources to produce energy. The Company’s operations have been, primarily, focused in the Western United States of America.

These financial statements have been restated to reflect the correction of an error to record the carrying value of our investment in the subsidiary Raft River Energy I LLC under the hypothetical liquidation at book value method, as further described in Note 2- Restatement f Consolidate Financial Statements for a Correction of an Error.

All references to “dollars” or “$” are to United States dollars and all references to $ CDN are to Canadian dollars.

Basis of Presentation

The Company consolidates subsidiaries that it controls (more-than-50% owned) and entities over which control is achieved through means other than voting rights. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The accounts of the following companies are consolidated in these financial statements:

i)	U.S. Geothermal Inc. (incorporated in the State of Delaware);

ii)	U.S. Geothermal Inc. (incorporated in the State of Idaho);

iii)	Gerlach Geothermal LLC (organized in the State of Delaware);

iv)	U.S. Geothermal Services, LLC (organized in the State of Delaware);

v)	USG Nevada LLC (organized in the State of Delaware);

vi)	USG Gerlach LLC (organized in the State of Delaware); and

vii)	U.S. Geothermal Guatemala, S.A.

All intercompany transactions are eliminated upon consolidation.

Raft River Energy I LLC, previously a 100% owned subsidiary, was consolidated through July 2006, after which the entity is recorded as an investment under the equity method when a new member acquired the controlling interest in this LLC. See Note 5- Investment in Subsidiaries for further discussion.

In cases where the Company owns a majority interest in an entity but does not own 100% of the interest in the entity it recognizes a minority interest. The Company will recognize 100% of the assets and liabilities of the entity, and disclose the minority’s interest. The statements of operations will consolidate the subsidiary’s full operations, and will separately disclose the elimination of the minority’s allocation of profits and losses.

NOTE 2 – RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS FOR A CORRECTION OF AN ERROR

The Company’s prior accounting for its investment in Raft River Energy I LLC, under closer review, has proved to be in error and the correction will cause the Company to recognize additional income as described below.

The Amended and Restated Operating Agreement contains certain complex liquidation preference provisions which require certain distributions to each of the Members in the event that a liquidation occurs. According to the operating agreement, upon liquidation and, after payment of all outstanding debts, any remaining funds would be distributed to the Members in accordance to their positive capital account balance ratio. Certain contract provisions contain allocation of profit and loss items to arrive at the capital account balances. Since the Company is currently the minority member recording their investment in RREI under the equity method, we modified our allocations utilizing the hypothetical liquidation at book value (“HLBV”) methodology at each balance sheet date to value our investment. In prior reports, the allocation has been calculated using net capital contribution ratios. Because we have modified our approach to use the HLBV method from the inception of the RREI entity, certain adjustments were necessary to reflect this correction of an error in the financial statements of the Company. Changes to the financial statements of the Company are reflected in the following table:

			As Previously
Statement Date	Line Item	As Restated	Reported	Difference
March 31, 2009	Investment in Subsidiary	$ 18,501,533	$ 17,588,888	$ 912,645
	Accumulated Deficit	(15,514,911)	(16,427,556)	912,645
	Gain on investment	539,815	(8,178)	547,993
	Net Loss	(5,187,754)	(5,735,747)	547,993
	EPS	$ (0.08)	$ (0.09)	$ 0.01

March 31, 2008	Investment in Subsidiary	$ 17,110,133	16,745,481	$ 364,652
	Accumulated Deficit	(10,327,157)	(10,691,809)	364,652
	Gain on investment	6,479	(228,234)	234,713
	Net Loss	(3,314,473)	(3,549,186)	234,713
	EPS	$ (0.06)	(0.06)	$ 0.00

March 31, 2007	Investment in Subsidiary	$ 6,360,349	$ 6,230,410	$ 129,939
	Accumulated Deficit	(7,012,684)	(7,142,623)	129,939
	Gain on investment	(3,365)	(133,304)	129,939
	Net Loss	(1,812,945)	(1,942,884)	129,939
	EPS	$ (0.04)	$ (0.04)	$ 0.00

Where necessary, throughout our financial statements and the notes thereto, the information has been corrected to reflect the restated amounts.

An investment in a northwest British Columbia geothermal prospect totaling $4,965 and $4,434 for the years ended March 31, 2009 and March 31, 2008 is also recorded on the balance sheet as an investment in subsidiary in addition to the investment in Raft River Energy I LLC.

NOTE 3- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are summarized accounting policies considered to be significant by the Company’s management:

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied in the preparation of the consolidated financial statements.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the consolidated financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s consolidated financial position and consolidated results of operations.

Cash and Cash Equivalents

The Company considers all unrestricted cash, short-term deposits, and other investments with original maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows. Discussion regarding restricted cash is included in Note 5. All investments held by the Company are highly liquid and available on demand.

Trade Accounts Receivable Allowance for Doubtful Accounts

Management estimates the amount of trade accounts receivable that may not be collectible and records an allowance for doubtful accounts, accordingly. The allowance is an estimate based upon aging of receivable balances, historical collection experience, and the periodic credit evaluations of our customers’ financial condition. Receivable balances are written off when we determine that the balance is uncollectible. As of March 31, 2009, there were no balances that were over 90 days past due and no balance in allowance for doubtful accounts was recognized.

Concentration of Credit Risk

The Company’s cash and cash equivalents, including restricted cash, consisted of commercial bank deposits, money market accounts, and petty cash. Cash deposits are held in a commercial bank in Boise, Idaho. The accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per legal entity (after December 31, 2009, deposits will be insured up to $100,000 per account). At March 31, 2009, the Company held deposits of $19,620 that were not subject to FDIC insurance. The money market funds totaled $3,464,906, and are not subject to deposit insurance.

Marketable Securities

We determine the appropriate classification of marketable securities at the time of purchase and reevaluate this designation as of each balance sheet date. We classify these securities as either held-to-maturity, trading, or available-for-sale in accordance with Statement of Financial Accounting Standards No. 115 (“SFAS No. 115”), “Accounting for Certain Investments in Debt and Equity Securities.” As of March 31, 2009, all marketable securities and restricted investments were classified as available-for-sale securities. The Company classifies its investments as “available for sale” because it expects to possibly sell some securities prior to maturity. The Company's investments are subject to market risk, primarily interest rate and credit risk. The fair value of investments is determined using observable or quoted market prices for those securities.

Available-for-sale securities are carried at fair value, with unrealized gains and losses included as a component of accumulated other comprehensive income (loss). Realized gains and losses, declines in value judged to be other than temporary and interest on available-for-sale securities are included in net income. The cost of securities sold is based on the specific identification method.

Property, Plant and Equipment

Property, plant and equipment are recorded at historical cost. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset. Where appropriate, terms of property rights and revenue contracts can influence the determination of estimated useful lives.

The Company expenses all costs related to the development of geothermal reserves prior to the establishment of proven and probable reserves. Once a resource is considered to be proven, then costs of acquisition and development are capitalized on an area-of-interest basis. If an area of interest is subsequently abandoned, those costs are charged to income in the year of abandonment.

Impairment of Long-Lived Assets

The Company evaluates its long-term assets annually for impairment or when circumstances or events occur that may impact the fair value of the assets. The fair value of geothermal property is primarily evaluated based upon the present value of expected revenues directly associated with those assets. An impairment loss would be recognized if the carrying amount of a capitalized asset is not recoverable and exceeds its fair value. Management believes that there have not been any circumstances that have warranted the recognition of losses due to the impairment of long-lived assets as of March 31, 2009.

Stock Options Granted to Employees and Non-employees

For stock-based compensation, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement of the value of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. For employees, directors and officers, the fair value of the awards are expensed over the vesting period. The current vesting period for all options is eighteen months.

For non-employee stock-based compensation, the Company adopted EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.” Non-employee stock options have been granted, at the Board of Director’s discretion, to select vendors as a bonus for exceptional performance. Prior to issuance of the awards, the Company was not under any obligation to issue the stock options. Subsequent to the award, the recipient was not obligated to perform any services. Therefore, the fair value of these options was expensed on the grant date, which was also the measurement date.

The Company accounts for stock-based compensation in accordance with SFAS 123(R). Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standard No. 128 “Earnings per Share” (“SFAS 128”), which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding at March 31, 2009 and 2008, they were not included in the calculation of earnings per share because their inclusion would have been considered anti-dilutive.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, trade account and other receivables, refundable tax credits, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Refundable tax credit is comprised of Goods and Services Tax (“GST”) which is refundable from the Government of Canada and is included in other current assets.

The Company’s functional currency is the U.S. dollar. Monetary items are converted into U.S. dollars at the rate prevailing at the balance sheet date. Resulting gains and losses are generally included in determining net income for the period in which exchange rates change.

Foreign Operations

The accompanying balance sheet contains certain recorded Company assets (principally cash) in a foreign country (Canada). Although Canada is considered economically stable, it is always possible that unanticipated events in Canada could disrupt the Company’s operations.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS 109 to allow recognition of such an asset.

At March 31, 2009, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $3,464,000 (March 31, 2008 - $2,230,000) principally arising from net operating loss carry forwards and stock compensation. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset was recorded at March 31, 2009.

The significant components of the deferred tax asset at March 31, 2009 and 2008 were as follows:

	March 31,	March 31,
	2009	2008
Estimated net operating loss carry forward	$10,187,000	$6,559,000

Deferred tax asset	$3,464,000	$2,230,000
Deferred tax asset valuation allowance	(3,464,000)	(2,230,000)
Net deferred tax asset	$-	$-

At March 31, 2009, the Company has net operating loss carry forwards of approximately $10,187,000 ($6,559,000 in March 31, 2008), which expire in the years 2023 through 2027. The change in the allowance account from March 31, 2008 to March 31, 2009 was $1,234,000.

Although we believe that our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our tax provisions. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict.

Accounting for Income Tax Uncertainties and Related Matters

We may be assessed penalties and interest related to the underpayment of income taxes. Such assessments would be treated as a provision of income tax expense on our financial statements. For the year ended March 31, 2009, no income tax expense has been realized as a result of our operations and no income tax penalties and interest have been accrued related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and in the State of Idaho. The Company will be required to file state income tax returns in the State of Oregon in future years. These filings are subject to a three year statute of limitations. Our evaluation of income tax positions included the fiscal years ended March 31, 2009, 2008, 2007 and 2006 which could be subject to agency examinations as of March 31, 2009. No filings are currently under examination. No adjustments have been made to reduce our estimated income tax benefit at fiscal year end. Any valuations relating to these income tax provisions will comply with the principles defined in Financial Accounting Standards No. 157, Fair Value Measurements.

Revenue

Revenue Recognition

The energy sales revenue is recognized when the power is produced and delivered to the customer under the terms defined in the Power Purchase Agreements (“PPA”). Management fee income is recognized when the services have been provided. Royalties and Lease revenues are recognized as the resource has been utilized and other contractual obligations have been met. Revenues from energy credits sales are recognized when the Company has met the terms of certain energy sales agreements with a financially capable buyer and has met the applicable governing regulations.

Revenue Source

All of the Company’s direct and indirect operating revenues originate from energy production from its interests in geothermal power plants located in the states of Idaho and Nevada. All of the management fees and royalty revenues are earned from its subsidiary located in South Eastern Idaho. All of the power sales are earned from a power plant located in North Western Nevada.

Reclassifications

Certain amounts reported in operating revenues in the fiscal year ended March 31, 2007, were reclassified from other revenues to conform with the current presentation. These reclassifications have resulted in no changes to the Company’s accumulated deficit and net losses presented.

Recent Accounting Pronouncements

Hierarchy of Generally Accepted Accounting Principles

During May 2008, the FASB issued Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles No. 162 (“SFAS 162”). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles for nongovernmental entities. The Company does not expect the adoption of this standard to have a direct material impact on its consolidated financial position or consolidated results of operations.

Guaranteed Insurance Contracts

In May 2008, the FASB issued SFAS 163, Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60 (“SFAS 163”). SFAS 163 is generally effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company does not expect that SFAS 163 will have an impact on its financial position or results of operations.

Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock

During June 2008, the FASB issued EITF Issue No. 07-5, “Determining Whether and Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock.” EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company has not yet determined whether this update will have a material impact on its financial statements.

NOTE 4 – ESCROW DEPOSIT ON ACQUISITION

On April 1, 2008, the Company transferred $11,310,686 to the seller from an escrow account related to the acquisition of the geothermal assets located in North Western Nevada.

NOTE 5 – INVESTMENT IN SUBSIDIARIES

RREI resulted from an August 9, 2006 agreement between the Company and Raft River Holdings, LLC, a subsidiary of the Goldman Sachs Group, for construction financing of Phase I of the Raft River project. To accommodate the construction financing, the Company sold 50% of its ownership in Raft River Energy to Raft River Holdings, LLC. As a result of the agreements, the Company was required to contribute cash and property sufficient to complete a 10 megawatt power plant, and Raft River Holdings was required to contribute $34,170,100.

As of March 31, 2009, the Company has contributed $17,953,640 in cash and property to the project, while Raft River Holdings, LLC has contributed $34,170,100.

For periods prior to August 2006, the Company was the 100% owner of RREI and consolidated the loss. For the period August 2006 to September 2008, U.S. Geothermal Inc. recorded RREI under the equity method of accounting for investments in subsidiaries based on the HLBV method.

Effective December 26, 2008, the fiscal year for RREI was changed to a calendar year due to the conversion of Goldman Sachs to a bank holding company. RREI’s latest audited financial information is summarized as follows:

	(Unaudited)
	As of December	As of November	As of November 30,
	26, 2008	28, 2008	2007

Total current assets	$1,554,044	$1,994,238	$234,382
Property and equipment	49,676,148	50,016,779	50,055,675
	$51,230,192	$52,011,017	$50,290,057

Total liabilities	$500,629	$1,434,413	$4,252,786
Total members’ equity	50,729,563	50,576,604	46,037,271
	$51,230,192	$52,011,017	$50,290,057

	(Unaudited)
	Month Ended	Fiscal Year Ended	Fiscal Year Ended
	December 26,	November 28, 2008	November 30, 2007
	2008

Operating revenues	$538,309	$4,880,303	$96,743
Operating loss	152,483	(528,916)	(929,615)
Net loss	152,960	(448,593)	(834,234)

U.S. Geothermal Inc., portion of net loss	$37,089	$406,222	$(8,342)

RREI began commercial operations on January 3, 2008. Due to start up issues, RREI experienced an operating loss for the fiscal year ended November 28, 2008. RREI reported net income of $412,169 for the last six months ended March 27, 2009.

Raft River Energy I is a joint venture between the Company and Raft River I Holdings, LLC a subsidiary of Goldman Sachs Group, Inc. An Operating Agreement governs the rights and responsibilities of both parties. Raft River Energy I is a voting interest entity recorded on the financial records of the Company as an equity investment. For book and income tax purposes, Raft River I Holdings, LLC will receive a greater proportion of the share of losses and other income tax benefits. During the initial years of operations Raft River I Holdings, LLC will receive a larger allocation of cash distributions. The Company’s investment in the Raft River Energy I entity has changed since March 31, 2006 as follows:

Year ended	Activity	Increase (Decrease) in Investment
March 31, 2006	Investment Account Balance	883,437
	Capital Contributions	5,480,277
	Allocation of profit/loss	(3,365)
March 31, 2007	Investment Account Balance	6,360,349
	Capital Contributions	10,641,871
	Allocation of profit/loss	6,479
	Prepaid amount	97,000
March 31, 2008	Investment Account Balance	17,105,699
	Capital Contributions	948,054
	Allocation of profit/loss	539,815
	Prepaid amount	(97,000)
March 31, 2009	Investment Account Balance	18,496,568

An investment in a northwest British Columbia geothermal prospect totaling $4,965 and $4,434 for the years ended March 31, 2009 and March 31, 2008 is also recorded on the balance sheet as an investment in subsidiary.

NOTE 6 – RESTRICTED CASH

The Company maintains cash balances that are restricted under Letter of Credit covenants for State and Federal well bonding requirements. These bonds renew on an annual basis. Restricted cash balances and explanations of the nature of the restrictions are summarized as follows:

	March 31,
State Agency	2009	2008

Idaho Department of Water Resources, Geothermal Well Bond	$260,000	$260,000
State of Nevada Division of Minerals, Statewide Drilling Bond	50,000	-
Bureau of Land Management, Geothermal Lease Bonds	150,000	-
Oregon Department of Geology and Mineral Industries, Mineral Land and Reclamation Program	25,000	25,000

	$485,000	$285,000

These bonding requirements ensure that the Company has sufficient financial resources to construct, operate & maintain geothermal wells while safeguarding subsurface, surface and atmospheric resources from unreasonable degradation, and to protect ground water aquifers and surface water sources from contamination. Other future costs of environmental remediation cannot be reasonably estimated and have not been recorded.

NOTE 7 - PROPERTY, PLANT AND EQUIPMENT

Effective May 1, 2008, the Company acquired a production plant and wells located in the San Emidio Desert area north of Reno, Nevada for approximately $4.5 million from Empire Geothermal Power LLC and Michael B. Stewart. The power plant is comprised of four binary cycle units, a wet cooling tower and nine geothermal wells developed in a proven geothermal reservoir. The Company began the expansion of the San Emidio well field with drilling activities that totaled over $1.9 million. The San Emidio well project was still under construction at March 31, 2009.

Construction costs at our project located near Neal Hot Springs, Oregon totaled approximately $2.2 million.

Significant purchases of vehicle furniture and equipment included 3 light trucks, a flow rate separator tank and a rough terrain forklift that amounted to $72,676, $65,415 and $53,450; respectively.

As described in note 14, the Company contributed $300,000 in geothermal and mineral rights to a newly formed company, and the other partner contributed $697,000 in geothermal leases and mineral rights.

Property, plant and equipment categories are summarized as follows:

	March 31,
	2009	2008

Land	$384,000	$384,000
Power production plant and improvements	1,329,527	-
Wells	3,617,312	-
Vehicles, furniture and equipment	704,887	402,660
	6,035,726	786,660
Less: accumulated depreciation	(686,471)	(73,980)
	5,349,255	712,680
Construction in progress	7,807,445	3,096,106

	$13,156,700	$3,808,786

The construction in progress consists of development activities at Raft River Unit II, Idaho, Neal Hot Springs, Oregon and San Emidio, Nevada.

Depreciation expense was charged to operations for the years ended March 31, 2009, 2008 and 2007 amounted to $865,057, $56,769 and $16,511; respectively.

NOTE 8 – INTANGIBLE ASSETS

During the year ended March 31, 2009, the Company acquired 28,358 acres of geothermal energy leases and certain ground water rights from Empire Geothermal Power LLC and Michael B. Stewart for approximately $12.1 million. These geothermal energy leases and ground water rights are all located north of Reno, Nevada. Intangible assets are summarized as follows:

	March 31,
	2009	2008

Surface water rights	$4,766,341	$1,146,003
Geothermal water rights	11,670,371	1,903,226
	16,436,712	3,049,229
Less: accumulated amortization	(252,566)	-
	$16,184,146	$3,049,229

Amortization expense was charged to operations for the years ended March 31, 2009, 2008 and 2007 amounted to $252,566, $0 and $0; respectively.

NOTE 9 - CAPITAL LEASE OBLIGATION

Effective November 10, 2008, the Company entered into a capital lease obligation for the purchase of a forklift that is payable in monthly payments of $1,193 including interest to Wells Fargo Equipment, Inc. The contract includes a purchase option of $5,345 at the end of the lease term scheduled for November 2012. The calculated interest rate was 7.37% per annum. The schedule of minimum lease payments is as follows:

Period Ended March 31,	Principal	Interest	Totals

2010	$10,998	$3,318	$14,316
2011	11,837	2,479	14,316
2012	12,736	1,580	14,316
2013	14,372	517	14,889
	$49,943	$7,894	$57,837

NOTE 10 - CAPITAL STOCK

The Company is authorized to issue 250,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

During the quarter ended March 31, 2009, the Company verified an adjustment of 5 shares required for entitlement shares to be issued for the stock consolidations of Consolidated Mango (1999) and US Cobalt (2003) shares. These shares remain in escrow until the Consolidated Mango and US Cobalt shares are redeemed for U.S. Geothermal Inc. common shares.

During the quarter ended December 31, 2008, the Company issued 22,134 common shares to an officer of the Company upon exercise of stock options at a strike price of $0.60 CDN.

During the quarter ended June 30, 2008, the Company entered into an agreement with a Canadian investment dealer, in which an underwriter agreed to purchase 4,260,000 units of the Company’s equity interests. Each unit comprised one common share of the Company’s stock and one half of one common share purchase warrant. The initial offering, completed on April 28, 2008, generated gross proceeds $10,011,000 CDN (approximately $10,154,458) at a price of $2.35 CDN per share. Each warrant will entitle the holder the right to acquire one additional common share of the Company for a period of 24 months following the closing of the offering for $3.00 per share. In addition, the Underwriters exercised their option to purchase an additional 2,122,500 units at the issue price of the offering, resulting in the issuance of a total of 6,382,500 units for aggregate gross proceeds of approximately $15 million CDN.

During the quarter ended June 30, 2008, the Company issued 290,000 common shares at a price of $2.70 per share to the Kosmos Company in exchange for a favorable amendment to the existing royalty agreement. The royalty agreement is applicable to the operations of the newly acquired San Emidio plant.

During the quarter ended March 31, 2008, the Company issued 56,667 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.72 CDN to $0.90 CDN (average $0.92).

During the quarter ended December 31, 2007, the Company issued 1,854,141 common shares upon the exercise of 222,550 stock options and 1,631,591 broker compensation options in both U.S. and Canadian dollars. Shares of 15,000 were issued at an exercise price of $2.41. Shares of 1,680,050 were issued at exercise prices that ranged between $0.61 to $1.02 ($0.60 to $1.00 CDN). Shares issued from stock purchase warrants, amounted to 159,091 shares at an exercise price of $2.08.

During the quarter ended December 31, 2007, the Company issued 235,833 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.60 CDN to $1.40 CDN (average $1.03).

NOTE 11 - STOCK BASED COMPENSATION

The Company has a stock option plan (the “Stock Option Plan”) for the purpose of attracting and motivating directors, officers, employees and consultants of the Corporation and advancing the interests of the Corporation. The Stock Option Plan is a 10% rolling plan approved by shareholders in September 2006, whereby the Company can grant options to the extent of 10% of the current outstanding common shares. Under the plan, all forfeited and exercised options can be replaced with new offerings. As of March 31, 2009, the Company can issue stock option grants totaling up to 6,203,388 shares. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months, with 25% vesting on the date of grant and 25% vesting every six months thereafter. Effective April 1, 2007, all grants will be stated in U.S. dollars. The Company recognizes compensation expense using the straight-line method of amortization. Historically, the Company has issued new shares to satisfy exercises of stock options and the Company expects to issue new shares to satisfy any future exercises of stock options. At March 31, 2009, the Company had 4,239,250 options granted and outstanding.

During the quarter ended March 31, 2009, Company stock options of 188,494 granted to employees and consultants exercisable at a price of $0.60 CDN expired without exercise.

During the quarter ended September 30, 2008, the Company granted 95,000 stock options to employees exercisable at a price of $1.78 until August 9, 2013.

During the quarter ended June 30, 2008, the Company granted 1,505,000 stock options to consultants and employees exercisable at a price of $2.22 until May 19, 2013.

During the quarter ended September 30, 2007, the Company granted 775,000 stock options to consultants and employees exercisable at a price of $2.41 until January 22, 2012.

The following table reflects the summary of stock options outstanding at March 31, 2007 and changes during the years ended March 31, 2008 and 2009:

		Weighted	Weighted
		Average	Average	Aggregate
	Number of	Exercise	Fair	Intrinsic
	shares under	Price Per	Value	Value
	options	Share	(US)	(US)

Balance outstanding, March 31, 2006	1,065,628	$0.69 CDN	$0.37	$399,146
Forfeited	(145,000)	0.86 CDN	0.62	(90,487)
Exercised	(152,500)	0.63 CDN	0.30	(46,427)
Granted	2,168,000	1.05 CDN	0.99	2,140,719
Balance outstanding, March 31, 2007	2,936,128	$0.96 CDN	$0.82	$2,402,951

Forfeited	(5,000)	1.00 CDN	0.80	(4,000)
Exercised	(806,250)	0.83 CDN	0.63	(511,494)
Granted	775,000	2.41	1.95	1,513,964
Balance outstanding, March 31, 2008	2,899,878	1.35 CDN	1.17	3,401,421
Forfeited	(238,494)	0.98	0.63	(151,013)
Exercised	(22,134)	0.60 CDN	0.28	(6,093)
Granted	1,600,000	2.19	1.22	1,952,000
Balance outstanding, March 31, 2009	4,239,250	$1.62	$1.23	$5,196,315

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option volatility within the Black-Scholes model. The expected term of options granted represents the period of time that options granted are expected to be outstanding, based upon past experience and future estimates and includes data from the Plan. The risk-free rate for periods within the expected term of the option is based upon the U.S. Treasury yield curve in effect at the time of grant. The Company currently does not foresee the payment of dividends in the near term.

The fair value of the stock options granted was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The assumptions used to calculate the fair value are as follows:

		Year Ended March 31,
	2009	2008	2007

Dividend yield	0	0	0
Expected volatility	71-82%	77-140%	82-149%
Risk free interest rate	1.74-2.23%	1.74-5.10%	3.94-4.2%
Expected life (years)	3.25	3.18	3.36

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

The following table summarizes information about the stock options outstanding at March 31, 2009:

OPTIONS OUTSTANDING
		REMAINING	NUMBER OF
EXERCISE	NUMBER OF	CONTRACTUAL	OPTIONS	INTRINSIC
PRICE	OPTIONS	LIFE (YEARS)	EXERCISABLE	VALUE

$ 0.72 CDN	12,500	0.58	12,500	$ 5,325
0.90 CDN	237,500	0.58	237,500	118,332
1.00 CDN	1,443,000	2.00	1,443,000	1,465,385
1.15 CDN	78,750	2.33	78,750	86,626
1.40 CDN	157,500	2.83	157,500	139,271
1.78	95,000	4.48	47,500	40,586
2.22	1,505,000	4.12	752,500	917,596
2.41	710,000	3.33	710,000	501,598

$ 1.62	4,239,250	2.98	3,439,250	$ 3,274,719

The weighted average exercise price and remaining contractual term of options currently exercisable as of March 31, 2009 are $1.48 and 2.72 years; respectively.

The following table summarizes information about the stock options outstanding at March 31, 2008:

OPTIONS OUTSTANDING
		REMAINING	NUMBER OF
EXERCISE	NUMBER OF	CONTRACTUAL	OPTIONS	INTRINSIC
PRICE	OPTIONS	LIFE (YEARS)	EXERCISABLE	VALUE

$ 0.60 CDN	210,628	0.83	210,628	$ 59,807
0.72 CDN	67,500	1.58	67,500	28,756
0.85 CDN	20,000	3.00	20,000	10,716
0.90 CDN	182,500	1.58	182,500	90,929
1.00 CDN	1,423,000	3.00	1,423,000	1,445,075
1.15 CDN	78,750	3.33	78,750	86,626
1.40 CDN	157,500	3.83	118,125	139,271
2.41	760,000	4.33	380,000	536,922

$ 1.35 CDN	2,899,878	3.12	2,480,503	$ 2,398,102

The weighted average exercise price and remaining contractual term of options currently exercisable as of March 31, 2008 are $1.19CDN and 2.93 years; respectively.

A summary of the status of the Company’s nonvested stock options outstanding at March 31, 2007 and changes during the fiscal years ended March 31, 2008 and 2009 are presented as follows:

		Weighted	Weighted
		Average Grant	Average
	Number of	Date Fair Value	Grant Date
	Options	Per Share	Fair Value

Nonvested, March 31, 2006	142,500	$ 0.69 CDN	$ 0.37
Granted	2,168,000	1.05 CDN	0.54
Vested	(1,094,000)	0.63 CDN	0.29
Forfeited	(145,000)	0.86 CDN	0.62
Nonvested, March 31, 2007	1,071,500	0.96 CDN	0.82

Granted	775,000	2.41	1.54
Vested	(1,422,125)	2.15	1.37
Forfeited	(5,000)	1.00 CDN	0.80
Nonvested, March 31, 2008	419,375	1.12 CDN	1.43
Granted	1,600,000	2.19	1.22
Vested	(980,881)	2.25	1.26
Forfeited	(238,494)	0.98	0.63
Nonvested, March 31, 2009	800,000	$ 2.19	$ 1.20

As of March 31, 2009, there was $546,134 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.5 years. The total fair value of shares vested at March 31, 2009 and 2008 was $1,614,789 and $1,903,635; respectively.

Stock Purchase Warrants

At March 31, 2009, broker warrants at an exercise price of $2.34 totalled 191,475 and share purchase warrants at an exercise price of $3.00 remained outstanding. These warrants expire April 28, 2010.

During the quarter ended December 31, 2008, 295,454 broker warrants at an exercise price of $2.08 expired without exercise.

During the quarter ended June 30, 2008, the Company issued 191,475 broker warrants at an exercise price of $2.34 and 3,191,250 share purchase warrants at an exercise price of $3.00 as part of the private placement of 6,382,500 common shares completed April 28, 2008.

At June 30, 2007, 454,545 share purchase warrants at an exercise price of $2.08 were issued to compensate brokers resulting from the private placement of 9,090,900 common shares issued June 5, 2007. During the quarter ended December 31, 2007, stock purchase warrants representing 159,091 common shares at an exercise price of $2.08 were exercised.

NOTE 12 – FAIR VALUE MEASUREMENT

On April 1, 2008, the Company adopted the provisions of SFAS No. 157 related to its financial assets and liabilities measured at fair value on a recurring basis. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 – Pricing inputs include significant inputs that are generally unobservable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. Level 3 instruments include those that may be more structured or otherwise tailored to the Company’s needs.

As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

The following table discloses by level within the fair value hierarchy the Company’s assets and liabilities measured and reported on the Consolidated Balance Sheet as of March 31, 2009 at fair value on a recurring basis:

	Total	Level 1	Level 2	Level 3
Assets:
Money market accounts	$3,464,906	$3,464,906	$-	$-
Investment in equity securities	150,169	-	-	150,169
	$3,615,075	$3,464,906	$-	$150,169

On December 14, 2007 the FASB issued a proposed FASB staff position ("FSP") that would amend SFAS 157 to delay its effective date for all non-financial assets and non-financial liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis, that is, at least annually. For items within the scope of the proposed FSP the effective date of SFAS 157 would be delayed to fiscal years beginning after November 15, 2008 (fiscal 2010 for the Company) and interim periods within those fiscal years. During February 2008, the FASB confirmed and made effective the FSP. The Company has chosen not to implement SFAS 157 for non-financial assets and non-financial liabilities at this time.

Changes in level 3 assets measured at fair value on a recurring basis for the year ended March 31, 2009:

Amounts
Investment in equity securities:
Balance at March 31, 2008	$-
Purchases	88,515
Realized gains/losses	-
Foreign exchange loss	(34,237)
Unrealized gain included in other comprehensive income	95,891
Balance at March 31, 2009	$150,169

The equity securities purchased in June 2008 are not actively traded on a stock exchange. The change in value was calculated based on a subsequent private placement of the securities in January 2009 which reflected an increased market price for the securities.

NOTE 13 - RELATED PARTY TRANSACTIONS

At March 31, 2009 and 2008, the amounts of $2,491 and $9,218; respectively, are payable to directors and officers of the Company. These amounts are unsecured and due on demand.

The Company’s subsidiary Raft River Energy I, LLC owed the Company $271,475 and $205,033 at March 31, 2009 and 2008; respectively, for operating and maintenance expenses. The receivable balance is comprised of unsecured demand obligations due within twelve months. During the year ended March 31, 2009 and 2008, the Company received the following fees from RREI:

	Years Ended March 31,
	2009	2008	2007
Management fees	$250,000	$62,500	$-
Lease and royalties	97,098	121,742	90,206
	$347,098	$184,242	$90,206

The Company incurred the following transactions with directors, officers and a company with a common director:

	Years Ended March 31,
	2009	2008	2007
Administrative services	$-	$22,321	$20,563
Director fees	60,000	41,250	23,250
Consulting fees	-	16,000	24,000
	$60,000	$79,571	$67,813

NOTE 14 - DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The material difference in respect to these financial statements between U.S. GAAP and Canadian GAAP is reflected in the recording of Property, Plant and Equipment. Under Canadian GAAP, development and exploration costs associated with the Raft River project (property lease payments, geological consulting fees, well monitoring and permitting, etc.) were recorded as a capital asset. Under U.S. GAAP, these amounts are expensed.

As a result of the above, under Canadian GAAP the following line items in the consolidated balance sheets and income statements would have been presented as follows:

		Canadian
Consolidated Balance	U.S. GAAP	GAAP	U.S. GAAP	Canadian
Sheets	March 31,	March 31,	March 31,	GAAP March
	2009	2009	2008	31, 2008

Plant, Property and Equipment	$29,340,846	$29,781,457	$6,858,015	$7,298,626
Total Assets	52,451,343	52,891,954	40,731,585	41,172,196
Stockholders’ Equity	49,337,863	49,778,474	38,260,912	38,880,483
Total Liabilities and Stockholders’ Equity	$52,451,343	$52,891,954	$40,731,585	$41,172,196

Consolidated Statements	U.S. GAAP	Canadian	U.S. GAAP	Canadian
of Operations and	Year Ended	GAAP Year	Year ended	GAAP Year
Comprehensive Loss	March 31,	Ended March	March 31,	ended March
	2009	31, 2009	2008	31, 2008
Loss from Operations	$(5,324,666)	$(5,324,666)	$(4,378,150)	$(4,378,150)
Net Loss	$(5,187,754)	$(5,187,754)	$(3,314,473)	$(3,314,473)

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements

The Company has entered into several lease agreements with terms expiring up to December 1, 2034 for geothermal properties adjoining the Raft River Geothermal Property and for Neal Hot Springs. The Company incurred total lease expenses for year ended March 31, 2009, 2008, and 2007 totaled $108,185, $100,128 and $28,698; respectively.

BLM Lease Agreements

Idaho

On August 1, 2007, the Company signed a geothermal resources lease agreement with the United States Department of the Interior Bureau of Land Management (“BLM”). The contract requires an annual payment of $3,502 including processing fees. The primary term of the agreement is 10 years. After the primary term, the Company has the right to extend the contract. BLM has the right to terminate the contract upon written notice if the Company does not comply with the terms of the agreement.

San Emidio

The lease contracts are for approximately 21,905 acres of land and geothermal rights located in the San Emidio Desert, Nevada. The lease contracts have primary terms of 10 years. Per federal regulations applicable for the contracts, the lessee has the option to extend the primary lease term another 40 years if the BLM does not need the land for any other purpose and the lessee is maintaining production at commercial quantities. The leases require the lessee to conduct operations in a manner that minimizes adverse impacts to the environment.

Gerlach

The Gerlach Geothermal LLC assets are comprised of two BLM geothermal leases and one private lease totaling 3,615 acres. Both BLM leases have a royalty rate is based upon 10% of the value of the resource at the wellhead. The amounts are calculated according to a formula established by Minerals Management Service (“MMS”). One of the two BLM leases has a second royalty commitment to a third party of 4% of gross revenue for power generation and 5% for direct use based on BTUs consumed at a set comparable price of $7.00 per million BTU of natural gas. The private lease has a 10 year primary term and would receive a royalty of 3% gross revenue for the first 10 years and 4% thereafter.

Granite Creek

The Company has three geothermal lease contracts with the BLM for the Granite Creek properties. The lease contracts are for approximately 5,414 acres of land and geothermal water rights located in North Western Nevada. The lease contracts have primary terms of 10 years. Per federal regulations applicable for the contracts, the lessee has the option to extend the primary lease term another 40 years if the BLM does not need the land for any other purpose and the lessee is maintaining production at commercial quantities. The leases state annual lease payments of $5,414, not including processing fees, and expire October 31, 2012.

Office Lease

The Company entered into a 3 year lease contract effective January 1, 2008 through January 31, 2011, for general office space for an executive office located in Boise, Idaho. The lease payments are due in monthly installments that start at $5,637 per month and increase annually to $5,981 per month.

The following is the total contracted lease obligations for the next five fiscal years:

Years Ending
March 31,	Amount

2010	$ 143,377
2011	134,258
2012	74,713
2013	49,103
2014	46,599
Thereafter	98,791

Power Purchase Agreements

The Company has signed a power purchase agreement with Idaho Power Company for sale of power generated from its subsidiary Raft River Energy I, LLC. The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and from the phase two plants to other purchasers. These agreements will govern the operational revenues for the initial phases of the Company’s operating activities.

The Company signed a power purchase agreement on March 12, 2008 with Eugene Water and Electric Board for the planned phase two power plant at Raft River, Idaho. The agreement allows for variable output up to a maximum of 16 megawatts with a term of 25 years. The agreement is subject to successful drilling and resource development.

As a part of the purchase of the assets from Empire Geothermal Power, LLC and Michael B. Stewart acquisition (“Empire Acquisition”), a power purchase agreement with Sierra Pacific Power Company was assigned to the Company. The contract has a stated expected output of 3,250 kilowatts maximum per hour and extends through 2017. All power produced will be purchased and there are no penalties for not meeting or exceeding expected output levels.

Construction Contract

On December 5, 2005, the Company signed a contract (the “Ormat EPC Agreement”) with Ormat Nevada, Inc. (“Ormat”) for Ormat to construct a 13 megawatt geothermal power plant at Raft River, Idaho. As part of the Agreement, Ormat has guaranteed certain performance specifications and plant components. As of March 31, 2009, the Company retains $75,000 for release to Ormat upon Ormat’s completion of certain punch list items, namely, the repairs to the grounding grid and the reduction of the oversplash of water in the cooling tower. As a result of negotiations, Ormat issued a credit of $200,000 against an outstanding invoice.

The Company paid the net amount due less the $200,000 and $75,000 retainage to secure release of a lien on the project filed by Ormat.

NOTE 16 – JOINT VENTURES

Raft River Energy I LLC

Raft River Energy I is a joint venture between the Company and Raft River I Holdings, LLC a subsidiary of Goldman Sachs Group, Inc. An Operating Agreement governs the rights and responsibilities of both parties. At fiscal year end, the Company had contributed approximately $17.9 million in cash and property, and Raft River I Holdings, LLC has contributed approximately $34 million in cash. Profits and losses are allocated to the members based upon hypothetical liquidation at book value method. For income tax purposes, Raft River I Holdings, LLC will receive a greater proportion of the share of losses and other income tax benefits. This includes the allocation of production tax credits, which will be distributed 99% to Raft River I Holdings, LLC and 1% to the Company during the first 10 years of production. During the initial years of operations Raft River I Holdings, LLC will receive a larger allocation of cash distributions. During the initial term of the agreement, the Company accounts for its investment in this LLC under the equity method as a voting interest entity.

Gerlach Geothermal LLC

On April 28, 2008, the Company formed Gerlach Geothermal, LLC (“Gerlach”) with our partner, Gerlach Green Energy, LLC (“GGE”). The purpose of the joint venture is the exploration of the Gerlach geothermal system, which is located in northwestern Nevada, near the town of Gerlach. Based upon the terms of the members’ agreement, the company owns a 60% interest and GGE owns a 40% interest in Gerlach Geothermal, LLC. The agreement gives GGE an option to maintain its 40% ownership interest as additional capital contributions are required. If GGE dilutes to below a 10% interest, their ownership position in the joint venture would be converted to a 10% net profits interest. During the quarter end March 31, 2009, the Company contributed $746,000 in cash and $300,000 for a geothermal lease and mineral rights; and the GGE contributed $697,000 of geothermal lease, mineral rights and exploration data.

The consolidated financial statements reflect 100% of the assets and liabilities of Gerlach, and report the current minority interest of GGE. The full results of Gerlach’s operations will be reflected in the statement of operations with the elimination of the minority’s interest identified.

NOTE 17 – PRO FORMA FINANCIAL INFORMATION

With the acquisition of the assets at San Emidio effective May 1, 2008, we are required to report selected information for our consolidated statements of operations on a pro forma basis as if the San Emidio acquisition had been completed at the beginning of the periods being reported on. Selected line item information is as follows:

	For the Three Months Ended,		For the Year Ended,
	March 31,		March 31,
	2009	2008	2009	2008
Energy Sales	$425,056	$380,790	$1,700,222	$1,523,158
Plant Operations	$679,583	$581,386	$2,718,332	$2,325,544
Net Loss	$(244,674)	$(166,117)	$(978,696)	$(664,469)
Loss per share	$(0.00)	$(0.00)	$(0.02)	$(0.01)
Weighted average shares	62,033,884	53,469,527	62,020,474	52,407,704

NOTE 18 – SUBSEQUENT EVENTS

Department of Energy Loan Guarantee

On February 26, 2009, the Company submitted an application for the Neal Hot Springs project to the Department of Energy (“DOE”) Energy Efficiency, Renewable Energy and Advanced Transmission and Distribution Solicitation loan guarantee program under Title XVII of the Energy Policy Act of 2005. The Company was notified that its project application is complete, the power plant technology choice qualifies as new or improved under the program, and the project has been selected to proceed in the project loan process. The Company announced on May 26, 2009, that it has been selected by the DOE to enter into due diligence review on an $85 million project loan for the Neal Hot Springs project located in eastern Oregon. If awarded, the loan is expected to provide 80% of the $106 million estimated total capital cost. The new plant, designed to deliver 22 megawatts of power net to the grid, is scheduled to begin commercial operations in late 2011.

Employee Stock Options

On May 26, 2009, the Company announced the regular annual grant of employee stock options pursuant to its Stock Option Plan to directors, employees and consultants to acquire 1,795,000 shares exercisable at a price of $0.92 per share for a term of 5 years expiring May 26, 2014.

Production Pump at Raft River Energy I, LLC

On June 1, 2009, the production pipe column on a well at Raft River Energy I, LLC failed. This is the pipe that carries the geothermal fluid to the surface and supports the pump weight. The repair process has started and the pipe column and pump have been removed from the well. While the final repair costs have not been determined, initial estimates indicate that repair costs could exceed $600,000. Plant energy production has been reduced due to the failure. If the repair process goes according to plan, the repairs will be completed by June 19, 2009.

RAFT RIVER ENERGY I LLC

Financial Statements

November 28, 2008

Report of Independent Auditors

To the Members of Raft River Energy I LLC:

In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of members' equity present fairly, in all material respects, the financial position of Raft River Energy I LLC at November 28, 2008 and November 30, 2007, and the results of its operations and its cash flows for the three years in the period ended November 28, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

February 16, 2009
Portland, Oregon

RAFT RIVER ENERGY I LLC

BALANCE SHEETS

	November 28,	November 30,
	2008	2007

ASSETS
Current:
Cash and cash equivalents	$1,270,847	$167,585
Accounts receivable	540,600	59,131
Inventory	67,722	-
Other current assets	115,069	7,666
Total current assets	1,994,238	234,382

Property, Plant and Equipment:
Property and equipment, net accumulated depreciation	49,595,456	44,225
Construction in progress	421,323	50,011,450
Total property, plant and equipment (net)	50,016,779	50,055,675

Total Assets	$52,011,017	$50,290,057

LIABILITIES
Current:
Accounts payable and accrued liabilities	$1,272,555	$4,136,786
Related party accounts payable	161,858	116,000
Total current liabilities	1,434,413	4,252,786

MEMBERS’ EQUITY
Class A units - Raft River Holdings, LLC	34,143,100	34,170,100
Class B units - U.S. Geothermal Inc.	17,953,640	12,938,714
Accumulated deficit	(1,520,136)	(1,071,543)
Total members' equity	50,576,604	46,037,271

Total Liabilities and Members' Equity	$52,011,017	$50,290,057

The accompanying notes are an integral part of these financial statements.

RAFT RIVER ENERGY I LLC

STATEMENTS OF OPERATIONS

		For the Year	For the Year
	For the Year	Ended	Ended
	Ended	November 30,	November 24,
	November 28,	2007	2006
	2008	(Note 7)	(Note 7)

Operating Revenue:
Energy sales	$4,285,076	$96,743	$-
Renewable energy credit sales	595,228	-	-
Total operating revenues	4,880,304	96,743	-

Operating Expenses:
Insurance	191,116	17,858	9,514
Office and administration	37,859	58,424	100,430
Travel and promotion	22,879	33,774	27,868
Management and professional fees	466,427	458,489	10,971
Plant and well field	1,392,098	193,041	17,820
Salaries and related costs	616,205	171,202	79,276
Lease, rent and royalties	206,554	61,265	-
Utilities	608,197	24,450	-
Depreciation	1,719,927	7,855	-
Loss on equipment disposal	147,958	-	-
Total operating expenses	5,409,220	1,026,358	245,879

Loss from Operations	(528,916)	(929,615)	(245,879)

Other Income:
Other income	-	-	86
Interest income	80,323	95,381	8,484
Total other income	80,323	95,381	8,570

Net Loss	$(448,593)	$(834,234)	$(237,309)

The accompanying notes are an integral part of these financial statements.

RAFT RIVER ENERGY I LLC

STATEMENTS OF CASH FLOWS

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	November 28,	November 30,	November 24,
	2008	2007	2006

Cash Flow from Operating Activities:
Net loss	$(448,593)	$(834,234)	$(237,309)
Add/deduct items not affecting cash:
Depreciation	1,719,927	7,855	1,925
Loss on disposal of equipment	147,958	-	-
Distribution of capital for operating expenses	(27,000)	-	-
Net changes in:
Accounts receivable	(481,469)	(59,131)	-
Inventory	(67,722)	-	-
Accounts payable and accrued liabilities	365,892	(42,897)	55,073
Other current assets	(107,403)	1,016	(8,682)
Total cash provided (used) by operating activities	1,101,590	(927,391)	(188,993)

Cash Flow from Investing Activities:
Purchases of property, plant and equipment	(4,713,254)	(30,509,135)	(13,951,996)
Total cash used by investing activities	(4,713,254)	(30,509,135)	(13,951,996)

Cash Flow from Financing Activities:
Proceeds from revolving loan facility	-	-	4,917,000
Repayment of revolving load facility	-	-	(4,917,000)
Capital contributions from member U.S. Geothermal Inc.	4,714,926	6,575,000	5,000,000
Capital contributions from member Raft River Holding, LLC	-	21,620,000	12,550,100
Total cash provided by financing activities	4,714,926	28,195,000	17,550,100

Increase (Decrease) in Cash and Cash Equivalents	1,103,262	(3,241,526)	3,409,111

Cash and Equivalents at the Beginning of the Period	167,585	3,409,111	-

Cash and Equivalents at the End of Period	$1,270,847	$167,585	$3,409,111

The accompanying notes are an integral part of these financial statements.

RAFT RIVER ENERGY I LLC

STATEMENTS OF CASH FLOWS - Continued

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	November 28,	November 30,	November 24,
	2008	2007	2006

Schedule of Non-Cash Transactions:
Equipment contributed by member U.S. Geothermal Inc.	$300,000	$-	$1,363,714

Other Items:
Accounts payable for capital expenditures	$1,056,345	$4,240,610	$3,304,979

The accompanying notes are an integral part of these financial statements.

RAFT RIVER ENERGY I LLC

STATEMENT OF MEMBERS' EQUITY

		Class B Units -
	Class A Units -	U.S.
	Raft River	Geothermal,
	Holdings	Inc.	Total

Balance, November 25, 2005	$-	$-	$-
Capital Contributions	12,550,100	6,363,714	18,913,814
Net loss	(136,915)	(100,394)	(237,309)

Balance, November 24, 2006	12,413,185	6,263,320	18,676,505

Capital Contributions	21,620,000	6,575,000	28,195,000
Net loss	(673,142)	(161,092)	(834,234)

Balance, November 30, 2007	33,360,043	12,677,228	46,037,271
Capital Contributions	-	5,014,926	5,014,926
Distributions	(27,000)	-	(27,000)
Net loss	(292,533)	(156,060)	(448,593)

Balance, November 28, 2008	$33,040,510	$17,536,094	$50,576,604

The accompanying notes are an integral part of these financial statements.

RAFT RIVER ENERGY I LLC

NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 28, 2008

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Raft River Energy I LLC (the "Company") is a limited liability company organized in the State of Delaware by U.S. Geothermal Inc. on August 18, 2005, for the purpose of constructing and operating a geothermal power plant located near Malta, Idaho. The Company’s power plant is considered to be phase I of a Raft River, Idaho geothermal project expected to consist of three phases. As defined in the Membership Admission agreement, the Company is owned by U.S. Geothermal Inc. and Raft River I Holdings LLC, which is a Delaware limited liability company that is a subsidiary of The Goldman Sachs Group Inc. (collectively referred to as “the members”). As defined in the Management Services Agreements, U.S. Geothermal Services LLC, (a wholly owned subsidiary of U.S. Geothermal Inc.) is the Company’s Operator.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) which have been consistently applied.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at their estimated net realizable value. The Company has considered the economic conditions, historical trends, contractual terms and financial stability of its major customer when calculating an allowance for uncollectible accounts. At fiscal year end, management determined that all accounts receivable were collectible and an accrual for an allowance for doubtful accounts was not necessary. Uncollectible accounts are removed when they are deemed uncollectible. Recovered bad debts are recorded as income in the period collected.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits and short term instruments with maturities of no more than ninety days when acquired.

Concentration of Risk

The Company’s cash and cash equivalents consisted of commercial bank deposits and a money market account. All cash equivalents are held in a commercial bank located in Boise, Idaho. Deposits held in the regular checking account are subject to Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company’s cash deposits, at November 28, 2008, totaled $1,270,886 ($1,190,887 was not FDIC insured). The money market funds, at November 28, 2008, totaled $12,275, and were not subject to FDIC insurance.

Contributed Capital and Membership Structure

Agreements between U.S. Geothermal Inc. and Raft River Holdings LLC were completed for construction financing of Phase I of the Raft River project. To accommodate the construction financing, U.S. Geothermal, Inc. sold 50% of its ownership in the Company to Raft River Holdings, with U.S. Geothermal Inc. owning 500 Class B member units and Raft River Holdings owning 500 Class A member units.

As of November 28, 2008, U.S. Geothermal Inc. has contributed $17,953,640 in cash and property to the project, while Raft River I Holdings LLC has contributed $34,143,100 (net of distributions of $27,000) in cash. Losses prior to the date of the agreements (from inception to July 2006) have been allocated 100% to U.S. Geothermal Inc., while profits and losses subsequent to the agreements (August 2006 to November 2008) have been allocated based on the capital contribution ratio.

Change from Development Stage

Pursuant to Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises” (“SFAS 7”), the Company was considered to be a development stage enterprise prior to January 3, 2008. Among other provisions, SFAS 7 stipulated the reporting of inception to date results of operations, cash flows and other financial information. On January 3, 2008, the Company began generating revenues from planned commercial operations. Consequently, these financial statements are reported in accordance with generally accepted accounting principles for an operating company and do not reflect inception to date information.

Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Impairment of Long-Lived Assets

The Company evaluates its long-term assets annually for impairment, or when circumstances or events occur that may impact the fair value of the assets. The fair value of geothermal property is primarily evaluated based upon the present value of expected cash flows directly associated with those assets. An impairment loss would be recognized if the carrying amount of a capitalized asset is not recoverable and exceeds its fair value. Management believes that there have not been any circumstances that have warranted the recognition of losses due to the impairment of long-lived assets as of November 28, 2008.

Inventory

Inventory consists of supplies and replacement parts needed to maintain the power plant and are not intended for resale. Upon purchase, items are recorded at cost and maintained at the lesser of cost or fair market value. Inventory items are charged to operations in the period they are utilized.

Lease Arrangements

Arrangements which potentially convey the right to use property, plant, or equipment for a stated period of time are analyzed in accordance with EITF 01-08, "Determining Whether an Arrangement Contains a Lease" to assess whether they should be accounted for as leases. For any arrangements that are found to meet the definition of a lease, an assessment is made as to whether they are capital leases or operating leases in accordance with SFAS 13, "Accounting for Leases".

Property, Plant and Equipment

Costs of acquisition of geothermal properties are capitalized on an area-of-interest basis. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment. Property, plant and equipment are recorded at historical cost. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset. Major improvements that significantly increase the useful lives and/or the capabilities of the assets are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred.

Estimated useful lives by asset categories are summarized as follows:

Estimated Useful
Asset Categories	Lives in Years

Furniture, vehicle and other equipment	4
Power plant, buildings and improvements	15 to 30
Wells	30
Well pumps and components	5 to 15
Pipelines	30
Transmission lines	30

Revenue

Revenue Recognition

Energy Sales

The Company’s primary operating revenue originates from electrical power generated by the Company’s geothermal power plant. The revenue is recognized when the power is produced and delivered to the customer who is reasonably assured to be able to pay under the terms defined in the Power Purchase Agreement (PPA).

Renewable Energy Credits

Revenues from Renewable Energy Credits (“RECs”) are recognized when the Company has met the terms of certain energy sales agreements with a financially capable buyer and has met the applicable governing regulations. The Company earns one REC for each megawatt hour produced from the geothermal power plant. Each REC is certified by Western Electricity Coordinating Council (“WREGIS”) and sold under a REC Purchase and Sales Agreement.

Revenue Source

All of the Company’s energy sales are received from one major power company that, primarily, operates in the State of Idaho. All of the power generated originates from the one power plant that utilizes a geothermal reservoir located in south eastern Idaho. Over 99% of the accounts receivable balance at fiscal year end represented a balance due from one major customer.

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are detailed as follows:

	Balance	Balance
	November 28,	November 30,
	2008	2007

Furniture and equipment	$73,431	$54,005
Power plant, buildings and improvements	26,120,756	-
Wells	15,339,317	-
Well pumps	2,715,806	-
Pipelines	5,553,048	-
Transmission lines	1,517,849	-
	51,320,207	54,005

Less: accumulated depreciation	(1,724,751)	(9,780)
	49,595,456	44,225

Construction in progress	421,323	50,011,450
	$50,016,779	$50,055,675

The majority of construction in progress costs, at November 30, 2007, were transferred to property, plant and equipment on January 3, 2008, when the power plant became operational. At November 28, 2008, construction in progress consisted of costs incurred for a reverse osmosis unit that was placed into operations in December 2008.

NOTE 4 - RELATED PARTY TRANSACTIONS

The amounts payable to U.S. Geothermal Inc. and U.S. Geothermal Services, LLC as of November 28, 2008 and November 30, 2007, were $161,858 and $55,073; respectively. The amounts payable are unsecured and due on demand. U.S. Geothermal Inc. is the managing member of the Company. U.S. Geothermal Services, LLC is a wholly owned subsidiary of U.S. Geothermal Inc.

The Company’s related party transactions are summarized as follows:

	For the Year	For the Year	For the Year
	Ended November	Ended November	Ended November
	28, 2008	30, 2007	24, 2006

Capital expenditures	$87,510	$965,546	$266,669

Office and administration	31,298	97,559	19,787
Travel and promotion	22,879	-	-
Management and professional fees	291,925	-	-
Plant and well field	1,000,351	-	-
Salaries and related costs	616,205	171,202	76,276
Lease, rent and royalties	163,219	-	-
Utilities	7,383	-	-
Bank charges, Ormat letter of credit	-	83,486	12,451
	$2,220,770	$1,317,793	$378,183

Management Services Agreement

The Company has entered into a management services agreement with U.S. Geothermal Services, LLC effective August 9, 2006, to provide certain management and operating services. The contract terminates upon the earlier of mutual agreement of the contracting parties or August 9, 2028. The quarterly management fee starts at $62,500, and in addition there are incentive payments linked to certain performance targets. During the fiscal year ended November 28, 2008, the Company paid U.S. Geothermal Services, LLC $227,708 for management services.

Well Field Lease Contract

On November 2, 2006, the Company signed a lease contract with a primary term of 20 years for the groundwater rights needed for cooling purposes at the Facility payable to U.S. Geothermal Inc. (“lessor”). The annual rate of $90,000 is based upon the facility’s expected needs of 900 acre feet per annum (“a.f.a.”) ($10,000 per 100 a.f.a.). Based upon the needs of the facility and proper notice given by the lessor, the contract allows for an increase in the amount of water available for lease according to the noted rate. The payments are due annually within ten business days following the anniversary of the (“placed in service”) date. The initial placed in service date was January 3, 2008, which is the date the facility became commercially operational. During the fiscal year ended November 28, 2008, the Company paid the lessor the “initial rent payment” of $90,000 due for the period of time from the contract date to the initial placed in service date. For the fiscal year, the Company incurred an additional $74,475 for lease costs, of which $6,975 was unpaid at November 28, 2008.

The schedule of estimated lease payments for the primary contract term is as follows:

For the Fiscal
Year Ended	Amounts

2009	$ 90,000
2010	90,000
2011	90,000
2012	90,000
2013	90,000
Thereafter	1,170,000
Total	$ 1,620,000

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements

The Company has entered into several lease agreements with terms expiring up to December 1, 2033, for geothermal properties adjoining the Raft River Geothermal Property. The schedule of estimated annual lease payments is as follows:

For the Fiscal
Year Ended	*Amounts

2009	$ 117,578
2010	119,481
2011	120,600
2012	120,936
2013	121,287
Thereafter	1,650,436
Total	$ 2,250,318

* The schedule includes the expected annual related party well field lease payments described in Note 4.

The terms of the management services agreement and the well field lease contract are described in Note 4.

Power Purchase Agreement

The Company has signed a twenty year power purchase agreement with Idaho Power Company for sale of power generated from its planned phase one power plant. It has been determined this meets the definition of a lease arrangement under EITF 01-08 and will be accounted for as an operating lease. As there is no minimum payment, lease income will be recognized as revenue when sales of power occur.

Power Transmission

The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and a contract to sell the renewable energy credits for the first ten years to Holy Cross Energy.

NOTE 6 - MEMBERS' INTERESTS

The Company has issued two classes of member units, the Class A units and the Class B units. Each class of ownership gives the owner participating rights in the business and results in equity ownership risks. The rights attached to the different classes will vary over time, in accordance with the terms of the Membership Admission Agreement. The agreement requires the Company to track separately the capital accounts of the members after November 24, 2006. The profits and losses of the Company are allocated on the basis of the ratios of the capital contributions. For income tax purposes, the Class A units will receive a greater proportion of the share of losses and other income tax benefits. This includes the allocation of production tax credits, which will be distributed 99% to the Class A units and 1% to the class B units during the first 10 years of production. During the initial years of operations Class A units will receive a larger allocation of distributions.

Under the terms of the Membership Admission Agreement, as of November 28, 2008, Raft River I Holdings LLC, has contributed their full obligation of $34.2 million in cash, and U.S. Geothermal Inc. has contributed $17.9 million in assets to the Company. U.S. Geothermal Inc.’s contribution consisted of $16.5 in cash and approximately $1.4 million in property. In the event that additional financing is required, U.S. Geothermal Inc. is obligated to provide such financing.

NOTE 7 – RECLASSIFICATION OF OPERATING EXPENSES

For reporting purposes, the Company has reclassified, expanded and consolidated certain operating cost line items as originally reported for the fiscal years ended November 30, 2007 and November 24, 2006 to improve comparability with the operating results for the fiscal year ended November 28, 2008. The changes did not affect the net operating loss reported in the fiscal years ended November 30, 2007 and November 24, 2006. The primary purpose of the change originated with the Company’s change in status from a development stage company to an operational entity. The following table summarizes the changes:

	Originally Reported
	for the Year	Reclassified for the
	Ended November	Year Ended
	30, 2007	November 30, 2007

Operating Expenses:
Insurance	$17,858	$17,858
Office and administration	119,231	58,424
Travel and promotion	33,774	33,774
Professional and management fees	458,489	458,489
Plant and well field	201,865	193,041
Salaries and related costs	171,202	171,202
Lease, rent and royalties	-	61,265
Utilities	-	24,450
Depreciation	-	7,855
Interest and bank charges	400	-
Miscellaneous expense	23,539	-
Total operating expenses	$1,026,358	$1,026,358

	Originally Reported	Reclassified for the
	for the Year Ended	Year Ended
	November 24, 2006	November 24, 2006

Operating Expenses:
Insurance	$9,514	$9,514
Office and administration	51,552	100,430
Travel and promotion	27,868	27,868
Professional and management fees	10,971	10,971
Plant and well field	17,820	17,820
Salaries and related costs	79,276	79,276
Interest and bank charges	44,363	-
Miscellaneous expense	4,515	-
Total operating expenses	$245,879	$245,879

NOTE 8 – INCOME TAX

The Company is a Limited Liability Corporation that is treated as a partnership for tax purposes with each of the Members accounting for their share of the tax attributes and liabilities. Accordingly, there are no deferred income tax amounts recorded in these financial statements.